Exhibit (c)(10)

APPRAISAL OF REAL PROPERTY

Upland Town & Country Center 152-158 W. Foothill Boulevard

Upland, San Bernardino County, CA 91786

Latitude: 34.106940 Longitude: -117.653618

IN A SELF-CONTAINED APPRAISAL REPORT

As of December 10, 2010

Prepared For:

Special Committee of the Board of Directors of Wesco Financial Corporation c/o Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3200 Los Angeles, CA 90071

Photograph of Subject Property

Prepared By:

Cushman & Wakefield Western, Inc. Valuation & Advisory 601 South Figueroa Street, 47th Floor Los Angeles, CA 90017-5752 C&W File ID: 10-38021-9027-4

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CUSHMAN & WAKEFIELD

CUSHMAN & WAKEFIELD WESTERN, INC. 601 SOUTH FIGUEROA STREET, 47TH FLOOR LOS ANGELES, CA 90017-5752

December 10, 2010

Special Committee of the Board of Directors of Wesco Financial Corporation c/o Mr. Brian McCarthy

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3200 Los Angeles, CA 90071

Re: Appraisal of Real Property In a Self-Contained Report

Upland Town & Country Center

152-158 W. Foothill Boulevard

Upland, San Bernardino County, CA 91786

C&W File ID: 10-38021-9027-4

Dear Mr. McCarthy:

In fulfillment of our agreement as outlined in the Letter of Engagement, we are pleased to transmit our appraisal of the above property in a self-contained report dated December 10, 2010. The effective date of value is December 10, 2010.

This report is addressed to Special Committee of the Board of Directors of Wesco Financial Corporation c/o Skadden, Arps, Slate, Meagher & Flom LLP and its affiliates. In conformance with your request, we have completed an appraisal of the above referenced property. The appraisal states our opinion of the property’s Market Value subject to various Assumptions and Limiting Conditions set forth in the accompanying report. The physical inspection and analysis that form the basis of the report has been conducted by Justin C Giordani. The accompanying report includes pertinent data secured in our investigation, exhibits and the details of the process used to arrive at our conclusion of value. The appraisal conforms with the Standards of Professional Practice and Code of Professional Ethics of Appraisal Institute, which incorporates the Uniform Standards of Professional Appraisal Practice (USPAP), of the Appraisal Foundation.

MR. BRIAN MCCARTHY

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP DECEMBER 10, 2010 PAGE 2

CUSHMAN & WAKEFIELD WESTERN, INC.

MARKET VALUE AS IS

Based on the agreed to Scope of Work, and as outlined in the report, we developed an opinion that the Market Value of the Leased Fee estate of the above property, subject to the assumptions and limiting conditions, certifications, and extraordinary assumptions, if any, and definitions, “As-Is” on December 10, 2010, was:

ONE MILLION FIFTY THOUSAND DOLLARS

$1,050,000

The value opinion in this report is qualified by certain assumptions, limiting conditions, certifications, and definitions. We particularly call your attention to the extraordinary assumptions and hypothetical conditions listed below.

EXTRAORDINARY ASSUMPTIONS

For a definition of Extraordinary Assumptions please see the Glossary of Terms & Definitions.

1. Throughout this analysis, we have relied on information provided by ownership that we assume to be accurate.

Such information may include, but is not limited to: site and building area measurements, tenant rent roll and leasing information, lease abstract reports, tenant lease documents, ownership’s historical operating statements, and other property specific information. Should any information received be subsequently shown to be erroneous or incorrect, we reserve the right to amend the value conclusions herein. Should a lease audit uncover discrepancies in any pertinent lease terms, it could have an effect on the market value conclusion.

2. The subject property is part of a larger neighborhood shopping center. We assume there are reciprocal easement agreements (“REAs”) for vehicular parking and access and for pedestrian access.

3. The inspection date was December 6, 2010. The date of value is December 10, 2010. It is assumed that the condition of the property was the same on December 10, 2010 as it was on the date of our inspection.

HYPOTHETICAL CONDITIONS

For a definition of Hypothetical Conditions please see the Glossary of Terms & Definitions.

This appraisal does not employ any hypothetical conditions.

MR. BRIAN MCCARTHY

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP DECEMBER 10, 2010 PAGE 3

CUSHMAN & WAKEFIELD WESTERN, INC.

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD WESTERN, INC.

Justin C Giordani Director

CA Certified General Appraiser License No. AG044363 justin.giordani@cushwake.com (213) 955-6401 Office Direct (213) 627-4044 Fax

James W. Myers, MAI Executive Managing Director CA Certified General Appraiser License No. AG002662 jim.myers@cushwake.com (213) 955-6493 Office Direct (213) 627-4044 Fax

RETAIL CENTER CLIENT SATISFACTION SURVEY IV

CLIENT SATISFACTION SURVEY

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The survey is hosted by Surveymonkey.com, an experienced survey software provider. Alternatively, simply print out the survey attached in the Addenda of this report and fax it to (716) 852-0890.

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CUSHMAN & WAKEFIELD

RETAIL CENTER EXECUTIVE SUMMARY V

GENERAL DESCRIPTION

The subject property consists of two retail buildings comprised of 11,763± gross leasable square feet, which are part of a larger neighborhood shopping center, commonly known as Upland Town & Country Shopping Center. Upland Town & Country Shopping Center is located at the southwest corner of Foothill Boulevard and Euclid Avenue in Upland, San Bernardino County, CA. The subject buildings were constructed in 1978 and have corresponding street addresses of 152 W. Foothill Boulevard (single-tenant building) and 154-158 W. Foothill Boulevard (multi-tenant building). In addition to the subject buildings, Upland Town & Country Shopping Center also includes several other commercial/retail buildings that are not part of the subject of this appraisal. These are currently occupied by multiple tenants, including Coco's restaurant, Marshalls, CVS, Bank of America, and Citibank. The property has an asphalt paved parking lot and concrete walkways. The property is well landscaped with trees and shrubs along Foothill Boulevard and in the island sections of the parking areas. Vehicular access is available via two driveways along the south side of Foothill Boulevard, and one along the west side of Euclid Avenue. The subject is currently 100 percent leased on a multi-tenant basis as of the appraisal date.

The following is an executive summary of the information that we present in more detail in the report.

BASIC INFORMATION			
Common Property Name:	Upland Town & Country Center	**Report Type:**	Self-Contained
Address:	152-158 W. Foothill Boulevard	**Interest Appraised:**	Leased Fee
City:	Upland	**Date of Value:**	12/10/10
State:	CA	**Date of Inspection:**	12/6/10
Zip Code:	91786	**Date of Report:**	12/10/10
County:	San Bernardino		
Property Ownership Entity:	MS Property Company		
CW File Reference:	10-38021-9027-4		

SITE INFORMATION			
Land Area Gross SF:	43,170	**Site Utility:**	Average
Land Area Acres:	0.99	**Site Topography:**	Level at street grade
Is there additional Excess Land?	No	**Site Shape:**	Irregularly shaped
Excess Land Area SF:	0	**Frontage:**	Good
Excess Land Area Acres:	0.00	**Access:**	Average
Total Land Area SF:	43,170	**Visibility:**	Average
Total Land Area Acres:	0.99	**Location Rating:**	Average
Flood Zone:	X	**Number of Parking Spaces:**	500
Flood Map Number:	065067-8607H	**Parking Ratio (per 1,000 sf):**	5.28:1
Flood Map Date:	8/28/08	**Parking Type:**	Surface

BUILDING INFORMATION			
Type of Property:	Multi-Tenant Retail	**Actual Age:**	32 Years
Type of Construction:	Wood frame	**Quality:**	Average
Number of Buildings:	2	**Condition:**	Average
Gross Rentable Area:	11,763 SF	**Year Built:**	1978
Number of Stories:	1	**Land to Building Ratio:**	3.67:1
Curable Depreciation:	$0	**Building Construction Class:**	C

MUNICIPAL INFORMATION			
Assessing Authority:	San Bernardino County	**Municipality Governing Zoning:**	City of Upland
Assessor's Parcel Identification:	1046-051-78 and 1046-051-79	**Current Zoning:**	CH(S) - Highway Commercial Zone
Current Tax Year:	2009/2010	**Is current use permitted:**	Yes
Taxable Assessment:	$1,814,234	**Current Use Compliance:**	Complying use
Current Tax Liability:	$19,214	**Zoning Change Applied For:**	No
Taxes per square foot:	$1.63	**Zoning Variance Applied For:**	Not applicable
Are taxes current?	Taxes are current		

HIGHEST & BEST USE	
As Though Vacant:	**As Improved:**
A shopping center developed to the highest density possible and when warranted by demand	A shopping center as it is currently improved

TENANCY INFORMATION			
Tenancy:	Multi-Tenant	**Attained Rent (Occupied Space):**	$9.36
Occupancy %:	100.0%	**Market Rent (Occupied Space):**	$9.86
Occupied Square Feet:	11,763	**Attained Rent is:**	Below market
Number of Tenants in Occupancy:	6	**By this much:**	5.07%

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER EXECUTIVE SUMMARY VI

VALUATION INDICES Market Value As Is

SALES COMPARISON APPROACH

Indicated Value: $1,200,000

Per Square Foot (GLA): $102.01

INCOME CAPITALIZATION APPROACH

Discounted Cash Flow

Projection Period: 11 Years

Holding Period: 10 Years

Terminal Capitalization Rate: 8.25%

Internal Rate of Return: 9.25%

Indicated Value: $1,100,000

Per Square Foot (GLA): $93.51

Direct Capitalization

Net Operating Income (stabilized): $78,152

Capitalization Rate: 7.75%

Indicated Value: $1,008,413

Indicated Value Rounded: $1,000,000

Per Square Foot (GLA): $85.01

Income Capitalization Approach

Indicated Value: $1,050,000

Per Square Foot (GLA): $89.26

FINAL VALUE CONCLUSION

Concluded Value: $1,050,000

Per Square Foot (GLA): $89.26

Implied Capitalization Rate: 7.44%

EXPOSURE TIME

Exposure Time: 9 Months

EXTRAORDINARY ASSUMPTIONS

For a definition of Extraordinary Assumptions please see the Glossary of Terms & Definitions.

1. Throughout this analysis, we have relied on information provided by ownership that we assume to be accurate.

Such information may include, but is not limited to: site and building area measurements, tenant rent roll and leasing information, lease abstract reports, tenant lease documents, ownership’s historical operating statements, and other property specific information. Should any information received be subsequently shown to be erroneous or incorrect, we reserve the right to amend the value conclusions herein. Should a lease audit uncover discrepancies in any pertinent lease terms, it could have an effect on the market value conclusion.

2. The subject property is part of a larger neighborhood shopping center. We assume there are reciprocal easement agreements (“REAs”) for vehicular parking and access and for pedestrian access.

3. The inspection date was December 6, 2010. The date of value is December 10, 2010. It is assumed that the condition of the property was the same on December 10, 2010 as it was on the date of our inspection.

HYPOTHETICAL CONDITIONS

For a definition of Hypothetical Conditions please see the Glossary of Terms & Definitions.

This appraisal does not employ any hypothetical conditions.

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CUSHMAN & WAKEFIELD

RETAIL CENTER AERIAL PHOTOGRAPH VII

AERIAL PHOTOGRAPH

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CUSHMAN & WAKEFIELD

RETAIL CENTER SUBJECT PHOTOGRAPHS VIII

View of subject building 154-158 W. Foothill Boulevard looking southwest.

View of subject building 154-158 W. Foothill Boulevard looking northwest.

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CUSHMAN & WAKEFIELD

RETAIL CENTER SUBJECT PHOTOGRAPHS IX

View of subject building 152 W. Foothill Boulevard looking southeast.

View of subject building 152 W. Foothill Boulevard looking southwest.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER SUBJECT PHOTOGRAPHS X

View looking east along Foothill Boulevard; the subject is on the right.

View looking west along Foothill Boulevard; the subject is on the left.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

RETAIL CENTER SUBJECT PHOTOGRAPHS XI

Rear view of subject building 152 W. Foothill Boulevard.

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CUSHMAN & WAKEFIELD®

RETAIL CENTER TABLE OF CONTENTS

TABLE OF CONTENTS

INTRODUCTION 1

REGIONAL MAP 4

INLAND EMPIRE REGIONAL ANALYSIS 5

LOCAL AREA MAP 15

LOCAL AREA ANALYSIS 16

RETAIL MARKET ANALYSIS 20

SITE DESCRIPTION 40

IMPROVEMENTS DESCRIPTION 43

REAL PROPERTY TAXES AND ASSESSMENTS 46

ZONING 47

HIGHEST AND BEST USE 48

VALUATION PROCESS 50

SALES COMPARISON APPROACH 52

INCOME CAPITALIZATION APPROACH 63

RECONCILIATION AND FINAL VALUE OPINION 87

ASSUMPTIONS AND LIMITING CONDITIONS 89

CERTIFICATION OF APPRAISAL 91

GLOSSARY OF TERMS & DEFINITIONS 92

ADDENDA CONTENTS 95

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

RETAIL CENTER INTRODUCTION 1

INTRODUCTION

SCOPE OF WORK

This appraisal, presented in a self-contained report, is intended to comply with the reporting requirements outlined under the USPAP for a self-contained appraisal report. The report was also prepared to comply with the requirements of the Code of Professional Ethics of the Appraisal Institute.

Cushman & Wakefield Western, Inc. has an internal Quality Control Oversight Program. This Program mandates a “second read” of all appraisals. Assignments prepared and signed solely by designated members (MAIs) are read by another MAI who is not participating in the assignment. Assignments prepared, in whole or in part, by non-designated appraisers require MAI participation, Quality Control Oversight, and signature.

For this assignment, Quality Control Oversight was provided by James W. Myers, MAI. In addition to a qualitative assessment of the appraisal report, James W. Myers, MAI is a signatory to the appraisal report and concurs in the value estimate(s) set forth herein.

The scope of this appraisal required collecting primary and secondary data relevant to the subject property. Improved sales were researched in the subject’s market, rental data was analyzed, and the input of buyers, sellers, brokers, property developers and public officials was considered. A physical inspection of the property was made. In addition, the general regional economy as well as the specifics of the subject’s local area was investigated.

The data have been thoroughly analyzed and confirmed with sources believed to be reliable, leading to the value conclusions in this report. The valuation process used generally accepted market-derived methods and procedures appropriate to the assignment.

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The Cost Approach was not developed because investors do not typically utilize replacement cost as the basis for their investment decisions, for this type of property. The estimate of physical obsolescence is somewhat speculative. In addition, new retail development is not economically feasible in the current recessionary environment.

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RETAIL CENTER INTRODUCTION 2

IDENTIFICATION OF PROPERTY

Common Property Name: Upland Town & Country Center

Location: 152-158 W. Foothill Boulevard

Upland, San Bernardino County, CA 91786

Assessor’s Parcel Numbers: 1046-051-78 and 1046-051-79

Legal Description: Parcel No. 2 and Parcel No. 3 of Parcel Map No. 6064, in the City of Upland, County of San Bernardino, State of California, as per map recorded in Book 64 Pages 81 and 82 of parcel maps, in the office of the county recorder of said county.

PROPERTY OWNERSHIP AND RECENT HISTORY

Current Ownership: MS Property Company

Sale History: To the best of our knowledge, the property has not transferred within the past three years.

The property was purchased by the current owner on December 17, 1993 for an undisclosed amount.

Current Disposition: To the best of our knowledge, the property is not under contract of sale nor is it being marketed for sale.

DATES OF INSPECTION AND VALUATION

Date of Valuation: December 10, 2010

Date of Inspection: December 6, 2010

Property inspection was performed by: Justin C Giordani

CLIENT, INTENDED USE AND USERS OF THE APPRAISAL

Client: Special Committee of the Board of Directors of Wesco Financial Corporation c/o

Skadden, Arps, Slate, Meagher & Flom LLP

Intended Use: This appraisal is intended to provide an opinion of the Market Value of the Leased Fee interest in the property for the use of the client and other intended users in evaluating a possible sale of an interest in the asset. This report is not intended for any other use.

Intended User: This appraisal report was prepared for the exclusive use of Skadden, Arps, Slate, Meagher & Flom LLP; for The Special Committee of the Board of Directors of Wesco Financial Corporation, and for their advisor Greenhill. Use of this report by others is not intended by the appraiser.

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RETAIL CENTER INTRODUCTION 3

EXTRAORDINARY ASSUMPTIONS

1. Throughout this analysis, we have relied on information provided by ownership that we assume to be accurate.

Such information may include, but is not limited to: site and building area measurements, tenant rent roll and leasing information, lease abstract reports, tenant lease documents, ownership’s historical operating statements, and other property specific information. Should any information received be subsequently shown to be erroneous or incorrect, we reserve the right to amend the value conclusions herein. Should a lease audit uncover discrepancies in any pertinent lease terms, it could have an effect on the market value conclusion.

2. The subject property is part of a larger neighborhood shopping center. We assume there are reciprocal easement agreements (“REAs”) for vehicular parking and access and for pedestrian access.

3. The inspection date was December 6, 2010. The date of value is December 10, 2010. It is assumed that the condition of the property was the same on December 10, 2010 as it was on the date of our inspection.

HYPOTHETICAL CONDITIONS

This appraisal does not employ any hypothetical conditions.

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RETAIL CENTER REGIONAL MAP 4

REGIONAL MAP

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RETAIL CENTER REGIONAL ANALYSIS 5

INLAND EMPIRE REGIONAL ANALYSIS

INTRODUCTION

MARKET DEFINITION

The Riverside-San Bernardino-Ontario Metropolitan Statistical Area (Inland Empire) is located in southern California and includes Riverside and San Bernardino Counties. While the metro area covers a vast geographical area, the bulk of the land is desert, and the region’s population is concentrated in the western portion of both counties, adjacent to the population centers of Los Angeles and Orange Counties. The city of Riverside, located in Riverside County, is the largest incorporated area within the MSA.

Inland Empire’s location “Inland” from the Pacific Ocean and the coastal regions of Los Angeles and Orange Counties has dictated its level growth in industry and in community. In comparison to the latter mentioned regions, Inland Empire’s relatively inexpensive land prices combined with an unprecedented supply of vacant land propelled the region into a key distribution and manufacturing center nationally and globally.

Some key points to consider are:

• The Inland Empire evolved as an expansion community of neighboring Orange and Los Angeles Counties. As such, the Inland Empire market is heavily influenced by economic conditions in those counties, which declined significantly since 2008.

• Inland Empire market activity is tied, to a certain degree, to the ports of Long Beach and Los Angeles. The decline in activity at the ports of Los Angeles and Long Beach since the end of 2007 exacerbated recessionary conditions in an already weakened local economy.

The following map depicts the Inland Empire area in relation to the adjacent Los Angeles-Orange County region:

RIVERSIDE, CA

CORE BASED STATISTICAL AREA (CBSA)

CALIFORNIA

Riverside, CA

CBSA

San Bernardino County

Riverside County

Source: Claritas, Inc., Cushman & Wakefield Valuation & Advisory

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

RETAIL CENTER REGIONAL ANALYSIS 6

CURRENT TRENDS

The Inland Empire region is still feeling the residual effects of the national recession and struggling to recover. The region is strengthened, however, by the increase in trade passing through the area’s warehouse and distribution centers due to an increase in port activity in Los Angeles and Long Beach. Economic instability is expected to persist as unstable economic conditions linger across most employment sectors throughout the region, but monthly hiring increases in July 2010 in construction suggest small steps toward economic growth. Projections from Moody’s Economy.com also suggest that the Inland Empire’s status as a secondary, affordable alternative to its neighboring costal regions of Los Angeles and Orange Counties will prove lucrative for future investment prospects as low commercial and residential real estate prices spur an increase in market activity, thus stimulating the region’s economy in the long term.

Further points of consideration are:

• Sectors dependent upon the housing market, such as construction, financial services, insurance, and real estate, have experienced significant reductions in employment despite rising sales prices and a decline in the number of mortgage defaults. Employment in the construction industry experienced the greatest year-over decline between July 2009 and June 2010, down 9,100 jobs.

• Improvements in the housing market signal an approaching recovery, according to Moody’s Economy.com, but weaknesses in new construction and wavering local government income due to declines in tax revenues are major impediments to sustained economic recovery for the Inland Empire.

DEMOGRAPHIC TRENDS

DEMOGRAPHIC CHARACTERISTICS

The Inland Empire’s population is one of the youngest in the country, with a median age of only 31.6 years—more than five years younger than the U.S. median of 36.8 years. Given this very young population, the Inland Empire lags the United States in terms of educational attainment. Only 16.2 percent of the Inland Empire population has a Bachelor’s degree or better compared to 24.7 percent of the United States’ population. However, despite the discrepancy in education, the Inland Empire region exceeds the national levels for average and median household income. Additionally, 22.0 percent of Inland Empire households have annual incomes of $100,000 or more compared to the national level of 19.3 percent.

Some points to consider are:

• The variance in the national and regional levels of education and income suggests that there is a desire in the Inland Empire for a large population of workers with specialized skill sets in sectors like transportation, manufacturing and construction that do not require a postsecondary degree.

• An explanation for the Inland Empire’s young population is the higher quality of living for a lower cost than in the region’s neighboring coastal counties. In order to meet their budgets, young professionals, new families and other traditional first-time homebuyers are looking to the Inland Empire as a reasonable alternative so they can purchase larger homes for more affordable prices.

The following table compares demographic characteristics for the Inland Empire and the United States as of 2009:

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RETAIL CENTER REGIONAL ANALYSIS 7

Demographic Characteristics Riverside, CA CBSA vs. and U.S. 2009 Estimates		
Characteristic	**Inland Empire**	**U.S.**
Median Age (years)	31.6	36.8
Average Annual Household Income	$72,853	$69,376
Median Annual Household Income	$57,036	$51,433
Households by Annual Income Level:		
<$25,000	20.5%	22.9%
$25,000 to $49,999	24.1%	26.0%
$50,000 to $74,999	19.3%	19.6%
$75,000 to $99,999	14.1%	12.3%
$100,000 plus	22.0%	19.3%
Education Breakdown:		
< High School	25.3%	19.4%
High School Graduate	24.9%	28.3%
College < Bachelor Degree	33.7%	27.7%
Bachelor Degree	10.6%	15.8%
Advanced Degree	5.6%	8.9%

Source: Claritas, Inc., Cushman & Wakefield Valuation & Advisory

POPULATION

Population growth in the Inland Empire region has consistently outpaced that of the national average as the favorable climate conditions and the diverse economy of Southern California encouraged an above average number of people to relocate to the region. In fact, population growth for the Inland Empire region reached record levels in recent years as the migration "Inland" from the coastal areas of Southern California increased notably. Skyrocketing land prices, mass congestion, and the world's largest freeway infrastructure helped the region to develop primarily into an extensive "bedroom" community, reinforcing its reliance on the aforementioned markets and establishing the Inland Empire as an affordable, secondary Southern California location.

The following points summarize the region's population growth statistics:

- Inland Empire's population grew at an average annual rate of 2.7 percent between 2000 and 2009, nearly three times the national average rate of 0.8 percent.

- Although forecasts project that the Inland Empire's population growth will increase at an average annual rate of 1.0 percent through 2014 – continuing to outperform the annual rate of 0.8 percent forecast for the United States – the residual effects of the recession and declining employment will result in fewer people migrating to the Inland Empire area overall.

In the following exhibit and all subsequent time-series graphs, please note that the shaded bars indicate the periods of a U.S. economic recession. The chart depicts population growth by year for the United States and Inland Empire from 2000 to 2014:

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RETAIL CENTER REGIONAL ANALYSIS 8

POPULATION GROWTH BY YEAR
Riverside MSA vs. United States, 2000-2014


United States
Riverside, CA
Forecast
Annual Percent Change
4.0%
3.0%
2.0%
1.0%
0.0%
00
01
02
03
04
05
06
07
08
09
10
11
12
13
14

Source: Data Courtesy of Moody's Economy.com and Cushman & Wakefield Valuation & Advisory
Note: Shaded bars indicate periods of recession

Of the two counties that comprise the MSA, the fastest growing in terms of population is currently Riverside County, which has recently surpassed San Bernardino County. This trend is expected to continue through 2014 as Riverside County's population growth is projected to exceed that of San Bernardino County by 1.3 percentage points.

The following table compares population growth trends for the Inland Empire and the United States between 2000 and 2014:

ANNUALIZED POPULATION GROWTH BY PMSA
Riverside-San Bernardino-Ontario MSA
2000-2014

Population (000s)	2000	2010	2014 Forecast	Annual Growth 00-09	Annual Growth 10-14
United States	282,537.7	310,399.1	322,596.2	0.8%	0.8%
Riverside-San Bernardino-Ontario MSA	**3,277.6**	**4,188.7**	**4,353.3**	**2.7%**	**1.0%**
Riverside County	1,559.1	2,163.5	2,306.5	3.5%	1.6%
San Bernardino County	1,718.5	2,025.1	2,046.8	1.8%	0.3%

Source: Data Courtesy of Moody's Economy.com, Cushman & Wakefield Valuation & Advisory

Households

Household formation trends in the Inland Empire region follow closely with trends in the regions population growth. As mentioned earlier, the high quality of life and relative affordability compared to the more desirable coastal areas of Los Angeles and Orange County helps maintain above average growth. While household formation trends appear to mirror overall population gains, household growth is expected to rise above population growth levels over the next five year period, as the number of people occupying a single housing unit is expected to increase more rapidly than the overall population. This trend of household formation, an increase that is higher than population growth, can be traced to such sociological factors as longer life expectancies, increasing divorce rates, and young professionals postponing marriage.

Further considerations are as follows:

VALUATION & ADVISORY

RETAIL CENTER REGIONAL ANALYSIS 9

• Household growth since 2000 averaged 2.6 percent, almost three times greater than the national average ten-year growth at 1.0 percent as a result of the Inland Empire’s rapid growth between 2000 and 2007.

• The projected household growth rate is forecasted to remain above the national average at 1.4 percent over the next five years compared to 1.2 percent for the nation as the Inland Empire stabilizes after a long period of growth followed by a devastating recession.

The following graph compares historical and projected population growth between the Inland Empire MSA and United States:

HOUSEHOLD FORMATION BY YEAR

Inland Empire MSA vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

ECONOMIC TRENDS

GROSS METRO PRODUCT

The Inland Empire’s Gross Metro Product (GMP) growth has generally outpaced that of the United States, but has slowed considerably since peaking in 2004. According to the data supplied by Moody’s Eonomy.com, in terms of annual GMP the region experienced negative 1.9 percent growth during 2008, compared to positive 0.2 percent growth in 2007 and 4.6 percent growth in 2006. GDP growth in 2009 slowed even further to a rate of negative 2.4 percent. Moody’s Economy.com anticipates that the market will see some recovery by the end of 2010 with an expected growth rate of 2.8 percent.

Further considerations on the Gross Metro Product include:

• The Inland Empire’s GMP averaged an impressive 4.0 percent annual growth between 2000 and 2009, just over double the nation’s 1.8 percent average rate over the same period.

• The Inland Empire’s GMP growth is forecast to decelerate to an average annual rate of 3.7 percent in the next five years ending in 2014, but it will continue surpass the 3.4 percent annual growth projected for the nation as the region continues to recover from the national recession.

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RETAIL CENTER REGIONAL ANALYSIS 10

The chart below compares the real growth product of the United States and the Inland Empire for the years 2000-2014:

REAL GROSS PRODUCT GROWTH BY YEAR

Riverside, MSA vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

EMPLOYMENT GROWTH

Over the last decade, the Riverside-San Bernardino-Ontario MSA consistently ranked among the nation’s top metro areas in total employment growth. Job growth has decreased, however, especially in those sectors affiliated with the housing sector due to the unstable economic conditions. Construction recorded the greatest annual loss of employment in the Inland Empire with 9,100 jobs cut between July 2009 and July 2010, but recorded the only monthly gain between June and July 2010, according to the State of California Employment Development Department.

Notable points worth mentioning include:

• Federal stimulus funds allocated to infrastructure construction in the Inland Empire have contributed to the monthly increase in construction employment.

• Employment growth (non-farm) in the Inland Empire averaged 1.9 percent annually between 2000 and 2009, 1.8 percentage points above the national growth rate of 0.1 percent for the same period.

• Moody’s Economy.com anticipates that total employment growth in the Inland Empire will slow to an annualized rate of 1.5 percent between 2010 and 2014, below the 1.8 percent annual rate projected for the United States.

The following chart depicts the relationship between employment growth and unemployment in the United States and the Inland Empire from 2000 to 2014:

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RETAIL CENTER REGIONAL ANALYSIS 11

TOTAL EMPLOYMENT GROWTH BY YEAR

Riverside, MSA vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

UNEMPLOYMENT

The national unemployment rate reached 9.5 percent in July 2010 with the number of unemployed persons totaling 14.6 million, according to the United States Bureau of Labor Statistics. The Riverside-San Bernardino-Ontario MSA unemployment rate reached 15.1 percent in July 2010 according to the State of California Employment Development Department. This rate reflects an increase of 70 basis points over Inland Empire’s June 2010 unemployment rate of 14.4 percent. The region has lost 22,800 non-farm payroll jobs in the twelve months ending July 2010, with notable losses in the government, retail, and trade/transportation and utilities sectors. The mining and logging sector reported the only year-over gain, but the educational and health services sectors did not lose any jobs.

Further considerations include:

• The annual unemployment rate for the Inland Empire MSA in 2009 averaged 13.3 percent, higher than the nation’s average annual 2009 unemployment rate of 9.3 percent.

• The region’s average unemployment rate is expected to reach 14.8 percent by year-end 2010 due to Inland Empire’s lingering recessionary conditions. Moody’s Economy.com expects that the unemployment rate will slowly trend downward through 2014 leveling out around 9.9 percent.

• The influence of port activity in Long Beach and Los Angeles accounts for the variance in unemployment compared to national and state levels. The twin ports witnessed an 8.5 percent decline in the total container volume in 2008 and another 19.0 percent decline as of year-end 2009, thus negatively impacting employment in the wholesale and logistics sectors in the Inland Empire region. There has been a year-over-year increase of 17.1 percent, however, in the twelve months ending in June 2010.

The following graph compares historical and projected unemployment levels for the Inland Empire MSA, the state of California and the United States:

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RETAIL CENTER REGIONAL ANALYSIS 12

UNEMPLOYMENT RATE BY YEAR

Inland Empire MSA vs. California vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

*Second Quarter 2010 Data

EMPLOYMENT DISTRIBUTION

The Inland Empire employment base has traditionally been dominated by the trade, transportation and utilities, construction, and government sectors. The region’s extensive supply of land for warehousing and residential development provided a suitable alternative to the lack of available space and the subsequent skyrocketing land values along the more desirable coastal areas of Southern California, thus enabling the trade, transportation and construction industries to grow extensively over the past decade.

Additional considerations regarding employment distribution include:

• Employment in the construction sector accounts for approximately 5.2 percent of overall employment in the Inland Empire compared to 4.3 percent for the nation. The construction sector declined rapidly in 2007, and is projected to increase slowly throughout the second half 2010, finally showing positive growth in 2011.

• The government sector offers some stability to offset the volatility in the cyclical sectors of the Inland Empire economy with a 20.4 percent share of all employment.

• The Inland Empire’s largest sector, trade, transportation and utilities, maintains a 24.0 percent share of all employment. This segment of the economy is driven by the warehouse/logistics industry and supported by the region’s solid transportation infrastructure.

The chart below compares employment concentration estimates by sector for the United States and the Inland Empire:

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RETAIL CENTER REGIONAL ANALYSIS 13

EMPLOYMENT BY SECTOR Riverside MSA vs. United States 2009 Estimates

Construction

Manufacturing

Trade, Transportation & Utilities

Information

Financial Activities

Professional & Business Services

Education & Health Services

Leisure & Hospitality

Other Services (except Govt.)

Government

United States Riverside, CA

0% 5% 10% 15% 20% 25%

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

MAJOR EMPLOYERS

Inland Empire’s top three private employers, in terms of staff are Stater Bros. Markets with 18,000 employees, Arrowhead Regional Medical center totaling 18,000 employees and the County of Riverside, also with 18,000 employed in the region. Riverside and San Bernardino Counties, however, are not listed on the table below as they are government employers. There are two Fortune 1000 companies headquartered in the Inland Empire region: 1) Stater Bros. Markets, ranked 59th in the state of California and 580th in the nation, and 2) Watson Pharmaceuticals, ranked 77th in California and 769th in the nation.

Further points for consideration are:

• Educational and health services sector is the largest growing employment sector in the Inland Empire according to the State of California Employment Development Department. This sector represents six out of the ten largest private employers in the region.

• Long-term projections from Moody’s Economy.com state that the Inland Empire’s growing global transportation system will transform the composition of major employers, especially in terms of manufacturers.

The table below highlights the ten largest private employers (by number of employees) in the Inland Empire region:

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RETAIL CENTER REGIONAL ANALYSIS 14

Largest Private Employers Riverside-San Bernardino-Ontario, CA		
Company	No. of Employees	Business Type
Stater Bros. Markets	18,000	Retail
Arrowhead Regional Medical Center	18,000	Medical
Abbott Vascular	12,000	Medical
San Bernardino City Unified School District	8,574	Education
Ontario International Airport	7,510	Transportation
University of California, Riverside	6,657	Education
Claremont Colleges	6,500	Education
Kaiser Permanente	5,682	Insurance
Riverside Unified School District	5,099	Education
Pechanga Resort & Casino	4,800	Hospitality

Source: San Bernardino Area Chamber of Commerce, Cushman & Wakefield Valuation & Advisory

CONCLUSION

The Inland Empire region offers vast amounts of available land for future growth complemented by a strategic west coast location. The area's sophisticated transportation infrastructure and highly-skilled workforce produces a desirable environment for businesses looking to emigrate from the crowed coastal markets to a more affordable area. The lingering effects of the recession, however, will continue to drastically affect the short-term outlook for the region driven in large part by the fractured housing market. Although the short-term projections paint a darker picture, the Inland Empire is expected to see slight improvement throughout the second half of 2010 before escalating to a faster pace of growth in 2011.

Final thoughts:

- The region's available land and low rates will drive economic growth in the long term, despite the near-term problems facing the local economy. Cost savings will lure firms to the Inland Empire area as office and industrial space costs are less expensive than the crowded coastal markets.

The Inland Empire will have strong long-term growth, according to Moody's Economy.com, but the region will continue to be outperformed by its more affluent neighbors in terms of income and in its ability to attract high-value industries because of discrepancies in labor force quality.

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RETAIL CENTER LOCAL AREA MAP 15

LOCAL AREA MAP

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RETAIL CENTER LOCAL AREA ANALYSIS 16

LOCAL AREA ANALYSIS

LOCATION

The subject property is located in the city of Upland, which is located in southwest San Bernardino County in the Inland Empire region of Southern California. The city of Upland is bounded by the cities of Ontario to the south, Montclair to the southwest, Claremont to the west, and Rancho Cucamonga to the east. It generally extends from the foot of the San Gabriel Mountains on the north to the San Bernardino 10 Freeway on the south, and from the Cucamonga Creek on the east to Mills Avenue on the west. Upland is 20 miles west of the San Bernardino Civic Center and 35 miles east of the Los Angeles Civic Center. The city covers approximately 15.1 square miles, or 9,664 acres and was incorporated in 1906, after previously being named North Ontario. The area that was once primarily agricultural in nature has developed into a residential and retail community consisting of single-family, multi-family, commercial and retail developments.

ACCESS AND TRANSPORTATION

The Inland Empire Metropolitan Area is served by a freeway network which includes the freeways detailed below.

Interstate 15 Ontario Freeway

I-15 is a north/south freeway starting about 90 miles south of Riverside in the City of San Diego, travels through Nevada, Utah and Idaho ending at the Canadian border. This freeway is a major trucking route leading north out of the Inland Empire region to Barstow, Las Vegas and points beyond.

Interstate 10 San Bernardino Freeway

I-10 is an east/west freeway starting in Los Angeles to the west, passing through Palm Springs and Phoenix, and ending in Las Cruces, New Mexico in the east. It is a major thoroughfare for traffic between Southern California and Arizona. It is also one of the most heavily traveled trucking routes in the Southwest US.

State Route 60 Pomona Freeway

SR 60 is an east/west freeway that merges with Interstate 10 about 25 miles east of Riverside and again with Interstate 10 near downtown Los Angeles. In between, it connects to many north/south freeways.

State Route 91 Riverside Freeway

SR 91 is an east/west freeway that connects the Inland Empire with Orange County and the southern part of Los Angeles County. It is often identified as being one of the most heavily traveled freeways in the nation. Primarily serving to connect commuters to Orange County, morning and evening commute times can take up to 2 hours for this 20 mile stretch of freeway. It connects many north/south freeways.

State Route 210 Foothill Freeway

SR 210 is a bypass freeway (companion freeway) that was recently completed to relieve congestion on I-10. It is an east/west freeway connecting northern San Fernando Valley to the Inland Empire. This freeway generally extends along the foothills through communities of Sylmar in the west to San Bernardino in the east.

Highway 71 Chino Valley Freeway

Highway 71 - extends northward from State Route 91 to I-10 is the newly widened Chino Valley Freeway. The freeway, formerly a narrow two lane highway, was upgraded to accommodate increased traffic resulting from massive residential development over the past two decades.

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RETAIL CENTER LOCAL AREA ANALYSIS 17

Upland has good access to the San Bernardino (10) Freeway, the major east/west freeway through the Inland Empire region. The 10 Freeway provides direct access to the majority of major freeways in the Southern California region. The Ontario (15) Freeway extends in a north/south direction through the eastern portion of the city. The Foothill (210) Freeway extends in an east/west through the northern portion of Upland and connects the northern San Fernando Valley to the Inland Empire.

The city of Upland has a relatively well-developed system of surface arterials, which provides access to all points within the city. Major north/south streets through the city include, from west to east, Grove Avenue, Euclid Avenue and Mountain Avenue. Major east/west streets, from north to south, include 19th Street, Baseline Road, Foothill Boulevard, Arrow Route, and 6th Street.

Running through the region is the BNSF railway, formerly known as the Burlington Northern and Santa Fe Railway. This connects the Inland Empire to the deep water ports of Long Beach and San Pedro about 50 miles to the west. Metrolink stations are situated in nearby Ontario and Upland connecting the area with much of the Greater Los Angeles area, Orange County and the San Fernando Valley. Public bus transportation is provided by Omnitrans.

Ontario International Airport (ONT) is the single most significant transportation facility in Ontario. It is the center of a maturing freight movement system that includes the airport, two railroads, four major freeways, and an expanding network of freight forwarders. Ontario International Airport is also a medium-hub, full-service airport with commercial jet service to major U.S. cities and through service to many international destinations. It serves a population of six million people living in San Bernardino and Riverside Counties, and portions of north Orange County and east Los Angeles County. Passenger traffic at Ontario International Airport had been increasing steadily until the recession impacted air travel. Airlines that operate from the airport include Southwest, Delta, American, America West, Alaska, United, Continental, Northwest, Skywest, JetBlue, and AeroMexico.

The “new” Ontario International Airport opened in September 1998 after a $270 million expansion project created two new terminals totaling 530,000 square feet. The new addition is eight times larger than the former terminal and can accommodate up to ten million passengers a year. Additional improvements of the project included a new ground transportation center, an additional parking lot and new roadway system, airfield improvements, landscaping, and a site storm-drain system. The current recession has significantly diminished both passenger and cargo traffic in and out of the airport and all international flights have been cancelled.

Upland’s proximity to the Ontario International Airport is advantageous, particularly given the congestion and difficult access of Los Angeles International Airport and John Wayne International Airport in Orange County.

LOCAL ACCESS AND TRANSPORTATION

The subject property is located at the southwest corner of Foothill Boulevard and Euclid Avenue in the central portion of Upland. The site is accessible via the Foothill (210), and San Bernardino (10) Freeways. The San Bernardino (10) Freeway is situated approximately one mile to the south, with on and off-ramps situated at Euclid Avenue, and the Foothill (210) Freeway is situated approximately two miles to the north, with on and off-ramps situated at Mountain Avenue. The Ontario (15) Freeway is located approximately six miles east of the site, and is accessible via a full freeway interchange with the Foothill (210) and San Bernardino (10) Freeways. Overall, the subject property has average to good regional (freeway) and local (street) access.

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RETAIL CENTER LOCAL AREA ANALYSIS 18

CITY OF UPLAND MAJOR EMPLOYERS

MAJOR EMPLOYERS

Employer Approx. Employees

San Antonio Community Hospital 2,000

Upland Unified School District 1,009

The Home Depot 351

City of Upland 336

Wal-Mart 269

VCI Telecom 202

Vons 155

Westwood College 153

Albertsons 146

Lowe’s 130

Source: City of Upland

NEIGHBORHOOD INFLUENCES

The Victoria Gardens Mall is located in nearby Rancho Cucamonga at the I-15 Freeway and Foothill Blvd. This newer 1.25 million square foot mall is home to many national anchor retailers, national restaurants as well as small retail shops situated in a low density art deco designed center. The mall offers tenants in the subject property shopping and dining alternatives within a short walk across the street.

The California Speedway is located in unincorporated San Bernardino near the City of Fontana on the other side of the 15 Freeway. The California Speedway is a $120 million state of the art racing facility that opened in 1997. It has a two-mile oval track and a total site area of 529 acres. Additionally, the track has it’s own Metrolink train station which serves the track during large racing events. The track is host to numerous automobile racing events including NASCAR and Indy racing events during the year, as well as four different driving schools.

The Ontario Mills Shopping Center (southeast corner of 4th Street and Milliken Ave. in the City of Ontario) is nearby and represents a 1.7 million square foot regional mall with numerous anchor tenants and retail shops. In addition, the Terra Vista Town Center is located in Rancho Cucamonga at the northeast corner of Haven Avenue and Foothill Boulevard. The Empire Lakes Golf course is located within the city limits near 6th Street and Milliken Ave.

The Ontario Convention Center is located near the airport along Vineyard Ave. in the City of Ontario. The modern state of the art convention facility hosts many trade shows, corporate meetings, and conferences throughout the year bringing thousands of visitors whom utilize local services and hotels. The facility consists of a 70,000 square foot exhibit hall and 20,000 square foot ballroom.

The Citizens Business Bank Arena is an 11,000 seat entertainment and sports arena in Ontario along Concourse Avenue. The project was completed in 2008 and hosts a variety of sporting events and music concerts. This 130 million dollar project will eventually be surrounded by a full service hotel as part of the Piedmonte project.

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RETAIL CENTER LOCAL AREA ANALYSIS 19

THE SUBJECT’S IMMEDIATE ENVIRONS

The subject’s immediate surroundings are as follows:

North:

Directly north of the subject land uses generally consist of neighborhood and community shopping centers along Foothill Boulevard. Land uses north of Foothill Boulevard, south of the Foothill (210) Freeway generally consist of residential neighborhoods comprised of good quality single-family homes.

South:

South of the subject property, north of the San Bernardino (10) Freeway land uses generally consist of residential neighborhoods comprised of a mix of single and multi-family residential uses. Approximately three quarters of a mile south of the subject is Western Christian High School.

East:

East of the subject land uses generally consist of neighborhood and community shopping centers along Foothill Boulevard with residential uses on the secondary streets further east.

West:

West of the subject, land uses also generally consist of neighborhood and community shopping centers along Foothill Boulevard. In addition, Upland High School is located approximately one block west of the subject property at the southwest corner of San Antonio Avenue and Foothill Boulevard.

Overall, the subject’s immediate surroundings provide an accessible, well-planned retail setting for the subject property.

CONCLUSION

Overall, the city is well suited for most land uses with a middle income population with good growth potential and an ample supply of housing, relative to the area. The region in general has a favorable balance of white and blue-collar workers. The subject’s locational influences on value are considered to be most supportive of land uses that conform to the local area’s retail/commercial nature along the major thoroughfares. The lack of available finished sites in the area indicates that the area is built-up and mature, with limited opportunities for new construction. And finally, despite the presence of some negative factors (primarily due to the current recession), the city, county and state influences on the subject property’s long-term value are positive overall.

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RETAIL CENTER RETAIL MARKET ANALYSIS 20

RETAIL MARKET ANALYSIS

OVERVIEW

A variety of factors influence the performance of a property in the market. In this section we provide an in-depth analysis of both the market in which the subject property competes and its position within that market. Our analysis begins by defining the subject’s property type so that it can be understood in the context of the local retail structure. This competitive set is then analyzed in detail. Next, we thoroughly review current market statistics such as supply, absorption, vacancy, effective rental rates and new and proposed construction. Having quantified these components, we then determine a reasonable trading area for the subject based on highway accessibility, geographic constraints and area growth patterns including planned infrastructure improvements. We finish our Retail Market Analysis by examining the underlying demographic indices that define the trade area such as population, household income and retail sales potential. Comparisons are made to larger study areas such as the CBSA, state and U.S. as a whole in order to place the historical and prospective performance of the subject trade area in context.

The subject is best described as strip retail space within a Neighborhood Center. Neighborhood centers reflect a convenience concept and typically encompass 30,000 to 150,000 square feet of GLA, including anchors, on three to five acres. They will typically have one or more anchors (supermarket) with a 30 to 50 percent anchor ratio and a primary trade area of three miles.

NATIONAL RETAIL MARKET ANALYSIS

INTRODUCTION

Signs of recovery are building momentum in the retail market following a year of unprecedented challenges. Consumers remain wary of the strength of the recovery, but are showing a renewed willingness to spend as the job market stabilizes. Retail sales, the largest single component of the U.S. economy, grew by 6.2 percent year-over-year in the first ten months of 2010. This sustained improvement led the International Council of Shopping Centers to forecast the strongest holiday season since 2006.

The upswing in retail sales and thawing capital markets have provided a much needed boost to investment in shopping centers and other retail assets. Transactions of retail properties in the first three quarters of 2010, as reported by Real Capital Analytics (RCA), totaled $11.9 billion, a 77.8 percent increase from the similar period in 2009. Market experts we have surveyed are hopeful that the improvement in consumer fundamentals will provide continued support for the recovery.

NATIONAL RETAIL INVESTMENT SALES MARKET

Improving consumer fundamentals and better access to credit have led to a sustained increase in transaction activity over the course of the year. As more investors return to the market, there is evidence that capitalization rates (OARs) are compressing. The Korpacz Real Estate Investor Survey published by PricewaterhouseCoopers reports that national power center and strip shopping center OARs bottomed in third quarter of 2007 at an average of 7.0 percent and 7.2 percent, respectively. Regional mall cap rates reached a low of 6.7 percent in the first quarter of 2008.

In the third quarter of 2010, national power center OARs averaged 8.4 percent, strip shopping center OARs averaged 8.1 percent, and regional mall OARs averaged 7.8 percent. Regional mall and strip center OARs decreased by 12 and 29 basis points, respectively, during the quarter. Capitalization rates for power centers decreased by 32 basis points. Higher-quality assets in primary urban and suburban markets are viewed most

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RETAIL CENTER RETAIL MARKET ANALYSIS 21

favorably by investors. Market conditions for assets falling below this profile remain weak, but have begun to moderate as confidence returns to the market.

The following graph depicts national retail capitalization rates by property type since 2008:

NATIONAL RETAIL CAP RATES

9.0% 8.5% 8.0% 7.5% 7.0% 6.5% 6.0%

National Power Center National Regional Mall National Strip Shopping Center

1Q 08 2Q 08 3Q 08 4Q 08 1Q 09 2Q 09 3Q 09 4Q 09 1Q 10 2Q 10 3Q 10

Source: Korpacz Real Estate Investor Survey

The gradual resurgence of Commercial Mortgage Backed Securities (CMBS) has contributed to the increase in transaction activity. At its peak in 2007, CMBS issuance totaled $230.0 billion in the United States. Retail assets accounted for approximately one-third of total CMBS volume. Funding plunged in the midst of the financial crisis beginning in late 2008. Total CMBS issuance in 2008 was $12.0 billion, followed by a mere $3.0 billion in 2009. As investors return to the market, issuance is on track to reach between $10.0 and $15.0 billion in 2010.

A recent report by Bank of America/Merrill Lynch Global Research lends additional support to the recent compression of capitalization rates. The report compares the movement of implied commercial real estate cap rates to that of the 10-Year Treasury and BAA rated bond yields. Cap rates and bond yields jumped sharply during the height of the financial crisis at year-end 2008. Rates have now fallen significantly as confidence returns to the market. As of June 2010, implied shopping center and regional mall cap rates decreased by 177 basis points and 190 basis points, respectively year-over-year. Implied cap rates for both property types are at the lowest level since June 2008.

The following graph compares cap rates, bond yields, and the 10-Year Treasury since December 2002:

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RETAIL CENTER RETAIL MARKET ANALYSIS 22

REIT IMPLIED CAP RATES

12% 10% 8% 6% 4% 2% 0%

Shopping Center REITs 10-Year Treasury

Regional Mall REITs BAA Bond Yields

Dec-02 Nov-03 Nov-04 Nov-05 Nov-06 Nov-07 Nov-08 Nov-09

Source: BofA Merril Lynch Global Research

As noted, transactions of retail properties in the first three quarters of 2010 totaled $11.9 billion, a 77.8 percent increase from the similar period in 2009. Total volume in 2009 fell by 36.1 percent from 2008. For comparison, annual retail transaction volume between 2004 and 2007 averaged $53.5 billion. Quarterly transaction volume fell by an average compounded rate of 30.1 percent from the fourth quarter of 2007 through the first quarter of 2009 due to buyers sitting back and the inability to obtain financing.

The following graph displays annual retail sales volume since 2001:

ANNUAL RETAIL TRANSACTION VOLUME

$70 $60 $50 $40

$30 $20 $10

$0

$12.5

$26.5

$31.3

$47.2

$51.8

$51.8

$63.3

$20.3

$13.1

$11.9

2001 2002 2003 2004 2005 2006 2007 2008 2009 1Q-3Q

Source: Real Capital Analytics, Inc.

2010

Note: Data excludes transactions less than $5.0 million,

The Moody’s/REAL Commercial Property Index (CPPI) is a periodic same price change index of U.S. commercial investment properties. Developed by MIT’s Center for Real Estate in conjunction with a consortium of firms including Real Estate Analytic, LLC (REAL), the index tracks price changes based on documented prices in completed, contemporary property transactions.

In August 2010, the CPPI measured a decrease of 3.3 percent from the prior month and a 7.6 percent drop on a year-over-year basis. Currently at 105.4, the index is now 44.2 percent below the peak measured in the third quarter of 2007. The index will likely continue to decline as distressed sales activity continues throughout 2010.

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RETAIL CENTER RETAIL MARKET ANALYSIS 23

The following graph displays the quarterly CPPI Index between 2001 and August 2010:

MOODY’S/REAL COMMERCIAL PROPERTY PRICE INDEX

200 180 160 140 120 100 80

National Aggregate National Retail

2001 2002 2003 2004 2005 2006 2007 2008 2009 2010

Source: MIT Center for Real Estate - http://mit.edu/cre and Real Capital Analytics (RCA) - http://www.rcanalytics.com

The retail market has experienced similar declines to the CPPI Index. In this low-transaction environment, the price per square foot average is likely to be skewed as investors flee to higher-quality assets. In comparison to sales volume, the average retail price per square foot also trended downward rapidly before hinting at stability in recent months. Between 2003, when the market picked up after the last recession, and 2008, the average price per square foot for retail assets increased by 53.4 percent. At $139 per square foot, pricing through 3Q 2010 reached the lowest level since 2003.

The following graph reflects the historical average price per square foot for retail assets as surveyed by RCA:

NATIONAL AVERAGE PRICE PER SQUARE FOOT

$225 $200 $175 $150 $125 $100 $75

Mall & Other Strip Total Retail

2001 2002 2003 2004 2005 2006 2007 2008 2009 1Q-3Q

Source: Real Capital Analytics, Inc. 2010

NATIONAL RETAIL MARKET SUMMARY

Through the third quarter 2010 the retail market continues to show clear signals of recovery. Retail sales are increasing, tenant rent concessions have abated, and new leasing is beginning to get done. However, given the record decline in retail sales, continued weakness in the credit markets, and glut of supply, investment will remain challenged for much of the year. Federal Reserve Chairman Ben Bernanke commented on September 15, 2009 that the recession was “very likely over at this point.” Mr. Bernanke’s statement was validated by the National Bureau of Economic Research, which declared an official end to the recession in June 2009.

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RETAIL CENTER RETAIL MARKET ANALYSIS 24

For many consumers the recovery remains tenuous, at best. Consumer sentiment, as measured by the University of Michigan/Reuters survey in October 2010, was down by 4.1 percent year-over-year. Confidence has declined since the start of 2010 mainly due to a weaker outlook for economic growth during the years ahead. It will indeed take years for consumers’ balance sheets to recover and to return potential spending growth to pre-recession levels. However, we are hopeful that the recent signs of life from consumers will establish a foundation for a meaningful, yet protracted, recovery through the balance of the year.

REGIONAL & LOCAL RETAIL MARKET OVERVIEW

INTRODUCTION

Data for the analysis of the San Bernardino/Riverside Retail market was provided by Reis, Inc., a leading provider of multifamily and commercial real estate performance information since 1980. Their proprietary database includes trends, forecasts, news and analyses for approximately 200,000 multifamily and commercial properties in 232 metropolitan markets (4 property types multiplied by 58 metropolitan areas) and roughly 2,500 submarkets.

Current and historical figures are compiled by highly qualified industry analysts. Surveyors, as they are called, are responsible for gathering information on property availabilities, rents and lease terms, etc. by directly contacting owners, managers and leasing agents. Projected data is calculated using a suite of economic forecasting models developed by The Economic Research Group, a team led by Ph.D. economists.

Reis’ data are released on a quarterly basis, and is widely recognized as a fundamental tool for appraisers throughout the country.

SAN BERNARDINO/RIVERSIDE RETAIL MARKET

Reis, Inc. classifies the San Bernardino/Riverside Retail market into six submarkets, and segregates inventory by type of space (community versus neighborhood shopping centers). The subject lies in the Rancho Cucamonga/Chino submarket of San Bernardino/Riverside.

SUBMARKET SNAPSHOT

The San Bernardino/Riverside Retail market contains 50,723,000 square feet of space. Moreno Valley/Riverside/Corona is the largest submarket, comprising 20.2 percent of the area’s total inventory. Victorville is the smallest submarket with 8.7 percent of total inventory. The subject submarket contains 9,915,000 square feet, or 19.5 percent of the region’s inventory.

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RETAIL CENTER RETAIL MARKET ANALYSIS 25

The following table presents the geographic distribution of inventory, along with other statistical information for the most recent quarter.

GEOGRAPHIC DISTRIBUTION OF INVENTORY						
Submarket	Community Neighborhood	Inventory (SF)	% Total	Vacancy Rate (%)	Net Absorption	Asking Rent ($/SF)
Colton/Redlands/San Bernardino	C	5,327,000	10.5	7.9	-11,000	$19.10
Colton/Redlands/San Bernardino	N	3,928,000	7.7	10.6	12,000	$17.12
Colton/Redlands/San Bernardino	**NC**	**9,255,000**	**18.2**	**9.0**	**1,000**	**$18.26**
Moreno Valley/Riverside/Corona	C	5,747,000	11.3	7.2	17,000	$22.31
Moreno Valley/Riverside/Corona	N	4,494,000	8.9	8.1	27,000	$18.05
Moreno Valley/Riverside/Corona	**NC**	**10,241,000**	**20.2**	**7.6**	**44,000**	**$20.44**
Palm Desert	C	4,438,000	8.7	15.2	-59,000	$25.06
Palm Desert	N	3,317,000	6.5	12.2	-7,000	$25.09
Palm Desert	**NC**	**7,755,000**	**15.3**	**13.9**	**-66,000**	**$25.07**
Rancho Cucamonga/Chino	C	5,016,000	9.9	10.4	-66,000	$23.68
Rancho Cucamonga/Chino	N	4,899,000	9.7	11.3	19,000	$20.60
Rancho Cucamonga/Chino	**NC**	**9,915,000**	**19.5**	**10.8**	**-47,000**	**$22.16**
South Riverside County	C	5,531,000	10.9	9.7	86,000	$21.76
South Riverside County	N	3,593,000	7.1	12.9	4,000	$19.97
South Riverside County	**NC**	**9,124,000**	**18.0**	**11.0**	**90,000**	**$21.06**
Victorville	C	2,810,000	5.5	7.3	6,000	$17.51
Victorville	N	1,623,000	3.2	7.1	-8,000	$15.58
Victorville	**NC**	**4,433,000**	**8.7**	**7.2**	**-2,000**	**$16.80**
Total Community	C	28,869,000	56.9	9.6	-27,000	$21.81
Total Neighborhood	N	21,854,000	43.1	10.6	47,000	$19.66
Total/Average	**NC**	**50,723,000**	**100.0**	**10.0**	**20,000**	**$20.88**

Source:
© Reis, Inc. 2010
Reprinted with the permission of Reis, Inc.
All Rights reserved.

As of third quarter 2010, the overall vacancy rate for the region was 10.0 percent. Palm Desert has the highest overall vacancy rate of 13.9 percent, while Victorville has the lowest vacancy of 7.2 percent. The subject's Rancho Cucamonga/Chino submarket has a vacancy rate of 10.8 percent.

The average asking rental rate for all types of space in the region is $20.88 per square foot. The highest average asking rent of $25.07 per square foot is being achieved in Palm Desert. Conversely, the lowest rent is being achieved in Victorville at $16.80 per square foot. The subject's Rancho Cucamonga/Chino submarket has an average asking rental rate of $22.16 per square foot.

Community shopping centers constitute 56.9 percent of existing inventory and are exhibiting a lower vacancy rate (9.6 percent) than Neighborhood centers (10.6 percent) and higher average asking rents of $21.81 versus $19.66 per square foot.

Construction Completions

Between 2005 and 2009 a total of 6,911,000 square feet of space was completed, or an average of 1,382,200 square feet per year. A total of 176,000 square feet of space was completed as of third quarter 2010. Over the next five years, Reis projects that an additional 2,729,000 square feet of new space will be completed in the San Bernardino/Riverside market.

In the Rancho Cucamonga/Chino submarket, a total of 1,024,000 square feet of space was completed between 2005 and 2009, or an average of 204,800 square feet per year. This equates to 14.8 percent of new construction for the region. Over the next five years, Reis projects that an additional 584,000 square feet of new space will be completed in the Rancho Cucamonga/Chino submarket.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER RETAIL MARKET ANALYSIS 26

The following table presents historical inventory and projected completions for the region and subject submarket.

HISTORICAL AND PROJECTED INVENTORY & COMPLETIONS (SF)

	San Bernardino/Riverside					Rancho Cucamonga/Chino					
Year	Inventory Community	Completions	Inventory Neighborhood	Completions	Total Completions	Inventory Community	Completions	Inventory Neighborhood	Completions	Total Completions	% of Region
2005	26,128,000	580,000	18,752,000	696,000	1,276,000	4,826,000	15,000	4,240,000	160,000	175,000	13.7%
2006	27,644,000	1,516,000	20,106,000	1,354,000	2,870,000	4,826,000	0	4,509,000	269,000	269,000	9.4%
2007	28,313,000	669,000	20,890,000	784,000	1,453,000	5,016,000	190,000	4,709,000	200,000	390,000	26.8%
2008	28,702,000	389,000	21,520,000	630,000	1,019,000	5,016,000	0	4,851,000	142,000	142,000	13.9%
2009	28,702,000	0	21,813,000	293,000	293,000	5,016,000	0	4,899,000	48,000	48,000	16.4%
3Q10	28,869,000	167,000	21,854,000	9,000	176,000	5,016,000	0	4,899,000	0	0	0.0%
2010	---	---	---	---	208,000	---	---	---	---	0	0.0%
2011	---	---	---	---	372,000	---	---	---	---	65,000	17.5%
2012	---	---	---	---	614,000	---	---	---	---	130,000	21.2%
2013	---	---	---	---	687,000	---	---	---	---	154,000	22.4%
2014	---	---	---	---	848,000	---	---	---	---	235,000	27.7%
2005-2009											
Total Completions		3,154,000		3,757,000	6,911,000		205,000		819,000	1,024,000	
Annual Average		630,800		751,400	1,382,200		41,000		163,800	204,800	14.8%

Source: Reis, Inc.

VACANCY RATES

The third quarter 2010 overall vacancy rate for the San Bernardino/Riverside region is 10.0 percent. As shown in the chart below, vacancy rates increased from 4.3 percent in 2005 to 9.8 percent in 2009. Over the near term, Reis projects a slight decrease in vacancy levels for San Bernardino/Riverside, with vacancy varying between 10.1 percent in 2010 and 9.0 percent in 2014.

The Third Quarter 2010 overall vacancy for the Rancho Cucamonga/Chino submarket is higher than the region at 10.8 percent. Between 2005 and 2009, vacancy rates increased from 3.7 percent to 9.3 percent. Over the near term, Reis is projecting a slight decrease in vacancy for the subject submarket, with vacancy levels ranging from 11.2 percent in 2010 to 9.9 percent in 2014 .

The following table presents historical and projected vacancy for the region and subject submarket.

HISTORICAL AND PROJECTED VACANCY RATES (%)

	San Bernardino/Riverside			Rancho Cucamonga/Chino		
Year	Community	Neighborhood	Total	Community	Neighborhood	Total
2005	4.2	4.5	4.3	3.4	4.1	3.7
2006	4.8	5.0	4.9	1.8	5.6	3.6
2007	4.2	6.0	5.0	2.0	6.3	4.1
2008	7.7	9.6	8.5	9.2	9.2	9.2
2009	9.2	10.6	9.8	8.3	10.3	9.3
3Q10	9.6	10.6	10.0	10.4	11.3	10.8
2010	---	---	10.1	---	---	11.2
2011	---	---	10.7	---	---	11.9
2012	---	---	10.2	---	---	11.3
2013	---	---	9.7	---	---	10.6
2014	---	---	9.0	---	---	9.9

Source: Reis, Inc.
Note: Reis does not differentiate between space that is available directly from the landlord or as a sublease. Any space that is available immediately for leasing (i.e. within 30 days) is considered vacant by Reis' standards.

As shown, Community shopping centers within the region are exhibiting a lower vacancy rate (9.6 percent) than Neighborhood centers (10.6 percent). Within the subject submarket, Community centers are exhibiting lower vacancies than neighborhood centers (10.4 percent versus 11.3 percent).

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER RETAIL MARKET ANALYSIS 27

Absorption

Absorption measures change in the level of occupied space in a geographic region over a specific period of time. Absorption is not a measure of leasing activity. It reflects increasing, stable or decreasing demand for space. If the level of occupied space increases from one period to the next, demand has increased. If no change has occurred, demand is stable. If the level of occupied space is lower, demand has decreased. All things being equal, positive absorption lowers vacancy rates and negative absorption increases vacancy rates. A newly constructed building that enters the marketplace vacant will adversely affect the vacancy rate but have no bearing on absorption since it has not altered the level of occupancy.

Over the past few years, new construction activity in the San Bernardino/Riverside region has exceeded absorption. As shown below, an annual average of 1,382,200 square feet of space was completed in the region between 2005 and 2009, while 925,600 square feet was absorbed. Over the next five years, Reis projects that construction will trail absorption with new construction totaling 2,729,000 square feet, and absorption totaling 2,888,000 square feet.

Between 2005 and 2009, new construction in the Rancho Cucamonga/Chino submarket outpaced absorption, with an annual average of 204,800 square feet completed and 126,400 square feet absorbed. Over the next five years, Reis projects that new construction will surpass absorption (new construction will total 584,000 square feet, and 465,000 square feet is expected to be absorbed).

The following table presents historical absorption levels and completions for the region and the subject submarket.

HISTORIC AND PROJECTED NET ABSORPTION (SF)

	San Bernardino/Riverside				Rancho Cucamonga/Chino			
Year	Community	Neighborhood	Total Absorption	Total Completions	Community	Neighborhood	Total Absorption	Total Completions
2005	1,109,000	902,000	2,011,000	1,276,000	217,000	149,000	366,000	175,000
2006	1,287,000	1,197,000	2,484,000	2,870,000	77,000	190,000	267,000	269,000
2007	781,000	536,000	1,317,000	1,453,000	177,000	156,000	333,000	390,000
2008	-621,000	-177,000	-798,000	1,019,000	-361,000	-7,000	-368,000	142,000
2009	-432,000	46,000	-386,000	293,000	45,000	-11,000	34,000	48,000
3Q10	-27,000	47,000	20,000	176,000	-66,000	19,000	-47,000	0
2010	---	---	35,000	208,000	---	---	-189,000	0
2011	---	---	40,000	372,000	---	---	-13,000	65,000
2012	---	---	786,000	614,000	---	---	176,000	130,000
2013	---	---	891,000	687,000	---	---	208,000	154,000
2014	---	---	1,136,000	848,000	---	---	283,000	235,000
2005-2009								
Total Absorption	**2,124,000**	**2,504,000**	**4,628,000**	**6,911,000**	**155,000**	**477,000**	**632,000**	**1,024,000**
Annual Average	**424,800**	**500,800**	**925,600**	**1,382,200**	**31,000**	**95,400**	**126,400**	**204,800**

Source: Reis, Inc.

Rental Rates

As shown in the following chart, average asking rents in the region have decreased from $18.38 per square foot in 2005 to $18.31 per square in 2009, indicating a compound annual growth rate (CAGR) of -0.1 percent. Over the next five years, average asking rents are expected to increase between $17.93 per square foot in 2010 and $18.94 per square foot in 2014.

Average asking rental rates in the Rancho Cucamonga/Chino submarket have decreased, ranging from $19.75 per square foot in 2005 to $19.25 per square foot in 2009, demonstrating a CAGR of -0.6 percent. Currently, the average rent in the subject submarket is $18.62. Over the next five years, average asking rents are expected to increase between $18.50 per square foot in 2010 to $19.03 per square foot in 2014.

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

RETAIL CENTER RETAIL MARKET ANALYSIS 28

The following table presents historical and projected average asking rental rates for the region and subject submarket.

HISTORIC AVERAGE RENTAL RATES ($/SF)

	San Bernardino/Riverside					Rancho Cucamonga/Chino				
Year	Community	Neighborhood	Total	% Change	Effective Rent	Community	Neighborhood	Total	% Change	Effective Rent
2005	$21.09	$18.59	$20.05	6.5	$18.38	$22.55	$20.02	$21.37	7.3	$19.75
2006	$22.60	$20.27	$21.62	7.8	$19.71	$24.24	$21.62	$22.97	7.5	$21.02
2007	$23.36	$20.96	$22.34	3.3	$20.21	$25.24	$22.24	$23.79	3.6	$21.37
2008	$22.85	$20.47	$21.83	-2.3	$19.23	$25.25	$22.01	$23.66	-0.5	$20.32
2009	$22.17	$19.92	$21.20	-2.9	$18.31	$24.34	$21.14	$22.76	-3.8	$19.25
3Q10	$21.81	$19.66	$20.88	-0.3	$18.01	$23.68	$20.60	$22.16	-0.8	$18.62
2010	---	---	$20.88	-1.5	$17.93	---	---	$22.05	-3.1	$18.50
2011	---	---	$20.79	-0.4	$17.81	---	---	$21.77	-1.3	$18.20
2012	---	---	$20.93	0.7	$17.90	---	---	$21.79	0.1	$18.04
2013	---	---	$21.22	1.4	$18.34	---	---	$22.05	1.2	$18.63
2014	---	---	$21.73	2.4	$18.94	---	---	$22.49	2.0	$19.03
2005-2009 CAGR	1.26%	1.74%	1.40%		-0.10%	1.93%	1.37%	1.59%		-0.64%

Source: Reis, Inc.
Notes: CAGR stands for Compound Annual Growth Rate. Asking rents cited by Reis reflect the advertised rental rates for actively marketed space. Effective rents net of any rental concessions, expressed over the life of the lease term.

As shown, Community shopping centers in the region are exhibiting higher average asking rents ($21.81 per square foot) than Neighborhood centers ($19.66 per square foot). Within the subject submarket, Neighborhood centers have lower asking rents than Community centers ($20.60 per square foot versus $23.68 per square foot).

New Construction Activity

According to Reis, there was 1,819,972 square feet of space recently completed in 17 projects in the San Bernardino/Riverside market. An additional 1,141,407 square feet is currently under construction in eight projects, with 23,746,912 square feet planned/proposed in 123 projects.

The following tables present current and proposed construction activity for the region.

New Construction Activity - Completed

Name	Type	Location	City	Submarket	Est. Completion Year	Est. Completion Month	Size (SF)
Jess Ranch Marketplace Ph III	Power Center	Bear Valley Rd @ Apple Valley Rd	Apple Valley	Victorville	2009	January	195,000
Indio Towne Center	Power Center	Jackson St @ I-10	Indio	Palm Desert	2009	January	378,514
Midtown Spectrum Retail Ph I	Mixed Use	Amargosa Rd @ Midtown Dr	Victorville	Victorville	2009	January	10,400
The Promenade In Temecula Ph III	Regional	40820 Winchester Rd @ Ynez Rd	Temecula	S Riverside County	2009	February	126,000
4805 Mission Boulevard	Neighborhood	4805 Mission Blvd @ Monte Vista Ave	Montclair	Rancho Ccmga./Chino	2009	February	18,186
Desert Cities Oasis	Neighborhood	Varner Rd @ New Castle Dr	Palm Desert	Palm Desert	2009	February	24,000
Plaza Rio Vista Ph II	Neighborhood	1 Nec Landau Blvd @ Vista Chino Rd	Cathedral City	Palm Desert	2009	March	21,737
College Park	Neighborhood	Sw Monte Vista Ave @ Arrow Rte	Upland	Rancho Ccmga./Chino	2009	April	30,000
The Shops At Creekside	Neighborhood	Nec Riverside Ave @ Fwy 210	Rialto	Ctn./San Bernardino	2009	June	77,000
Jefferson Square	Neighborhood	Jefferson St @ Fred Waring Dr	La Quinta	Palm Desert	2009	July	40,000
Florida Promenade Ph I- Winco Foods	Free Standing	4602 W Florida Ave @ Myers Ave	Hemet	S Riverside County	2009	October	94,000
Gene Autry Plaza	Community	Gene Autry Trail @ Ramon Rd	Palm Springs	Palm Desert	2009	October	71,466
Apple Valley Commons I	Power Center	262 Hwy 18 @ Dale Evans Pkwy	Apple Valley	Victorville	2009	October	515,000
Rialto Town Center Ph II	Neighborhood	718 E Foothill Blvd @ N Eucalyptus Ave	Rialto	Ctn./San Bernardino	2009	December	8,500
Alessandro Gateway	Neighborhood	Nec E Alessandro Blvd @ San Gorgonio Dr	Riverside	Mrno. Vly./Riverside	2009	December	11,000
Plaza @ Calle Tampico	Neighborhood	78-130 Calle Tampico @ Desert Club Dr	La Quinta	Palm Desert	2010	April	31,969
Antelope Square	Community	Antelope Rd @ Scott Rd	Murrieta	S Riverside County	2010	August	167,200
Total Complete							1,819,972

New Construction Activity - Under Construction

Name	Type	Location	City	Submarket	Est. Completion Year	Est. Completion Month	Size (SF)
Jackson Square Ph II	Neighborhood	Jackson St @ Avenue 48	Coachella	Palm Desert	---	---	50,000
Moreno Marketplace	Neighborhood	14425 Moreno Beach Dr @ Cactus Ave	Moreno Valley	Mrno. Vly./Riverside	---	---	93,788
The Orchard-Stone Creek Ph II	Power Center	I-215 @ Clinton Keith Rd	Murrieta	S Riverside County	---	---	200,000
Dunia Plaza	Mixed Use	Bear Valley Rd @ I-15/ Barstow Fwy	Victorville	Victorville	---	---	20,000
Victorville Pavilion	Power Center	14250 Bear Valley @ I-15	Victorville	Victorville	---	---	260,000
Shoppes At Calimesa	Neighborhood	1180 Calimesa Blvd @ Myrtlewood Dr	Calimesa	S Riverside County	2011	January	90,319
High Desert Gateway/Super Target Center	Community	12795 Main St @ I-15	Hesperia	Non-Submarketed Areas	2011	February	377,000
Sierra Crossroads Ph II	Neighborhood	Nec Sierra Ave @ Jurupa Ave	Fontana	Ctn./San Bernardino	2011	August	50,300
Total Under Construction							1,141,407

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

RETAIL CENTER RETAIL MARKET ANALYSIS 29

New Construction Activity - Planned/Proposed					Est. Completion		
Name	Type	Location	City	Submarket	Year	Month	Size (SF)
Bradley Paseo	Neighborhood	Newport Rd @ Bradley Rd	Menifee	S Riverside County	---	---	80,000
Menifee Market	Neighborhood	29216 Rockport Rd @ Laguna Vista Dr	Menifee	S Riverside County	---	---	100,000
Heritage Square Ph 1	Community	Mccall Rd @ Menifee Rd	Menifee	S Riverside County	---	---	83,238
Heritage Square Ph II	Community	Mccall Rd @ Menifee Rd	Menifee	S Riverside County	---	---	40,760
Menifee Lakes	Neighborhood	Newport Rd @ Antelope Rd	Menifee	S Riverside County	---	---	143,600
Newport + 215	Community	Nec Newport Rd @ I-215	Menifee	S Riverside County	---	---	160,000
Salt Creek Plaza	Neighborhood	Simpson Rd @ Lindenberger Rd	Menifee	S Riverside County	---	---	79,726
Eastvale South	Neighborhood	Hamner Ave @ Limonite Ave	Mira Loma	Non-Submarketed Areas	---	---	107,000
Mentone Center	Neighborhood	Crafton Blvd @ Hwy 38 / Agate	Mentone	Ctn./San Bernardino	---	---	31,000
The Marketplace At The Enclave	Neighborhood	Swc Schleisman Rd @ Archibald Ave	Mira Loma	Non-Submarketed Areas	---	---	95,600
Montclair Plaza Ph II	Regional	Central Ave @ I-10	Montclair	Rancho Ccmga./Chino	---	---	600,000
Towngate Square Ph II	Neighborhood	Day St @ Eucalyptus Ave	Moreno Valley	Mrno. Vly./Riverside	---	---	30,000
Towngate Promenade Ph II	Community	Day St @ Campus Dr	Moreno Valley	Mrno. Vly./Riverside	---	---	30,000
French Valley Crossing	Neighborhood	Clinton Keith Rd @ Winchester Rd	Murrieta	S Riverside County	---	---	60,045
The Triangle At Murrieta Springs	Mixed Use	Murrieta Hot Springs R @ I-15/I3-215	Murrieta	S Riverside County	---	---	400,000
Murrieta Market	Regional	Winchester Rd @ Max Gillis Blvd	Murrieta	S Riverside County	---	---	540,000
Driftwood Village Ph II	Neighborhood	2246 S Euclid Ave @ Philadelphia St	Ontario	Rancho Ccmga./Chino	---	---	4,500
Town Square (Retail)	Mixed Use	N Euclid Avenue @ D Street	Ontario	Rancho Ccmga./Chino	---	---	80,000
Fourth St Retail	Neighborhood	4Th St @ Haven Ave	Ontario	Rancho Ccmga./Chino	---	---	91,719
Palomar St Retail	Neighborhood	Palomar St @ Central Ave	Wildomar	S Riverside County	---	---	22,860
The Mojave	Neighborhood	Balsa Ave @ Diadem Dr	Yucca Valley	Non-Submarketed Areas	---	---	35,438
Yucca Plaza	Neighborhood	Sr-62 @ Hanford Ave	Yucca Valley	Non-Submarketed Areas	---	---	20,910
Gerald Ford Business Park Retail	Neighborhood	75-300 Gerald Ford Dr @ Cook St	Palm Desert	Palm Desert	---	---	99,000
El Paseo Village	Neighborhood	El Paseo @ Lupine Ln	Palm Desert	Palm Desert	---	---	36,000
Sinatra Marketplace - Retail	Neighborhood	Nec Frank Sinatra Dr @ Cook St	Palm Desert	Palm Desert	---	---	42,000
Westfield Mall Expansion	Regional	72840 Hwy 111 @ Pines To Palms Hwy	Palm Desert	Palm Desert	---	---	373,500
Museum Market Plaza Retail Ph I	Power Center	Palm Canyon Dr @ Tahquitz Canyon Way	Palm Springs	Palm Desert	---	---	400,000
Sunquitz Commercial Shopping Center	Community	N Sunrise Way @ E Tahquitz Canyon Way	Palm Springs	Palm Desert	---	---	255,250
Sunrise Square Ph III	Neighborhood	1751 N Sunrise Way	Palm Springs	Palm Desert	---	---	59,950
Desert Fashion Plaza	Power Center	N Palm Canyon Dr @ E Tahquitz Canyon Way	Palm Springs	Palm Desert	---	---	400,000
Cross Pointe Retail + Office	Neighborhood	E Ramon Rd @ Crossley Rd	Palm Springs	Palm Desert	---	---	39,535
Greenwald Commercial Center	Neighborhood	Greenwald Ave @ Hyatt Rd	Perris	S Riverside County	---	---	98,587
Towne Center Ph I	Power Center	Ethanac Rd @ I-215	Perris	S Riverside County	---	---	403,333
Unknown Outparcel @ Towne Center	Free Standing	Ethanac Rd @ I-215	Perris	S Riverside County	---	---	8,000
Unknown Outparcel @ Towne Center	Free Standing	Ethanac Rd @ I-215	Perris	S Riverside County	---	---	8,000
Unknown Outparcel @ Towne Center	Free Standing	Ethanac Rd @ I-215	Perris	S Riverside County	---	---	8,000
Unknown Outparcel @ Towne Center	Free Standing	Ethanac Rd @ I-215	Perris	S Riverside County	---	---	7,200
Towne Center Ph II	Power Center	Ethanac Rd @ I-215	Perris	S Riverside County	---	---	300,000
The Venue At Perris	Power Center	Redlands Ave @ I-215	Perris	S Riverside County	---	---	676,000
Ramona Promenade	Community	Nec Evans Rd @ Ramona Xpwy	Perris	Non-Submarketed Areas	---	---	392,000
Perris-Rider Plaza	Neighborhood	Sec N Perris Blvd @ E Rider St	Perris	S Riverside County	---	---	88,181
Unnamed Shopping Center	Community	Swc Ramona Expwy @ Perris Blvd	Perris	Non-Submarketed Areas	---	---	135,000
Perris Marketplace	Power Center	N Perris Blvd @ W Nuevo Rd	Perris	S Riverside County	---	---	500,000
Terra Vista Promenade Ph II	Power Center	11884 Foothill Blvd @ Rochester Ave	Rancho Cucamonga	Rancho Ccmga./Chino	---	---	255,212
Rancho Mirage	Power Center	Bob Hope Dr @ Ramon Rd/I-10	Rancho Mirage	Palm Desert	---	---	1,000,000
Five Peaks At Rancho Mirage	Community	Hwy 111 @ Library Way	Rancho Mirage	Palm Desert	---	---	189,676
Mountain Grove At Citrus Plaza Ph II	Power Center	Nwq I-10 @ Hwy 30	Redlands	Ctn./San Bernardino	---	---	900,000
Redlands Promenade	Neighborhood	N Eureka St @ I-10	Redlands	Ctn./San Bernardino	---	---	140,000
Renaissance Rialto	Power Center	W Ayala Dr @ Highland Ave	Rialto	Ctn./San Bernardino	---	---	470,000
---	Community	San Bernardino Ave @ Riverside Dr	Rialto	Ctn./San Bernardino	---	---	200,000

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER RETAIL MARKET ANALYSIS 30

NEW CONSTRUCTION ACTIVITY - PLANNED/PROPOSED (CONTINUED) Est. Completion

Name Type Location City Submarket Year Month Size (SF)

Park Sierra Ph II Neighborhood 3660 Park Sierra Dr @ Magnolia Dr Riverside Mrno. Vly./Riverside — — 20,000

East End Road Retail Neighborhood East End Rd @ Francis Ave San Bernardino Cltn./San Bernardino — — 34,400

Verdemont Heights Towne Center Power Center Nec I-215 @ Palm Ave San Bernardino Cltn./San Bernardino — — 550,000

Kendall Dr Shopping Center Neighborhood Kendall Dr @ I-215/Palm Ave San Bernardino Cltn./San Bernardino — — 131,652

— Neighborhood Sanderson Ave @ Cottonwood Ave San Jacinto S Riverside County — — 100,000

Winchester Commons Community Nec Winchester Rd @ Thompson Rd Temecula S Riverside County — — 175,000

Wildomar Square Neighborhood I-15 @ Clinton Keith/Hidden S Wildomar S Riverside County — — 46,455

Campus Crossroads Ph IV Neighborhood University Pkwy @ Kendall Dr San Bernardino Cltn./San Bernardino — — 15,000

Hospitality Courtyard Neighborhood Swq E Hospitality Ln @ S Tippecanoe Ave San Bernardino Cltn./San Bernardino — — 18,000

Best Marshalls Plaza Ph II Community W 2Nd St @ N G St San Bernardino Cltn./San Bernardino — — 5,000

West Side Plaza Pz II Neighborhood 1574 W Baseline St @ Medical Center Dr San Bernardino Cltn./San Bernardino — — 12,000

Mexican Fast Fodd @ West Side Plaza Free Standing 1574 W Baseline St @ Medical Center Dr San Bernardino Cltn./San Bernardino — — 2,400

San Jacinto Gateway/Festival At San Jancinto Regional Ramona Expy @ N Sanderson Ave San Jacinto S Riverside County — — 771,500

San Jacinto Esplanade West (Phiii) Neighborhood S Sanderson Ave @ W Esplanade Ave San Jacinto S Riverside County — — 80,000

State And Cottonwood Retail Neighborhood State St @ Cottonwood Ave San Jacinto S Riverside County — — 23,541

Town Square Retail Development Neighborhood Mercedes St @ Main St Temecula S Riverside County — — 35,600

Colonies Crossroads Ph III Power Center I-210 @ Campus Ave Upland Rancho Ccmga./Chino — — 250,000

Victor Valley Town Center Ph III Community Bear Valley Rd @ Us Hwy 395 Victorville Victorville — — 12,000

The Desert Plazaz - Desert Sky Plaza Ph II Power Center Sec Roy Rogers Dr @ I-15/Amargosa Dr Victorville Victorville — — 346,000

Victorville Marketplace Ph I Power Center Sec Mojave Dr @ Hwy 395 Victorville Victorville — — 260,000

Victorville Marketplace Ph II Power Center Sec Mojave Dr @ Hwy 395 Victorville Victorville — — 30,000

Pinnacle Plaza At Winchester Community Flossie Way @ Pourroy Rd Winchester S Riverside County — — 160,680

Winchester Market Center Community Domenigoni Pkwy @ Leon Rd Winchester S Riverside County — — 130,894

Adelanto Town Center Community Mojave Dr @ Hwy395 Adelanto Victorville — — 360,000

Shoppes At Noble Creek Power Center Oak Valley Pkwy @ I-10 Beaumont S Riverside County — — 600,000

Centerpointe At Seneca Neighborhood Seneca Rd @ Hwy 395 Adelanto Non-Submarketed Areas — — 165,000

Apple Valley Commons Ph II Power Center Nwc Hwy 18 @ Dale Evans Pkwy Apple Valley Victorville — — 216,000

The Fountains At Quail Ridge Retail Power Center Apple Valley Rd @ Yucca Loma Rd Apple Valley Victorville — — 167,300

Indio Monroe West Power Center Monroe St @ Avenue 42 Indio Palm Desert — — 316,706

Indio Monroe East Power Center Monroe St @ Avenue 42 Indio Palm Desert — — 337,129

Jefferson Square Neighborhood 79925 40Th Ave @ Jefferson St Indio Palm Desert — — 100,000

San Gorgonio Village Ph II Power Center 2Nd St @ Commerce Way Beaumont S Riverside County — — 225,000

Desert Hills Premium Outlets Expansion Outlet Center Seminole Dr @ Johnson Ln Cabazon Non-Submarketed Areas — — 175,000

Oak Valley Towne Center Power Center I-10 @ Singleton Rd Calimesa S Riverside County — — 1,200,000

Oak Valley Plaza Ph Ia Community Cherry Valley Blvd @ Desert Lawn Dr Calimesa Non-Submarketed Areas — — 78,000

Oak Valley Plaza Ph Ib Community Cherry Valley Blvd @ Desert Lawn Dr Calimesa Non-Submarketed Areas — — 69,000

Oak Valley Plaza Ph II Community Cherry Valley Blvd @ Desert Lawn Dr Calimesa Non-Submarketed Areas — — 104,500

Canyon Plaza North III Neighborhood 67740 E Palm Canyon Dr @ Cree Rd Cathedral City Palm Desert — — 28,770

Mccallum Retail Center Neighborhood Date Palm Dr @ Mccallum Way Cathedral City Palm Desert — — 68,685

The Fair At 52Nd Ave Power Center 52Nd Ave @ Van Buren St Coachella Palm Desert — — 575,410

The Toscana Marketplace Community I-15 @ Temescal Canyon Rd Corona Non-Submarketed Areas — — 390,000

Cloverdale Marketplace Ph II Neighborhood Limonite Ave @ Hamner Ave Eastvale Non-Submarketed Areas — — 32,000

Unnamed Fastfood Restaurant @ Foothill Village Free Standing 14275 Foothill Blvd @ Redmond Ave Fontana Cltn./San Bernardino — — 2,400

Citrus Square Neighborhood Slover Ave @ Citrus Ave Fontana Cltn./San Bernardino — — 97,388

Florida Promenade Ph II Neighborhood Nec W Florida Ave @ Myers Ave Hemet S Riverside County — — 81,818

Garrett Ranch Ph III Power Center W Florida Ave @ Warren Rd Hemet S Riverside County — — 300,000

Mariposa Rd Commercial Center Neighborhood Mariposa Rd @ Lantry Ln Hesperia Non-Submarketed Areas — — 39,484

Hesperia Plaza Power Center Main St @ I-15 Hesperia Victorville — — 270,000

High Desert Crossings Community Eucalyptus St @ I-15 Hesperia Victorville — — 192,000

Main St & Escondido Neighborhood Main St @ Escondido Ave Hesperia Victorville — — 60,000

Hesperia Towne Center Regional I-15 @ Main St Hesperia Victorville — — 500,000

NEW CONSTRUCTION ACTIVITY - PLANNED/PROPOSED (CONTINUED) Est. Completion

Name Type Location City Submarket Year Month Size (SF)

Highland Town Center Neighborhood Baseline St @ Church St Highland Cltn./San Bernardino — — 40,000

Greenspot Village And Marketplace Power Center 5Th St @ 30 Fwy/210 Fwy/Boulder Highland Cltn./San Bernardino — — 350,000

Baseline Road Center Neighborhood E Baseline Rd @ Buckeye St Highland Cltn./San Bernardino — — 19,950

Indian Wells Crossing Neighborhood Hwy 111 @ Miles Ave Indian Wells Palm Desert — — 117,000

Indian Wells Town Center Community Washington St @ Miles Ave Indian Wells Palm Desert — — 300,000

The Shops @ The Greens Neighborhood Jackson St @ Avenue 42 Indio Palm Desert — — 74,462

Madison Crossing Community Madison St @ Hwy 111 Indio Palm Desert — — 150,000

Pedley Rd Community State Hwy 60 @ Pedley Rd Jurupa Non-Submarketed Areas — — 267,897

Fred Waring Dr Neighborhood Fred Waring Dr @ Washington St La Quinta Palm Desert — — 103,972

Washington Park Ph IV Power Center Washington St @ Hwy 111 La Quinta Palm Desert — — 122,000

Garrett Ranch Ph I Power Center W Florida Ave @ Warren Rd Hemet S Riverside County — — 350,000

Garrett Ranch Ph II Power Center W Florida Ave @ Warren Rd Hemet S Riverside County — — 400,000

Barton Square Neighborhood Barton Rd @ Mt Vernon Ave Grand Terrace Cltn./San Bernardino — — 21,000

Shops At Central Crossing Neighborhood I-15 Fwy @ Central Ave/Cambern Av Lake Elsinore Non-Submarketed Areas — — 130,000

Lake Elsinore World Trade Outlet Center Outlet Center Collier Ave @ Nicholas Rd Lake Elsinore S Riverside County — — 400,000

Loma Linda Center Point Neighborhood Sec Mountain View Ave @ Barton Rd Loma Linda Non-Submarketed Areas — — 78,618

The Diamond Lifestyle Center Swq Diamond Dr @ Diamond Dr Lake Elsinore S Riverside County — — 200,000

Plaza La Esperanza Neighborhood 66 Ave @ Dale Kiler Mecca Palm Desert 2011 December 32,500

Shoppes Of La Quinta Neighborhood 47900 Washington St @ Ave 48 La Quinta Palm Desert 2011 December 50,000

Stetson Crossing Neighborhood Sanderson Ave @ Stetson Ave Hemet S Riverside County 2012 April 189,500

Florida Ave Shopping Center Neighborhood Florida Ave @ N Soboba St Hemet S Riverside County 2013 November 33,481

Lake St Market Place Neighborhood Lake St @ Mountain St Lake Elsinore S Riverside County 2014 May 34,000

Total Planned/Proposed 23,746,912

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

RETAIL CENTER RETAIL MARKET ANALYSIS 31

SAN BERNARDINO/RIVERSIDE CONCLUSION

The San Bernardino/Riverside Retail market has experienced increased vacancy levels since 2005. Over the near term, new construction activity is expected to trail absorption. However, in the next five years vacancy should decline from 10.1 to 9.0 percent, while average asking rental rates are expected to increase from $17.93 per square foot to $18.94 per square foot.

TRADE AREA OVERVIEW

A retail center’s trade area contains people who are likely to patronize that particular center, and its ability to draw these people comes from the strength of the anchor tenants, complemented by regional and local tenants. Customers are drawn by a given class of goods and services, and a successful combination of these elements creates a destination for customers seeking both variety and the comfort and convenience of an integrated shopping environment.

To define and analyze the market potential for the subject property, we must first establish the boundaries of the trade area from which customers will be drawn. In some cases, defining the trade area may be complicated by the existence of other retail facilities on main thoroughfares in trade areas that are not clearly defined or whose trade areas overlap with that of the subject.

Once the trade area is defined, the area’s demographics and economic profile can be analyzed, providing key insight into the area’s potential for the subject.

SCOPE OF TRADE AREA

To define trade area we must thoroughly review the retail market and the competitive structure of the general marketplace, as well as the subject’s position within that marketplace.

COMPETITIVE RETAIL STRUCTURE

To examine the subject property in its proper context we must also examine its most direct competition and give consideration to the potential for new competition via proposed centers. Upland Town & Country Center is a neighborhood center with a wide mix of tenants, including Coco’s restaurant, Marshalls, CVS, Bank of America, Citibank, and smaller local and regional tenants. The potential trade area for the subject is defined by the location and drawing power of surrounding retail centers. The competitive retail centers with the subject are presented on the table below.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

RETAIL CENTER RETAIL MARKET ANALYSIS 32

COMPETITIVE SHOPPING CENTERS								
					Rent/SF			Distance
No.	Property	Description		Anchor Tenants	Anchor	Non-Anchor	Occ.	to Subject
S	**Upland Town & Country Center** 152-158 W. Foothill Boulevard Upland, CA	**Centre Type:** Neighborhood Center **Year Built:** 1978	**Total GLA:** 103,000 **Anchor GLA:** 52,700 **Anchor Ratio:** 51% (Entire Neighborhood Center)	CVS Marshalls (shadow anchors - not part of subject)			100%	--
PRIMARY COMPETITION								
1	**Foothill Town Center** 81 W. Foothill Blvd. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 2002	**Total GLA:** 95,000 **Anchor GLA:** 55,000 **Anchor Ratio:** 58%	Vons	$35.64 -	$20.64	91%	0.1 miles
2	**Upland Town Village** 60 W. Foothill Blvd. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 1973	**Total GLA:** 103,000 **Anchor GLA:** 52,700 **Anchor Ratio:** 51%	Marshalls CVS	$20.92 -	$18.13	100%	0.1 miles
3	**Upland Redding Center** 318 W. Foothill Blvd. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 1978	**Total GLA:** 18,577 **Anchor GLA:** 0 **Anchor Ratio:** 0%	N/A	$17.90 -	N/A	83%	0.1 miles
4	**Upland Town Square** 901 W. Foothill Blvd. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 1965	**Total GLA:** 104,500 **Anchor GLA:** 54,356 **Anchor Ratio:** 52%	Office Max Fresh & Easy	$16.41 -	$14.23	87%	0.6 miles
5	**Upland Country Village** 870 E. Foothill Blvd. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 1984	**Total GLA:** 48,000 **Anchor GLA:** 18,000 **Anchor Ratio:** 38%	LA Fitness	$24.00 -	$16.00	81%	0.8 miles
6	**Upland Center** 1234 W. Foothill Blvd. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 1974	**Total GLA:** 106,500 **Anchor GLA:** 48,500 **Anchor Ratio:** 46%	Big Lots Stater Brothers	$18.91 -	$17.84	91%	1.0 miles
7	**Upland Village Square** 1401 W. Foothill Blvd. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 1981	**Total GLA:** 107,900 **Anchor GLA:** 66,862 **Anchor Ratio:** 62%	CVS University Viva Bargain	$17.94 -	$15.07	90%	1.3 miles
8	**Mountain Plaza** 1619 N. Mountain Ave. Upland, CA	**Sub-Type:** Neighborhood Center **Year Built:** 1977	**Total GLA:** 54,240 **Anchor GLA:** 24,400 **Anchor Ratio:** 45%	Stater Brothers	$23.90 -	$15.12	100%	1.4 miles
	Survey Total GLA		740,717					
	Survey Minimum		18,577		$16.41 -	$14.23	81%	
	Survey Maximum		107,900		$35.64 -	$20.64	100%	
	Survey Average		82,302		$21.95 -	$16.72	93%	

Compiled by Cushman & Wakefield Western, Inc.

OTHER COMPETITION

The subject property's other competition comes from various freestanding stores and/or off-price, or discount-oriented big box users. The area also contains various other nodes of retail development that offer varying degrees of competition to the subject.

PROPOSED COMPETITION

In the near term, competition from proposed centers will be limited as most projects have been postponed or put on hold indefinitely. Further, most lenders have no appetite for proposed retail projects making it difficult for retail developers to obtain construction financing.

ANCHOR PROFILES

Below are profiles of the stores located within the subject's neighborhood center.

CVS

CVS Corp. operates one of the largest drug store chains in the United States, based on revenues, net income and store count. The company offers prescription drugs and a wide assortment of general merchandise, including OTC drugs, beauty products and cosmetics, film and photo finishing services, seasonal merchandise, greeting cards and convenience foods. As of December 2006, net selling space in retail and specialty drugstores was 55.5 million square feet, with about half of its store base opened or significantly remodeled within the past five years.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER RETAIL MARKET ANALYSIS 33

CVS is the largest United States drug store chain, based on store count, with over 6,200 stores as of December 2006, in 43 states and the District of Columbia. The company has stores in 77 of the top 100 drug store markets in the United States, holding the number one and number two market share in 58 of these markets. In 2006, these locations filled over 513 million prescriptions, accounting for about 16 percent of the retail pharmacy market in the United States. The company’s pharmacy operations accounted for 70 percent of reported sales in 2006.

MARSHALLS (TJX COMPANIES)

Marshalls, Inc., is a chain of American department stores owned by TJX Companies. Marshalls has over 750 conventional stores, as well as larger stores named Marshalls Mega Store, covering 42 states and Puerto Rico. Plans are in place to enter the Canadian market in Spring 2011. Marshalls is the U.S.’s second largest off-price family apparel and home fashion retailer, behind its sister company, TJ Maxx.

T.J. Maxx and Marshalls (together known as Marmaxx) are off-price retailers in the United States with a total of 1,703 stores. Both chains sell family apparel (including footwear and accessories), home fashions (including home basics, accent furniture, lamps, rugs, wall decor, decorative accessories and giftware) and other merchandise, primarily targeting the middle to upper-middle income customer demographic. The Company differentiates T.J. Maxx and Marshalls through product assortment (including an assortment of fine jewelry and accessories at T.J. Maxx, and a line of footwear and broader men’s and juniors’ offerings at Marshalls), in-store initiatives, marketing and store appearance.

TRADE AREA ANALYSIS

We considered several factors in defining boundaries for the subject’s trade area. First, the property’s location with respect to transportation provides the basis for regional access to the area. Second, competition and geographic boundaries help to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provides the basic draw of customers that are likely to patronize the property.

The Upland Town & Country Center is located in the Riverside-San Bernardino-Ontario CBSA and benefits from good regional and local accessibility, as well as the proliferation of peripheral draws. Major roadway proximity to the center provides the necessary access to more regional destinations throughout the area, while the property’s anchor stores provide the necessary drawing power for the property.

We analyzed the subject’s trade area based on the following:

Highway accessibility, including area traffic patterns, geographical constraints, and nodes of residential development;

The position and nature of the area’s retail structure, including the location of destination retail centers which compete with the subject and the strength and composition of the retail infill; and

The size, anchor tenancy, and merchandising composition of the subject property’s tenants.

Given all of the above, we believe the subject property’s primary trade area would likely span an area encompassing about three miles around the center. The subject’s secondary trade area might span up to five miles from the site given its regional accessibility and location of competitive properties.

Using these observations, we analyzed a primary demographic profile for the subject based on a radius of approximately three miles from the property. To add perspective to this analysis, we segregated our survey into one, three, and five mile concentric circles with a comparison to the CBSA, state, and the United States. This data is presented on the following page.

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RETAIL CENTER RETAIL MARKET ANALYSIS 34

DEMOGRAPHIC SUMMARY	1.0-mile Radius	3.0-mile Radius	5.0-mile Radius	RIVERSIDE ET AL CBSA	State of California	United States
POPULATION STATISTICS						
2000	19,096	153,175	354,326	3,254,821	33,871,648	281,421,906
2009	19,884	166,443	396,755	4,216,852	37,559,728	306,624,699
2014	20,841	177,526	427,856	4,808,880	40,145,714	322,320,436
Compound Annual Change						
2000 - 2009	0.45%	0.93%	1.26%	2.92%	1.15%	0.96%
2009 - 2014	0.94%	1.30%	1.52%	2.66%	1.34%	1.00%
HOUSEHOLD STATISTICS						
2000	7,001	50,034	109,165	1,034,812	11,502,870	105,480,101
2009	7,014	52,448	119,057	1,301,391	12,553,966	115,306,103
2014	7,254	55,290	127,397	1,470,001	13,342,716	121,279,475
Compound Annual Change						
2000 - 2009	0.02%	0.52%	0.97%	2.58%	0.98%	0.99%
2009 - 2014	0.68%	1.06%	1.36%	2.47%	1.23%	1.02%
AVERAGE HOUSEHOLD INCOME						
2000	$56,121	$57,519	$60,048	$54,501	$65,628	$56,644
2009	$63,388	$71,666	$76,519	$72,853	$82,786	$69,376
2014	$70,748	$80,308	$85,993	$82,901	$92,440	$76,521
Compound Annual Change						
2000 - 2009	1.36%	2.47%	2.73%	3.28%	2.61%	2.28%
2009 - 2014	2.22%	2.30%	2.36%	2.62%	2.23%	1.98%
OCCUPANCY						
Owner Occupied	49.48%	59.63%	59.57%	67.88%	57.73%	67.11%
Renter Occupied	50.52%	40.37%	40.43%	32.12%	42.27%	32.89%

SOURCE: Claritas, Inc.

POPULATION

Having established the subject's trade area, our analysis focuses on the trade area's population. Claritas, Inc. provides historical, current and forecasted population estimates for the total trade area. Patterns of development density and migration are reflected in the current levels of population estimates.

Between 2000 and 2009, Claritas, Inc., reports that the population within the primary trade area (3-mile radius) increased at a compound annual rate of 0.93 percent. This is characteristic of suburban areas in this market. This trend is expected to continue into the near future albeit at a slightly faster pace. Expanding to the total trade area (5-mile radius), population is expected to increase 1.52 percent per annum over the next five years.

The following page contains a graphic representation of the current population distribution within the subject's region.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER RETAIL MARKET ANALYSIS 35

The graphic on the second following page illustrates projected population growth in the trade area over the next five years (2009 - 2014). The trade area is clearly characterized by various levels of growth.

CURRENT POPULATION MAP

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RETAIL CENTER RETAIL MARKET ANALYSIS 36

POPULATION GROWTH MAP

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RETAIL CENTER RETAIL MARKET ANALYSIS 37

Households

A household consists of a person or group of people occupying a single housing unit, and is not necessarily a family unit. When an individual purchases goods and services, these purchases are a reflection of the entire household's needs and decisions, making the household a critical unit to be considered when reviewing market data and forming conclusions about the trade area as it impacts the retail center.

Figures provided by Claritas, Inc. indicate that the number of households is increasing at a faster rate than the growth of the population. Several changes in the way households are being formed have caused this acceleration, specifically:

- The population is living longer on average. This results in an increase of single- and two-person households;
- Higher divorce rates have resulted in an increase in single-person households; and
- Many individuals have postponed marriage, also resulting in more single-person households.

According to Claritas, Inc., the Primary Trade Area grew at a compound annual rate of 0.52 percent between 2000 and 2009. Consistent with national trends, the trade area is experiencing household changes at a rate that varies from population changes. That pace is expected to continue through 2014, and is estimated at 1.06 percent.

Correspondingly, a greater number of smaller households with fewer children generally indicates more disposable income. In 2000, there were 3.06 persons per household in the Primary Trade Area and by 2009, this number is estimated to have increased to 3.17 persons. Through 2014, the average number of persons per household is forecasted to increase to 3.21 persons.

Trade Area Income

Income levels, either on a per capita, per family or household basis, indicate the economic level of the residents of the trade area and form an important component of this total analysis. Average household income, when combined with the number of households, is a major determinant of an area's retail sales potential.

Trade area income figures for the subject support the profile of a broad middle-income market. According to Claritas, Inc. average household income in the primary trade area in 2009 was approximately $71,666, 98.37 percent of the CBSA average ($72,853) and 86.57 percent of the state average ($82,786).

Further analysis shows a relatively broad-based distribution of income, although skewed toward the lower income brackets, similar to the distribution within the larger CBSA. This information is summarized as follows:

DISTRIBUTION OF HOUSEHOLD INCOME

Category	1.0-mile Radius	3.0-mile Radius	5.0-mile Radius	RIVERSIDE ET AL CBSA	State of California	United States
$150,000 or more	6.26%	8.12%	9.35%	8.40%	11.85%	7.47%
$100,000 to $149,000	10.36%	12.18%	13.82%	13.58%	14.68%	11.82%
$75,000 to $99,999	12.22%	14.22%	14.83%	14.12%	13.23%	12.26%
$50,000 to $74,999	18.17%	20.57%	20.29%	19.34%	18.33%	19.57%
$35,000 to $49,999	16.31%	15.17%	14.31%	14.08%	13.35%	15.22%
$25,000 to $34,999	11.01%	10.27%	9.44%	10.03%	9.17%	10.80%
$15,000 to $24,999	12.48%	9.55%	8.67%	9.82%	8.91%	10.43%
Under $15,000	13.20%	9.92%	9.30%	10.63%	10.48%	12.44%

Source: *Claritas, Inc.*

The previous chart makes it clear that the distribution of higher income level households decreases as distance from the subject increases.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER RETAIL MARKET ANALYSIS 38

Below is a graphic presentation of the household income distribution throughout the trade area that clearly shows the area surrounding the subject to be characterized by middle to upper income households. Higher income areas are located in surrounding suburban communities.

HOUSEHOLD INCOME MAP

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RETAIL CENTER RETAIL MARKET ANALYSIS 39

Retail Sales

Perhaps an even more important measure of area income is the amount spent on retail purchases. At the end of last year, the Riverside-San Bernardino-Ontario CBSA had an aggregate retail sales level of $61.56 billion, with average retail sales per household of $47,304. By comparison, California had average sales per household of $44,815, while the U.S. was $39,837.

RETAIL SALES (in $000)			
Area	2009	2014	CAGR 2009-14
RIVERSIDE ET AL CBSA	$61,560,885	$83,079,518	6.2%
State of California	$562,603,034	$678,502,492	3.8%
United States	$4,593,506,721	$5,319,839,861	3.0%

Source: *Claritas, Inc.*

Claritas, Inc. projects retail sales in the CBSA will grow at a pace below that of both the State and nation.

CONCLUSION

We analyzed the retail trade history and profile of the subject's region and primary trade area in order to make reasonable assumptions regarding the continued performance of the property.

A metropolitan and locational overview was presented which highlighted important points about the study area. Demographic and economic data specific to the trade area were also presented. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts the subject. The data quantifies the dimensions of the total trade area, while our comments provide qualitative insight into this market. A compilation of this data forms the basis for our projections and forecasts for the subject property. The following are our key conclusions.

- The San Bernardino/Riverside Retail market has been performing worse since 2005, mainly as a result of increasing vacancy levels. Over the near term, new construction activity is expected to trail absorption, resulting in a decline in vacancy levels. Over the next five years, vacancy is projected to decline from 10.10 to 9.00 percent, while asking rental rates are expected to increase from $18.50 per square foot to $19.03 per square foot.
- Generally, the subject's neighborhood center anchor tenant alignment is perceived with average ratings. The subject property benefits from the draw of two (shadow) anchor tenants, including CVS and Marshalls.
- As such we believe the property will serve a market encompassing a radius of 5-miles. Over the next five years, both the population and number of households in the subject's trade area are projected to moderately increase. Household income levels in the area are lower than the state and CBSA and above national levels.
- The subject has good accessibility via the regional Interstate network and local arterials that provide linkages throughout the Riverside-San Bernardino-Ontario CBSA.
- Based on our analysis we concluded that the subject is well positioned within its market area and the prospect for net appreciation in real estate values is expected to be good.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER SITE DESCRIPTION 40

SITE DESCRIPTION

Location: 152-158 W. Foothill Boulevard

Upland, San Bernardino County, CA 91786

The subject property is located at the southwest corner of Foothill Boulevard and

Euclid Avenue.

Shape: Irregularly shaped

Topography: Level at street grade

Land Area: 0.99 acres / 43,170 square feet

Per San Bernardino County Assessor’s Records

Frontage: The subject consists of two contiguous legal parcels within a larger neighborhood center that has a functional site layout. The neighborhood center has approximately 600 feet of frontage along the south side of Foothill Boulevard and 565 feet of frontage along the west side of Euclid Avenue. The property is considered to have good frontage.

Access: The subject property has average access. Primary access to the subject property is provided via two driveways along the south side of Foothill Boulevard, and secondary access is provided via one driveway along the west side of Euclid Avenue.

Visibility: The subject property has average visibility. It is located at street grade and offers average visibility along Foothill Boulevard and Euclid Avenue.

Soil Conditions: We were not given a soil report to review. However, we assume that the soil’s load-bearing capacity is sufficient to support existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. Drainage appears to be adequate.

Utilities: All necessary utilities are available to the site in adequate quality and quantity to service the highest and best use as if vacant and as improved.

Site Improvements: The site improvements include asphalt paved parking areas, curbing, signage, landscaping, yard lighting and drainage.

Land Use Restrictions: We were not given a title report to review. We do not know of any easements, encroachments, or restrictions that would adversely affect the site’s use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Zone Description: The subject property is located in flood zone X (Areas determined to be outside the 500 year flood plain) as indicated by FEMA Map 065067-8607H, dated August 28, 2008.

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RETAIL CENTER SITE DESCRIPTION 41

Wetlands: We were not given a wetlands survey to review. If subsequent engineering data reveal the presence of regulated wetlands, it could materially affect property value. We recommend a wetlands survey by a professional engineer with expertise in this field.

Seismic Hazard: The site is not located in a Special Study Zone as established by California’s Alquist-Priolo Geological Hazards Act.

Hazardous Substances: We observed no evidence of toxic or hazardous substances during our inspection of the site. However, we are not trained to perform technical environmental inspections and recommend the hiring of a professional engineer with expertise in this field.

Overall Site Utility: The subject site is functional for its current use.

Location Rating: Average

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RETAIL CENTER SITE DESCRIPTION 42

ASSESSOR’S PARCEL MAP

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RETAIL CENTER IMPROVEMENTS DESCRIPTION 43

IMPROVEMENTS DESCRIPTION

The subject property consists of 11,763 square feet of existing wood frame non-contiguous strip retail space within two one-story buildings, which is part of a larger neighborhood shopping center, commonly known as Upland Town & Country Shopping Center. The subject buildings were constructed in 1978. In addition to the subject buildings, Upland Town & Country Shopping Center also includes several other commercial/retail buildings that are not part of the subject of this appraisal. These are currently occupied by multiple tenants, including Coco’s restaurant, Marshalls, CVS, Bank of America, and Citibank. The property has an asphalt paved parking lot and concrete walkways. The property is well landscaped with trees and shrubs along Foothill Boulevard and in the island sections of the parking areas. Vehicular access is available via two driveways along the south side of Foothill Boulevard, and one along the west side of Euclid Avenue.

The following description of improvements is based on our physical inspection of the improvements and our discussions with the subject property’s owner’s representative.

GENERAL DESCRIPTION

Year(s) Built: 1978

Number of Buildings: 2

Number of Stories: 1

Gross Leasable Area: 11,763 square feet

CONSTRUCTION DETAIL

Basic Construction: Wood frame

Foundation: Poured concrete slab

Framing: Wood post and beam

Floors: Concrete poured over a metal deck

Exterior Walls: Painted wood paneling and brick

Roof Type: Flat with parapet walls

Roof Cover: Built-up assemblies with tar and gravel cover

Windows: Thermal windows in aluminum frames

Pedestrian Doors: Glass, wood and metal

MECHANICAL DETAIL

Heat Source: Gas

Heating System: Forced Air

Cooling: HVAC

Cooling Equipment: The cooling equipment is roof mounted.

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RETAIL CENTER IMPROVEMENTS DESCRIPTION 44

Plumbing: The plumbing system is assumed to be adequate for the existing use and in compliance with local law and building codes. The plumbing system is typical of other properties in the area with a combination of PVC, steel, copper and cast iron piping throughout the building.

Electrical Service: Electricity for the building is obtained through low voltage power lines and is assumed adequate for existing and future uses.

Electrical Metering: Each tenant is separately metered

Emergency Power: None

Fire Protection: 100% sprinklered

Security: None

INTERIOR DETAIL

Layout:

• Subject building located at shell address 152 W. Foothill Boulevard is a single-tenant building situated at the southwest corner of the shopping center and is occupied by Mi Ranchito restaurant.

• Subject building located at shell address 154-158 W. Foothill Boulevard is a multi-tenant building comprised of five retail suites situated at the western portion of the shopping center to the north of Mi Ranchito restaurant.

Floor Covering: Commercial grade carpeting, ceramic tile and vinyl tile over concrete

Walls: Textured and painted sheetrock

Ceilings: Combination textured and painted sheetrock and suspended acoustical tile

Lighting: Fluorescent and Incandescent

Restrooms: The property features adequate restrooms for men and women.

SITE IMPROVEMENTS

Parking: The property (Upland Town & Country Shopping Center) contains approximately 500 surface parking spaces, reflecting an overall parking ratio of 5.28 spaces per 1,000 square feet of gross leasable area. The parking spaces are asphalt-paved and striped, and adequately support the existing users. The subject property includes reciprocal rights to the 500 surface parking spaces which are shared by all tenants of Upland Town & Country Shopping Center.

Onsite Landscaping: The site is landscaped with a variety of trees, shrubbery and grass along Foothill Boulevard and in the island sections of the parking areas.

Other: The site improvements include asphalt paved parking areas, curbing, signage, landscaping, yard lighting and drainage.

PERSONAL PROPERTY

Personal property was excluded from our valuation.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER IMPROVEMENTS DESCRIPTION 45

SUMMARY

Condition: Average

Quality: Average

Property Rating: After considering all of the physical characteristics of the subject, we have concluded that this property has an overall rating that is average, when measured against other properties in this marketplace.

Roof & Mechanical We did not inspect the roof nor did we make a detailed inspection of the mechanical

Inspections: systems. The appraisers are not qualified to render an opinion regarding the adequacy or condition of these components. The client is urged to retain an expert in this field if detailed information is needed.

Actual Age: 32 years

Effective Age: 20 years

Expected Economic Life: 50 years

Remaining Economic Life: 30 years

CAPITAL EXPENDITURES

Known Costs: We are not aware of any planned capital expenditures that would have an impact on the subject property.

PHYSICAL DETERIORATION

Cost to Cure: Curable physical deterioration refers to those items that are economically feasible to cure as of the effective date of the appraisal. One category of physical deterioration is deferred maintenance and is measured as the cost repairing or restoring the item to new or reasonably new condition. We have not been provided with a capital expenditure plan or an engineering report that would identify specific costs required to repair deficiencies at the subject property.

FUNCTIONAL OBSOLESCENCE

Description: There is no apparent functional obsolescence present at the subject property.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER REAL PROPERTY TAXES AND ASSESSMENTS 46

REAL PROPERTY TAXES AND ASSESSMENTS

CURRENT PROPERTY TAXES

The subject property is located in the taxing jurisdiction of San Bernardino County. The assessor’s parcel identification numbers are 1046-051-78 and 1046-051-79. According to the local tax collector’s office, taxes are current. The assessment and taxes for the property are presented below:

PROPERTY ASSESSMENT INFORMATION

Assessor’s Parcel Number: 1046-051-78 and 1046-051-79

Assessing Authority: San Bernardino County

Current Tax Year: 2009/2010

Assessment Ratio (% of market Value): 100%

Are taxes current? Taxes are current

ASSESSMENT INFORMATION

Assessed Value Totals

Land: $220,551

Improvements: 1,593,683

Total: $1,814,234

TAX LIABILITY

Implied Tax Rate 1.05907%

Total Property Taxes $19,214

Building Area ( SF ) 11,763

Property Taxes per Square Foot $1.63

Compiled by Cushman & Wakefield Western, Inc.

Total taxes for the property are $19,214, or $1.63 per square foot. The overall implied tax rate per the subject’s current tax levy is approximately 1.05907 percent. According to the local assessor’s office, taxes are current. If the property were sold it would be re-assessed to the Assessor’s opinion of market value which, in most cases, is the sale price. We assumed a reassessment of the property based on the value conclusion in this appraisal.

The Jarvis-Gann Initiative known as Proposition 13 limits property taxes in California. Enacted in 1975 to reduce property taxes, the act places constitutional restrictions on the method of valuation and assessment of property taxes. In effect, the maximum tax rate allowed under this proposition is one percent (plus an increment for pre-existing bonded indebtedness) of market value. Market value assessments can only be increased by a maximum of two percent per year, except when a property transfers, substantial new construction occurs, or there is a significant change in the property’s use. Taxes can be appealed on an annual basis by property ownership or authorized representatives.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER ZONING 47

ZONING

GENERAL INFORMATION

The property is zoned CH(S) - Highway Commercial Zone by the City of Upland. A summary of the subject’s zoning is provided below:

ZONING

Municipality Governing Zoning: City of Upland

Current Zoning: CH(S) - Highway Commercial Zone

Current Use: Neighborhood Center

Is current use permitted: Yes

Permitted Uses: Permitted uses within this district include general retail and support commercial, professional office.

ZONING REQUIREMENTS CODE SUBJECT COMPLIANCE

Minimum Lot Area: None Complying

Maximum Building Height: 40 feet / 2 stories Complying

Maximum Floor Area Ratio (FAR): None Not Applicable

Minimum Lot Width: None Not Applicable

Minimum Lot Depth: 150 feet Complying

Maximum Lot Coverage (% of lot area): 50.0% Complying

Minimum Yard Setbacks

Front (feet): None Not Applicable

Rear (feet): 25 Complying

Side (feet): None Not Applicable

Required On-Site Parking:

Spaces per 1,000 square feet: 5.0 per 1,000 Complying

Compiled by Cushman & Wakefield Western, Inc.

ZONING CONCLUSIONS

We have analyzed the zoning requirements in relation to the subject property, and considered the conformance of the existing use. Based on our review of the applicable provisions of the City of Upland Zoning Code, and our examination of the subject improvements, it appears the subject property represents a legal, conforming use.

Detailed zoning studies are typically performed by a zoning or land use expert, including attorneys, land use planners, or architects. The depth of our study correlates directly with the scope of this assignment, and it considers all issues that have been discovered through our due diligence, and which are pertinent. We note that this appraisal is not intended to be a detailed determination of compliance, as that determination is beyond the scope of this real estate appraisal assignment, as agreed to with the client.

We know of no deed restrictions, private or public, that further limit the subject property’s use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or Title Company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER HIGHEST AND BEST USE 48

HIGHEST AND BEST USE

HIGHEST AND BEST USE DEFINITION

The Dictionary of Real Estate Appraisal, Fifth Edition (2010), a publication of the Appraisal Institute, defines the highest and best use as:

The most probable use of a property which is physically possible, appropriately justified, legally permissible, financially feasible, and which results in the highest value of the property being valued.

To determine the highest and best use we typically evaluate the subject site under two scenarios: as though vacant land and as presently improved. In both cases, the property’s highest and best use must meet the four criteria described above.

HIGHEST AND BEST USE OF PROPERTY AS THOUGH VACANT

LEGALLY PERMISSIBLE

The zoning regulations in effect at the time of the appraisal determine the legal permissibility of a potential use of the subject site. As described in the Zoning section, the subject site is zoned CH(S) - Highway Commercial Zone by the City of Upland. Permitted uses within this district include general retail and support commercial, professional office. We are not aware of any further legal restrictions that limit the potential uses of the subject.

PHYSICALLY POSSIBLE

The physical possibility of a use is dictated by the size, shape, topography, availability of utilities, and any other physical aspects of the site. The subject site contains 0.99 acres, or 43,170 square feet, within a larger neighborhood center that has a functional site layout. The site is irregularly shaped and level at street grade. It has good frontage, average access, and average visibility. The overall utility of the site is considered to be average. All public utilities are available to the site including public water and sewer, gas, electric and telephone. Overall, the site is considered adequate to accommodate most permitted development possibilities. Street improvements are also adequate.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE

In order to be seriously considered, a use must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible. Financially feasible uses are those uses that can generate a profit over and above the cost of acquiring the site, and constructing the improvements. Of the uses that are permitted, possible, and financially feasible, the one that will result in the maximum value for the property is considered the highest and best use.

CONCLUSION

We considered the legal issues related to zoning and legal restrictions. We also analyzed the physical characteristics of the site to determine what legal uses would be possible, and considered the financial feasibility of these uses to determine the use that is maximally productive. Considering the subject site’s physical characteristics and location, as well as the state of the local market, it is our opinion that the Highest and Best Use of the subject site as though vacant is a shopping center developed to the highest density possible and when warranted by demand.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER HIGHEST AND BEST USE 49

HIGHEST AND BEST USE OF PROPERTY AS IMPROVED

The Dictionary of Real Estate Appraisal defines highest and best use of the property as improved as:

The use that should be made of a property as it exists. An existing improvement should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one.

In analyzing the Highest and Best Use of a property as improved, it is recognized that the improvements should continue to be used until it is financially advantageous to alter physical elements of the structure or to demolish it and build a new one.

LEGALLY PERMISSIBLE

As described in the Zoning Analysis section of this report, the subject site is zoned CH(S) - Highway Commercial Zone. The site is improved with a multi-tenant shopping center. In the Zoning section of this appraisal, we determined that the existing improvements represent a legal, conforming use.

PHYSICALLY POSSIBLE

The subject improvements were constructed in 1978 and are in average condition. We know of no current or pending municipal actions or covenants that would require a change to the current improvements.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE

In the Reconciliation section, we concluded to a market value for the subject property, as improved, of $1,050,000. In our opinion, the improvements contribute significantly to the value of the site. It is likely that no alternate use would result in a higher return.

CONCLUSION

It is our opinion that the existing improvements add value to the site as though vacant, dictating a continuation of its current use. In addition, the leases encumbering the subject property mandate a continuation of the current use. It is our opinion that the Highest and Best Use of the subject property as improved is a shopping center as it is currently improved.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER VALUATION PROCESS 50

VALUATION PROCESS

METHODOLOGY

There are three generally accepted approaches to developing an opinion of value: Cost, Sales Comparison and Income Capitalization. We considered each in this appraisal to develop an opinion of the market value of the subject property. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. The reliability of each approach depends on the availability and comparability of market data as well as the motivation and thinking of purchasers.

The valuation process is concluded by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

We considered each approach in developing our opinion of the market value of the subject property. We discuss each approach below and conclude with a summary of their applicability to the subject property.

COST APPROACH

The Cost Approach is based on the proposition that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the Highest and Best Use of the land; or when relatively unique or specialized improvements are located on the site for which there are few improved sales or leases of comparable properties.

In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect any value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added, resulting in an opinion of value for the subject property.

SALES COMPARISON APPROACH

In the Sales Comparison Approach, sales of comparable properties are adjusted for differences to estimate a value for the subject property. A unit of comparison such as price per square foot of building area or effective gross income multiplier is typically used to value the property. When developing an opinion of land value the analysis is based on recent sales of sites of comparable zoning and utility, and the typical units of comparison are price per square foot of land, price per acre, price per unit, or price per square foot of potential building area. In both cases, adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive an opinion of value for the subject property.

INCOME CAPITALIZATION APPROACH

In the Income Capitalization Approach the income-producing capacity of a property is estimated by using contract rents on existing leases and by estimating market rent from rental activity at competing properties for the vacant space. Deductions are then made for vacancy and collection loss and operating expenses. The resulting net operating income is divided by an overall capitalization rate to derive an opinion of value for the subject property. The capitalization rate represents the relationship between net operating income and value. This method is referred to as Direct Capitalization.

Related to the Direct Capitalization Method is the Discounted Cash Flow Method. In this method periodic cash flows (which consist of net operating income less capital costs) and a reversionary value are developed and discounted to a present value using an internal rate of return that is determined by analyzing current investor yield requirements for similar investments.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER VALUATION PROCESS 51

SUMMARY

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The Cost Approach was not developed because investors do not typically utilize replacement cost as the basis for their investment decisions, for this type of property. The estimate of physical obsolescence is somewhat speculative. In addition, new retail development is not economically feasible in the current recessionary environment.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER SALES COMPARISON APPROACH 52

SALES COMPARISON APPROACH

METHODOLOGY

Using the Sales Comparison Approach, we developed an opinion of value by comparing the subject property to similar, recently sold properties in the surrounding or competing area. This approach relies on the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

By analyzing sales that qualify as arm’s-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps of this approach are:

Research recent, relevant property sales and current offerings in the competitive area;

Select and analyze properties that are similar to the subject property, analyzing changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional, or locational factors;

Identify sales that include favorable financing and calculate the cash equivalent price;

Reduce the sale prices to a common unit of comparison such as price per square foot of gross leasable area, effective gross income multiplier, or net income per square foot;

Make appropriate comparative adjustments to the prices of the comparable properties to relate them to the subject property; and

Interpret the adjusted sales data and draw a logical value conclusion.

The most widely used and market-oriented unit of comparison for properties such as the subject is the sales price per square foot of gross leasable area. All comparable sales were analyzed on this basis. The following pages contain a summary of the improved properties that we compared to the subject property, a map showing their locations, and the adjustment process.

Due to the nature of the subject property and the level of detail available for the comparable data, we have elected to analyze the comparables through the application of a traditional adjustment grid using percentage adjustments. This methodology is commonly used by participants that buy and sell property similar to the subject property, and we feel that it is the appropriate methodology to use in this assignment.

In order to estimate the market value of the subject property via Sales Comparison, we considered a cross section of improved sales involving neighborhood retail and strip centers located throughout San Bernardino, Los Angeles, Riverside, and Orange Counties. The sales are summarized on the accompanying exhibit, and include five closed sales. The sales are presented in the summary chart on the following page, which includes pertinent facts including land area, size (gross leasable area), year built, pricing (total and per-square-foot), net income per-square-foot, overall capitalization rates, and occupancy as of the date of sale.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER SALES COMPARISON APPROACH 53

SUMMARY OF IMPROVED SALES

PROPERTY INFORMATION TRANSACTION INFORMATION

No. Property Name Address, City, State Land (SF) Total Center GLA Sold GLA Anchors Year Built Grantor Grantee Value Interest Sale Date Sale Price $/SF NOI/SF OAR Occup.

S Subject Property 43,170 103,000 11,763 CVS & Marshalls (shadow anchors - not part of subject) 1978

1 Sun West Plaza 96,267 21,269 21,269 N/A 1989 Available Available Leased 12/10 $3,949,500 $185.69 $14.86 8.00% 97%

228 W. Hospitality Lane Fee

San Bernardino, CA

2 Stater Brothers Center 8228-8268 Sierra Avenue Fontana, CA 118,919 25,740 25,740 Stater Brothers 1965 Vornado Realty Trust VHD Investment, Inc. Leased Fee 8/10 $2,175,000 $84.50 $6.58 7.79% 100%

3 Magnolia Village 10901-10995 Magnolia Avenue Riverside, CA 150,718 38,060 38,060 N/A 1988 B.U. Company Owenby NR Testamentary Trust Leased Fee 8/10 $6,750,000 $177.35 $14.01 7.90% 89%

4 Paramount Plaza 15727-15735 Downey Avenue Paramount, CA 430,808 95,062 95,062 T.J. Maxx, Fresh & Easy, and Rite Aid 1966 PPSC, LLC ROIC Paramount Plaza, LLC Leased Fee 12/09 $18,140,000 $190.82 $16.22 8.50% 95%

5 Tustin Courtyard 14945 Holt Avenue Tustin, CA 250,905 155,856 81,417 CVS Pharmacy and Sprouts 1977 Donahue Schriber Realty Group B-K Tustin Property, LLC Leased Fee 10/09 $18,500,000 $227.23 $18.72 8.24% 100%

STATISTICS

Low 96,267 21,269 21,269 1965 10/09 $2,175,000 $84.50 $6.58 7.79% 89%

High 430,808 155,856 95,062 1989 12/10 $18,500,000 $227.23 $18.72 8.50% 100%

Average 209,523 67,197 52,310 1977 5/10 $9,902,900 $173.12 $14.08 8.09% 96%

Compiled by Cushman & Wakefield Western, Inc.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER SALES COMPARISON APPROACH 54

IMPROVED SALE LOCATION MAP

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD

RETAIL CENTER SALES COMPARISON APPROACH 55

DISCUSSION OF COMPARABLE SALES

COMPARABLE SALE NO. 1

This is the current listing of Sun West Plaza, a 21,269 square foot, multi-tenant strip center situated on a 96,267 square foot site located at 228 W. Hospitality Lane in San Bernardino, CA. The property has good access and visibility located two blocks north of the San Bernardino Freeway (10). The building contains 21,269 square feet of gross leasable area and is currently 97 percent leased to a mix of retail tenants. The improvements were constructed in 1989 and are considered of good quality and condition.

The asset is currently offered for sale at $3,949,500 or approximately $186 per square foot. At this pricing, the overall capitalization rate is reported to be 8.0 percent based on the current reported net operating income of $315,960.

The chart below summarizes the pertinent demographic characteristics in a three-mile radius of the property:

Three-Mile Radius 2009 Demographic Characteristic	Data Item	Subject
Average Household Income	$55,296	$71,666
Per Capita Income	$18,138	$22,855
Population	87,880	166,443
Households	27,815	52,448
% of College or Graduate Degree	18.70%	19.39%

The subject's 3-mile trade area has a higher average household income level and a higher per capita income level. The subject's 3-mile trade area is similar in terms of education level and superior in terms of population and density.

COMPARABLE SALE NO. 2

This is the August 2010 sale of a multi-tenant retail center known as Stater Bros Shopping Center. The center is situated on an 118,919 square foot site located at 8228-8268 Sierra Avenue at the southwest corner of Ivy Avenue in Fontana, CA. The improvements were constructed in 1965 and are considered of average quality and condition. The property has a total gross leaseable area of 25,740 square feet and is anchored by Stater Bros Market. VHD Investment, Inc. purchased the property in August 2010 for a total consideration of $2,175,000 or $85 per square foot. Vornado Realty Trust was the grantor. The overall capitalization rate is reported to be 7.79 percent. The property was approximately 100 percent occupied at the time of sale.

The chart below summarizes the pertinent demographic characteristics in a three-mile radius of the property:

Three-Mile Radius 2009 Demographic Characteristic	Data Item	Subject
Average Household Income	$61,005	$71,666
Per Capita Income	$15,095	$22,855
Population	167,414	166,443
Households	41,144	52,448
% of College or Graduate Degree	6.48%	19.39%

The subject's 3-mile trade area has a higher average household income level and a higher per capita income level. The subject's 3-mile trade area is superior in terms of education level and similar in terms of population and density.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER SALES COMPARISON APPROACH 56

Comparable Sale No. 3

This is the August 2010 sale of a neighborhood center known as Magnolia Village Plaza. The center is situated on a 150,718 square foot site located the signalized intersection of Magnolia and Skofsted, east of La Sierra Avenue (north of the 91 Freeway) in Riverside, CA. The improvements were constructed in 1988 and were renovated in 2007. The property has a total gross leaseable area of 38,060 square feet and consists of a newly renovated freestanding Taco Bell with drive-thru, two retail pads approximately 4,830 square feet each in size and 25,854 square feet of in-line shops anchored by Kaiser Permanente. The improvements are considered of good quality and condition. The property was approximately 93 percent occupied at the time of sale with 2,640 square feet available for lease. The center major tenants include Kaiser Permanente, Taco Bell and Joe's Bar & Grill.

Newell Owenby Testamentary Trust purchased the property on August 2, 2010 for a total consideration of $6,750,000 or $177 per square foot. BU Management LLC was the grantor. The overall capitalization rate is reported to be 7.9 percent based on the current reported net operating income of $533,688.

The chart below summarizes the pertinent demographic characteristics in a three-mile radius of the property:

Three-Mile Radius 2009 Demographic Characteristic	Data Item	Subject
Average Household Income	$73,121	$71,666
Per Capita Income	$21,586	$22,855
Population	125,334	166,443
Households	36,565	52,448
% of College or Graduate Degree	14.71%	19.39%

The subject's 3-mile trade area has a similar average household income level and a similar per capita income level. The subject's 3-mile trade area is slightly superior in terms of education level and superior in terms of population and density.

Comparable Sale No. 4

This is the December 2009 sale of a community center known as Paramount Plaza. The center is situated on a 430,808 square foot site located at 15727-15735 Downey Avenue at the northeast corner of Alondra Boulevard in Paramount, CA. The improvements were constructed in 1966 and were recently renovated. The property has a total gross leaseable area of 95,062 square feet and has three major anchor tenants, including Fresh & Easy Neighborhood Market (Tesco), Rite Aid and T.J. Maxx with approximately 70% of the in-place base rent being derived from these tenants. The improvements are considered of average quality and condition. The property was approximately 95 percent occupied at the time of sale.

The property was acquired by ROIC Paramount Plaza, LLC, a wholly-owned subsidiary of Retail Opportunity Investments Corp., a real estate investment trust for $18,140,000 or $191 per square foot. The buyer paid all cash. The listing broker confirmed the sale and stated that there were no unusual conditions that affected the price. The overall capitalization rate is reported to be 8.50 percent.

The chart below summarizes the pertinent demographic characteristics in a three-mile radius of the property:

Three-Mile Radius 2009 Demographic Characteristic	Data Item	Subject
Average Household Income	$62,458	$71,666
Per Capita Income	$17,375	$22,855
Population	314,355	166,443
Households	86,802	52,448
% of College or Graduate Degree	10.92%	19.39%

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER SALES COMPARISON APPROACH 57

The subject's 3-mile trade area has a slightly higher average household income level and per capita income level. The subject's 3-mile trade area is superior in terms of education level and significantly inferior in terms of population and density.

Comparable Sale No. 5

This center is located on the southwest corner of Irvine Boulevard and Holt Avenue with additional frontage along Newport Avenue and First Street in Tustin, CA. This is a 155,856 square foot community shopping center anchored by a 74,439 square foot Kohl's (not included in the sale) plus CVS Pharmacy and Sprouts Farmers Market. The center also includes three outparcel buildings leased to Citibank, Bank of the West, and Coco's. The buyer paid all cash. The listing broker confirmed the sale and stated that there were no unusual conditions that affected the price.

Per the listing brokerage team, this community shopping center sold on October 14, 2009 for $18,500,000 or $227 per square foot. The property was put on the market in August 2009 and was under contract for approximately 30 days. There were 14 offers on the property. The center was 100% occupied at the time of sale and sold on an 8.24% overall rate. This was an all cash transaction.

The chart below summarizes the pertinent demographic characteristics in a three-mile radius of the property:

Three-Mile Radius 2009 Demographic Characteristic	Data Item	Subject
Average Household Income	$94,990	$71,666
Per Capita Income	$28,487	$22,855
Population	204,743	166,443
Households	61,072	52,448
% of College or Graduate Degree	28.47%	19.39%

The subject's 3-mile trade area has a lower household income level and a lower per capita income level. The subject's 3-mile trade area is inferior in terms of education level and inferior in terms of population and density.

ANALYSIS AND CONCLUSIONS

Summary of the Data

The preceding data includes four closed sales and one listing involving generally comparable retail centers located in a cross section of California markets. The properties range in size from 21,269 to 95,062 square feet and were developed from 1965 to 1989. The transactions closed during the period from October 2009 to August 2010. The sales prices range from approximately $85 to $227 per square foot, and develop an average price sales price of approximately $173 per square foot. Overall capitalization rates for the data range from approximately 7.79 to 8.50 percent, with the average overall rate at about 8.09 percent. The occupancy levels at sale range from 89 to 100 percent.

PERCENTAGE ADJUSTMENT METHOD

Adjustment Process

The sales we have used were the best available comparables to the subject property. The major points of comparison for this type of analysis include the property rights conveyed, the financial terms incorporated into the transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER SALES COMPARISON APPROACH 58

The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or atypical conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market conditions are accounted for, creating a time adjusted price. Lastly, adjustments for location, physical traits and the economic characteristics of the market data are made in order to generate the final adjusted unit rate for the subject property.

We have made a downward adjustment to those comparables considered superior to the subject and an upward adjustment to those comparables considered inferior. Where expenditures upon sale exist, we have included them in the sales price.

Property Rights Conveyed

The property rights conveyed in a transaction typically have an impact on the price that is paid. Acquiring the fee simple interest implies that the buyer is acquiring the full bundle of rights. Acquiring a leased fee interest typically means that the property being acquired is encumbered by at least one lease, which is a binding agreement transferring rights of use and occupancy to the tenant. A leasehold interest involves the acquisition of a lease, which conveys the rights to use and occupy the property to the buyer for a finite period of time. At the end of the lease term, there is typically no reversionary value to the leasehold interest. Since we are valuing the leased fee interest as reflected by each of the comparables, an adjustment for property rights is not required.

Financial Terms

The financial terms of a transaction can have an impact on the sale price of a property. A buyer who purchases an asset with favorable financing might pay a higher price, as the reduced cost of debt creates a favorable debt coverage ratio. A transaction involving above-market debt will typically involve a lower purchase price tied to the lower equity returns after debt service. We have analyzed all of the transactions to account for atypical financing terms. All sales involved cash or market-oriented financing.

Conditions of Sale

Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be “arm’s-length” market transactions between both knowledgeable buyers and sellers on the open market. A downward adjustment was made to sale (listing) 1 to reflect a price that will likely be negotiated down from the asking price.

Market Conditions

The sales that are included in this analysis occurred between October 2009 and August 2010. During 2008 and the first three quarters of 2009, loan-to-value ratios decreased, the cost of debt increased, and debt coverage ratios increased. The Inland Empire retail market has slowed dramatically over the past three years with a decrease in leasing activity, a decline in the number of transactions, and a decline in pricing. We note that over the course of 2010 the downward trend appears to have abated and reversed as capital markets have “loosened” as available capital exceeds the supply of good quality assets available for sale. Investors are reporting increasing interest in acquiring well-leased properties in primary markets. In light of the dynamic, changing market conditions we focused our analysis on the most recent data available data. We applied modest upward adjustments to the more dated sales in our analysis as indicated in the adjustment grid.

VALUATION & ADVISORY

RETAIL CENTER SALES COMPARISON APPROACH 59

Location / Trade Area

The most important considerations in evaluating a potential shopping center investment include: 1) location and the quality of the trade area (population, income, existing and anticipated future competitive supply); 2) the tenant mix and the corresponding range of appeal to the trade area population; and 3) the quality of the tenant, including the duration of the existing leases.

The Location/Trade Area adjustment incorporates both the quality of the trade area (income, density, and growth) and the specific location and access of the center within the trade area.

Summary of Adjustment Considerations

No. Property Price/SF Location/Trade Area Tenant Mix Overall

1 Sun West Plaza 228 W. Hospitality Lane San Bernardino, CA $185.69 Inferior Similar Inferior

2 Stater Brothers Center 8228-8268 Sierra Avenue Fontana, CA $84.50 Inferior Similar Inferior

3 Magnolia Village 10901-10995 Magnolia Avenue Riverside, CA $177.35 Similar Similar Similar

4 Paramount Plaza 15727-15735 Downey Avenue Paramount, CA $190.82 Similar Superior Superior

5 Tustin Courtyard 14945 Holt Avenue Tustin, CA $227.23 Superior Superior Superior

The chart above summarizes the qualitative adjustments for each of the data items in comparison to the subject property, as well as an overall indication of the appropriate adjustment to the unit price indications from the transactions.

The “Location/Trade Area” consideration is based on an evaluation of the comparable data’s trade area characteristics relative to the subject’s trade area. This rating considers population, density, income profile, and educational levels. The subject has a similar to slightly favorable demographic profile to Comparable Sales No. 1, 2 and 3, and has an unfavorable demographic profile to Comparable Sales No. 4 and 5 from the perspective of population and household density. It’s location in a moderately dense market area is considered less favorable for increased “foot traffic” in comparison to the comparables located within the more populated markets.

The tenant mix consideration reflects the subject’s mix of tenants, in comparison to the comparable data. The subject has an average mix of smaller local tenants, as well as a selection of restaurants. It does not have any major or anchor tenants. However, the subject benefits from the traffic generated from the shadow anchors located within the larger neighborhood center, which includes CVS and Marshalls.

VALUATION & ADVISORY

RETAIL CENTER SALES COMPARISON APPROACH 60

Quality / Condition

Each property has various physical traits that determine its appeal, such as size, age, condition, quality, class, and number of stories. The subject was constructed in 1978 and is considered to be in average condition based on our inspection. The comparable data were developed from 1965 to 1989, and are considered to be of average to good quality and condition. We estimated adjustments as shown on the exhibit based on our analysis of the quality and condition of the comparable data.

Economic Characteristics

This adjustment is used to reflect differences in occupancy levels, operating expense ratios, tenant quality, and other items not covered under prior adjustments that would have an economic impact on the transaction. Each comparable was adjusted accordingly.

The summary chart includes a column showing the first-year net operating income per-square-foot for the comparable data and the subject property. Since the income-generating potential for a retail property has a direct relationship to the value of the asset, a comparison of the net income on a per-square-foot basis and the corresponding price paid per-square-foot is particularly relevant for this category of asset.

Item No.	NOI per SF	Time-Adjusted Price $ per SF	Occ % at Sale	Income/ Occupancy vs Subject
I-5	$18.72	$227	100.0%	Superior
I-4	$16.22	$191	95.0%	Superior
I-1	$14.86	$186	97.0%	Superior
I-3	$14.01	$177	89.0%	Superior
Subject	$6.64	---	100.0%	---
I-2	$6.58	$85	100.0%	Similar

As shown in the previous summary chart, the subject's net operating income during the first year as discussed in the Income Approach equates to $6.64 per square foot, based on the 11,763 square feet of gross leasable area used in this analysis. This figure is near the lower end of the range for the data. The chart above summarizes the net income per square foot for the data with the corresponding pricing per square foot adjusted for time. The data generally shows a consistent pattern of increasing prices with the increase in NOI. We estimated percentage adjustments for the comparable data relative to the subject based on net income levels in the reconciled conclusion.

Other

This category accounts for any other adjustments not previously discussed. Based on our analysis of these sales, none required any additional adjustment.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER SALES COMPARISON APPROACH 61

IMPROVED SALE ADJUSTMENT GRID

		ECONOMIC ADJUSTMENTS (CUMULATIVE)					PROPERTY CHARACTERISTIC ADJUSTMENTS (ADDITIVE)					
No.	Price PSF & Date	Property Rights Conveyed	Conditions of Sale	Financing	Market Conditions	Subtotal	Location/ Trade Area	Age, Quality & Condition	Economics	Other	Adj. Price PSF	Overall
1	**$185.69** 12/10	Leased Fee 0.0%	Listing -10.0%	None 0.0%	Similar 0.0%	**$167.12** -10.0%	Inferior 5.0%	Superior -10.0%	Superior -35.0%	Similar 0.0%	**$100.27** -40.0%	Superior
2	**$84.50** 8/10	Leased Fee 0.0%	Arm's-Length 0.0%	None 0.0%	Similar 0.0%	**$84.50** 0.0%	Inferior 5.0%	Inferior 5.0%	Similar 0.0%	Similar 0.0%	**$92.95** 10.0%	Inferior
3	**$177.35** 8/10	Leased Fee 0.0%	Arm's-Length 0.0%	None 0.0%	Similar 0.0%	**$177.35** 0.0%	Similar 0.0%	Superior -10.0%	Superior -30.0%	Similar 0.0%	**$106.41** -40.0%	Superior
4	**$190.82** 12/09	Leased Fee 0.0%	Arm's-Length 0.0%	None 0.0%	Inferior 5.0%	**$200.36** 5.0%	Superior -5.0%	Inferior 5.0%	Superior -45.0%	Similar 0.0%	**$110.20** -45.0%	Superior
5	**$227.23** 10/09	Leased Fee 0.0%	Arm's-Length 0.0%	None 0.0%	Inferior 10.0%	**$249.95** 10.0%	Superior -10.0%	Similar 0.0%	Superior -50.0%	Similar 0.0%	**$99.98** -60.0%	Superior
	STATISTICS											
	$84.50	**- Low**								**Low -**	$92.95	
	$227.23	**- High**								**High -**	$110.20	
	$173.12	**- Average**								**Average -**	$101.96	

Compiled by Cushman & Wakefield Western, Inc.

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

RETAIL CENTER SALES COMPARISON APPROACH 62

Summary of Percentage Adjustment Method

The per-square-foot pricing for a shopping center building depends upon a number of factors, including the following:

1. The specific submarket location and the characteristics of the market;
2. The quality of the project in terms of construction and design;
3. The occupancy level at sale and the quality of the tenant base;
4. The relationship of contract rents at sale and the underlying credit of the leases if rents are over-market;
5. The rollover pattern for the existing tenant base and the anticipated costs and risks associated with lease expirations
6. The total net income on a per-square-foot basis, including consideration of parking and other sources contributing the income profile of the building.

Following all adjustments, the comparable sales reflect a range of price per square foot of gross leasable area indicators, from a minimum of $93 to a maximum of $110 per square foot, rounded. The comparables develop an adjusted average unit price of $102 per square foot, rounded. We recognize that the data varies considerably in terms of location, tenancy, and income profile, and that the adjustments are somewhat subjective for properties with this many variables.

Based on the gross leasable area of 11,763 square feet, the subject has a current occupancy level of approximately 100 percent with an NOI per square foot near the lower end of the range. It is situated within a moderately dense area within San Bernardino County along a major commercial thoroughfare with average access and visibility. After considering all of the available market data including the sales exhibited in conjunction with the characteristics of the subject property, it is our opinion that the proper unit price to apply to the subject is $100 per square foot of gross leaseable area.

Therefore, we conclude that the indicated value by the Percentage Adjustment Method was:

PERCENT ADJUSTMENT METHOD SUMMARY	
Market Value As Is	
Indicated Value per Square Foot GLA	$100.00
Net Rentable Area in Square Feet	x 11,763
Preliminary Value	$1,176,300
Rounded to nearest $50,000	**$1,200,000**
Per square foot	$102.01

Compiled by Cushman & Wakefield Western, Inc.

The following is a summary of our concluded value within the Sales Comparison Approach:

SALES COMPARISON APPROACH CONCLUSION		
Methodology	**As Is Value**	**PSF**
Percentage Adjustment Method	$1,200,000	$102.01
Sales Comparison Conclusion	**$1,200,000**	**$102.01**

Compiled by Cushman & Wakefield Western, Inc.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 63

INCOME CAPITALIZATION APPROACH

METHODOLOGY

The Income Capitalization Approach determines the value of a property based on the anticipated economic benefits. The principle of "anticipation" is essential to this approach, which recognizes the relationship between an asset's potential future income and its value. To value the anticipated economic benefits of a property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected.

The most common methods of converting net income into value are Direct Capitalization and Discounted Cash Flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return).

Investors acquiring this type of asset will typically look at year one returns but must also consider long-term strategies. Hence, depending on certain factors, each of the income approach methods has merit. Considering all of the aspects that would influence an investment decision in the subject property, we conclude that both methods are appropriate in this assignment.

POTENTIAL GROSS INCOME

Potential gross income is generated by a number of distinct elements: minimum rent determined by lease agreement; reimbursement of certain expenses incurred in the ownership and operation of the real estate; and other miscellaneous revenues. Minimum base rent is a legal contract between landlord and tenant establishing a return to investors in the real estate. The lease terms also dictate specific expense reimbursement charges that can be billed to the tenant. Finally, miscellaneous income can be generated from a variety of sources. The first step in this appraisal is to analyze all potential gross income, starting with an analysis of the subject's tenancy.

SUBJECT TENANCY

The subject property is demised for multi-tenant occupancy. On the following pages we will discuss the subject's occupancy, lease structure and rent levels, and we will contrast this information against comparable properties in the market.

SPACE SUMMARY & OCCUPANCY STATUS

The following is a summary of the occupied and vacant space within the subject property. The subject property contains 11,763 square feet of space, of which 11,763 square feet are occupied.

SPACE SUMMARY & OCCUPANCY STATUS							
	SPACE SUMMARY				TENANT COUNT		
Tenant Category	Occ. SF	Vct. SF	Total SF	Occupancy	Occupied	Vacant	Total
Suites 154-158	8,399	-	8,399	100.0%	5	0	5
Suite 152	3,364	-	3,364	100.0%	1	0	1
Total	11,763	-	11,763	100.0%	6	0	6

Compiled by Cushman & Wakefield Western, Inc.

There are a total of 6 tenant spaces, all of which are leased. The chart summarizes the occupancy level based on the leases in place as of the date of appraisal.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 64

Base rent produced by the subject property is derived from that paid by the various tenant types. The projection used in this analysis is based on the actual rent roll as of the date of appraisal, together with our assumptions regarding the absorption of the vacant space, market rent growth, and renewal/turnover probability.

The rental income an asset such as the subject property will generate for an investor is analyzed based on its quality, quantity, and durability. The quality and probable duration of income will affect the amount of potential risk over the property's investment holding period. By segregating the income stream along these lines we can control the variables related to the forecasted performance with greater accuracy.

Minimum rents forecasted at the subject property are derived from various tenant categories. We grouped the tenants into categories that enable us to make like-kind comparisons to other subject leases, which ultimately allow us to make a meaningful comparison of each tenant category to the appropriate set of comparable rents. As an aid to the reader, we preface our analysis of the subject’s leases with a discussion of their lease structure.

LEASE STRUCTURE

A lease typically defines the responsibilities of landlord and tenant with regard to the payment of operating expenses. The Appraisal Institute advises that the following basic distinctions can be made:

Gross Lease - landlord pays all operating expenses.

Modified Lease - landlord and tenant share the cost of operating expenses.

Net Lease - tenant pays all operating expenses.

These terms do not always mean the same thing in all markets, and there are many variations to these common terms. As each market has different nomenclature, it is important to understand the terms that are used locally, and the resulting expense obligations that apply to both tenant and landlord.

It is essential to understand expense reimbursement clauses when determining the value of a property. Leases can include expense stops, expense caps, specific billing pools and expense exclusions. The tenant’s share of the expense can be pro-rata, derived by formula, or negotiated. Below we discuss the lease structures found in the local market, as well as the structure of the leases within the subject property.

Local Market Lease Structure

In the subject’s market, leases for this property type are typically written on a net basis. Under this lease structure, the tenant is obligated to pay their pro-rata share of all operating expenses. Lease terms are generally between 3 and 10 years in length. Rent increase schedules vary, but typically include rent escalations of 3 percent per annum, or fixed increases every year.

Subject Property Lease Structure

The existing leases at the subject property are generally written on a gross or modified gross basis. Under the gross lease structure, the owner is responsible for the cost of all operating expenses, and under the modified gross lease structure, the tenants and owners share the cost of all operating expenses.

At the subject property lease terms are generally between 3 and 5 years in length. Rent increase schedules typically include CPI increases.

ATTAINED RENT SCHEDULE

The attained base rent listed for each tenant equals current monthly base rent annualized, excluding any future contractual rent increases, except for the contracted leases which start after the analysis start date, where the initial monthly base rent is annualized.

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 65

ATTAINED RENT SCHEDULE

As Of Value Date:		Dec-10						Equivalency Adjustment (2)		
Tenant Name	Suite	Start Date	End Date	Area (SF)	Contract Rent/Year	Contract Rent/SF	Lease Type(1)	Equiv. Adjus.	Modified Equiv.	Equiv. Annual.
Suites 154-158										
Arigato Sushi	158-C	Sep-07	Aug-12	2,329	$30,900	$13.27	Gross	-$4.20	$9.07	$21,118
Juan Pollo Chicken	156-A	Jul-09	Jun-14	2,328	$26,532	$11.40	Modified	-$2.40	$9.00	$20,945
Luxor Salon	158-A	Apr-07	Mar-12	1,148	$15,156	$13.20	Modified	-$2.40	$10.80	$12,401
The UPS Store	154-A	Aug-08	Jul-13	1,095	$11,160	$10.19	Modified	-$2.40	$7.79	$8,532
Uptown Cleaners	154-B	Aug-08	Jul-13	1,499	$16,464	$10.98	Gross	-$4.20	$6.78	$10,168
5 tenants subtotal				**8,399**	**$100,212**	**$11.93**			**$8.71**	**$73,164**
Suite 152										
Mi Ranchito Restaurant	152-A	May-09	Apr-14	3,364	$51,048	$15.17	Gross	-$4.20	$10.97	$36,919
1 tenant subtotal				**3,364**	**$51,048**	**$15.17**			**$10.97**	**$36,919**
GRAND-TOTALS	**6 tenants in occupancy**			**11,763**	**$151,260**	**$12.86**			**$9.36**	**$110,083**

Note: Attained rent equals current rent annualized for twelve months, and it excludes contractual rent increases

Compiled by Cushman & Wakefield Western, Inc.

(1) Lease Types as defined by The Appraisal Institute

(2) The equivalency adjustment is applied to atypical leases to reflect a common lease standard for this building or space category

A total of 6 tenants currently lease space within the property. The average rent for all of the existing tenants is $12.86 per square foot. The grand-totals exhibited in the attained rent schedule for contract rent do not incorporate lease-up or downtime provisions. Hence, the grand-totals might differ from the projections shown later in this section.

RENT ROLL EQUIVALENCY ADJUSTMENT

To account for atypical leases at the subject property, we also incorporated a rent roll equivalency adjustment. With the rent roll equivalency adjustment, a uniform standard of comparison can be obtained by adjusting contractual rent levels for those leases that have variances in lease terms. We adjusted all leases to reflect net lease terms. The net equivalent average contract rent was estimated to be $9.36 per square foot. This equivalency adjustment will be useful later when we compare the contract rent to the market, which only has merit when there is a like-kind comparison.

ATTAINED RENT SUMMARY

We presented a table detailing the individual leases encumbering the subject property. Below is a synopsis of the attained rent schedule (unadjusted for lease type equivalency).

ANNUALIZED RENT - OCCUPIED SPACE

Tenant Category	Occ. SF	No. Spaces	Total Rent	Avg. $/SF
Suites 154-158	8,399	5	$100,212	$11.93
Suite 152	3,364	1	$51,048	$15.17
Total	11,763	6	$151,260	$12.86

Compiled by Cushman & Wakefield Western, Inc.

In the "Suites 154-158" category, there are a total of 5 tenants leasing an aggregate of 8,399 square feet of space. The average rent paid by these tenants is $11.93 per square foot. In the "Suite 152" category there is 1 tenant occupying 3,364 square feet at an average rent of $15.17 per square foot.

ANALYSIS OF COMPARABLE SHOPPING CENTER RENTS

The following table summarizes rental activity for comparable space in competing buildings in the market.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 66

RETAIL RENT COMPARABLES

PROPERTY INFORMATION					LEASE INFORMATION										
NO.	Property Name Address, City, State	SUB-TYPE	CENTER GLA	YEAR BUILT	TENANT NAME	LEASE DATE	SIZE (NRA)	TERM (yrs.)	INITIAL RENT/SF	RENT STEPS	LEASE TYPE	PERCENTAGE RENT	MONTHS FREE	TI/SF	COMMENTS
S	Subject Property		11,763	1978											
1	Haven Village 6331 Haven Avenue Rancho Cucamonga, CA	Neighborhood Center	126,053	1987	C2 Education Systems	8/10	2,499	5	$18.00	$1.00 yrs 3&4, $2.00 yr 5	Net	No	0	$0	Anchored by Trader Joes
2	Rancho Cucamonga Town Square 8061 Haven Ave., Rancho Cucamonga, CA	Strip Retail	22,821	2005	Omokase Sushi	7/10	3,383	5	$20.04	$1.75 yr 2, $1.84 yr 3, $1.93 yr 4; 2.03 yr 5	Net	Yes	4.0	$0	Non-anchored, mostly food tenants; nets=$1.20/sf; Former Pei Wei restaurant
3	Haven Village 6331 Haven Avenue Rancho Cucamonga, CA	Neighborhood Center	126,053	1987	Rivas Chiropractic	1/10	1,799	3	$18.00	3% annual	Net	No	0	$0	Anchored by Trader Joes
4	Rancho Cucamonga Town Square 8061 Haven Ave., Rancho Cucamonga, CA	Strip Retail	22,821	2005	Senor Baja	12/09	1,693	5	$21.00	$2.25 yr 3, $2.75 yr 4; $3.00 yr 5	Net	No	4.0	$0	Non-anchored, mostly food tenants; nets=$1.20/sf; Former Baja Fresh fully TI'd.
5	Foothill Plaza 915-957 W. Foothill Boulevard Upland, CA	Strip Retail	34,217	1968	Available	12/10	1,450	Neg.	$12.00	Neg.	Net	N/A	Neg.	Neg.	Non-anchored center
6	631-681 E. Foothill Boulevard Upland, CA	Strip Retail	10,609	1990	Available	12/10	1,350	Neg.	$12.00	Neg.	Net	N/A	Neg.	Neg.	Non-anchored center
7	Foothill Retail Center 373 E. Foothill Boulevard Upland, CA	Strip Retail	9,000	1986	Available	12/10	2,400	Neg.	$12.00	Neg.	Net	N/A	Neg.	Neg.	Non-anchored center with mostly food tenants.
8	Golden Pacific Plaza 659 E. 15th Street Upland, CA	Strip Retail	23,804	1990	Available	12/10	2,000	Neg.	$12.00	Neg.	Net	N/A	Neg.	Neg.	Non-anchored center
STATISTICS															
Low			9,000	1968		12/09	1,350	3	$12.00				0	$0	
High			126,053	2005		12/10	3,383	5	$21.00				4	$0	
Average			46,922	1990		8/10	2,072	5	$15.63				2	$0	

Compiled by Cushman & Wakefield Western, Inc.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 67

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 68

DISCUSSION OF COMPARABLE RENTS

We analyzed recent leases negotiated in competitive buildings in the marketplace. The comparables range in size from 1,350 square feet to 3,383 square feet. These are all located in buildings similar or superior in class to the subject, and in the subject’s competitive market. The comparable leases have terms ranging from 3 to 5 years. The comparables exhibit a range of rents from $12.00 to $21.00 per square foot, with an average of $15.63 per square foot.

Free rent concessions ranged from none to 4 months, averaging 2.00 months. Tenant improvement allowances were minimal as the market has shifted and owners no longer want to spend tenant improvement money on a tenant that may vacate prior to the owner recouping the tenant improvement cost. Instead, they would rather decrease the asking rent and allow the tenant to pay for its own improvements.

Based on recent leasing activity at the subject property and our analysis of the comparables, we have concluded to the following market rents for the subject’s retail tenants:

MARKET RENT SYNOPSIS

The following chart summarizes our market rent conclusion for each tenant category in the subject property.

MARKET RENT SYNOPSIS

TENANT CATEGORY Suites 154-158 Suite 152

Market Rent $9.00 $12.00

Lease Term (years) 5 5

Lease Type (reimbursements) Net Net

Contract Rent Increase Projection 3% annual 3% annual

Compiled by Cushman & Wakefield Western, Inc.

COMPARISON OF CONTRACT RENTS TO MARKET

We previously outlined an attained rent schedule for all current tenants of the subject property. Adjustments were made to the subject leases to account for lease type equivalency, so all of the subject’s rents could be analyzed on a like-kind basis. For comparison to the market, we will look at the lease type equivalent rates that were developed earlier in this report. It should be noted that attained rents are calculated without reference to tenant contributions over expense stops.

The following chart outlines our estimated market rent for each tenant space in the subject property and the attained equivalent rent exclusive of contributions of each lease. Comparing these figures allows us to identify whether the attained rent levels are at, above or below the market. The results of this comparison will have an impact on our selection of the investment rates used in evaluating this property.

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 69

ATTAINED RENT LEVELS				MARKET RENT		COMPARISON	
Contract Rent				Market Rent		Comparison	
Tenant Name	Area (SF)	Equiv. Rent Per Year	Equiv. Rent/SF	Rent/SF	Annualized	Contract Rent Versus Market Rent	
Suites 154-158							
Arigato Sushi	2,329	$21,118	$9.07	$9.00	$20,961	0.75%	above market
Juan Pollo Chicken	2,328	$20,945	$9.00	$9.00	$20,952	0.03%	below market
Luxor Salon	1,148	$12,401	$10.80	$9.00	$10,332	20.02%	above market
The UPS Store	1,095	$8,532	$7.79	$9.00	$9,855	13.42%	below market
Uptown Cleaners	1,499	$10,168	$6.78	$9.00	$13,491	24.63%	below market
	8,399	**$73,164**	**$8.71**	**$9.00**	**$75,591**	**3.21%**	**below market**
Suite 152							
Mi Ranchito Restaurant	3,364	$36,919	$10.97	$12.00	$40,368	8.54%	below market
	3,364	**$36,919**	**$10.97**	**$12.00**	**$40,368**	**8.54%**	**below market**
GRAND-TOTALS	**11,763**	**$110,083**	**$9.36**	**$9.86**	**$115,959**	**5.07%**	**below market**

Note: Attained rent equals current rent annualized for twelve months, and it excludes contractual rent increases

Compiled by Cushman & Wakefield Western, Inc.

As shown above, the subject property's average contract rent is currently 5.1 percent below market. When a property is acquired with leases that are at or close to market rent levels, the level of risk involved with the investment is generally low. However, the potential increase to the income stream in this scenario is typically limited, which tends to normalize the investment parameters of participants for these types of properties.

When a property has attained rent levels that are below market, the early returns are generally limited but there is greater potential for the income stream to increase as the below market leases rollover. There is less risk involved with tenants with below market leases, as they have a greater ability to pay the lower rent than they would market level rent. Buyers of properties with below market leases are often entering a lower risk investment with greater upside to their eventual income earning potential, resulting in overall rates that tend to be lower than normal.

Properties that are encumbered by leases with average rents that are significantly above market have increased risk in several key areas. When a property has an average rent that is above market, there is increased risk of default, slow payment or lack of payment by those tenants in that category. Also, at some point, the above market leases will expire, at which time the spaces will be re-leased at market levels. When this occurs, there is a decline in rental revenue for the property, which many times leads to a declining net income stream. When this is the case, investors will require a higher initial return to offset the declining income stream, and to guard against the heightened risk of tenant defaults.

LEASE EXPIRATIONS (ALL TERMS)

The lease expiration schedule is an important investment consideration. As leases rollover, the landlord will be required to negotiate a renewal lease with the existing tenant, or to secure a new tenant for the space. Below is the projected lease expiration schedule for this property incorporating all projected lease expirations forecast during the analysis period.

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 70

LEASE EXPIRATION SCHEDULE				
Year	Square Feet Expiring	Percent of Property	Cumulative Sq Ft	Cumulative Percent
1	0	0.00%	0	0.00%
2	3,477	29.56%	3,477	29.56%
3	2,594	22.05%	6,071	51.61%
4	5,692	48.39%	11,763	100.00%
5	0	0.00%	11,763	100.00%
6	0	0.00%	11,763	100.00%
7	3,477	29.56%	15,240	129.56%
8	2,594	22.05%	17,834	151.61%
9	5,692	48.39%	23,526	200.00%
10	0	0.00%	23,526	200.00%


Lease Expiration Schedule
SQUARE FEET
25,000
20,000
15,000
10,000
5,000
0
1 2 3 4 5 6 7 8 9 10
ANALYSIS YEAR
Cumulative Square Feet
Square Feet Per Year

Compiled by Cushman & Wakefield Western, Inc.

The following table provides a synopsis of the lease expiration anticipated at this property during the analysis period.

LEASE EXPIRATION ANALYSIS		
Total GLA of Subject Property (SF)	11,763	100.00%
Year of Peak Expiration	4	
SF Expiring in Peak Year	5,692	48.39%
Five Year Cumulative Expirations (SF)	11,763	100.00%
Ten Year Cumulative Expirations (SF)	23,526	200.00%

Compiled by Cushman & Wakefield Western, Inc.

ASSUMPTIONS REGARDING EXISTING LEASES

We modeled all leases in accordance with the lease terms provided by ownership. None of the tenants is currently in default, and we assume that they will fulfill the obligations of their leases. All month-to-month tenants were assumed to vacate or sign a new lease after six months of the cash flow start date. We assumed that tenants with favorable renewal options would exercise those options. In instances when a tenant has a renewal option that is above market, we assumed a rollover to the weighted market parameters. None of the tenants have favorable renewal options.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD

RETAIL CENTER INCOME CAPITALIZATION APPROACH 71

REVENUE & EXPENSE ANALYSIS

We developed an opinion of the property's annual income and operating expenses after reviewing both its historical performance and the operating performance of similar buildings. We analyzed each item of expense and developed an opinion regarding what an informed investor would consider typical.

A historical operating history for the property, annualized year-to-date statement and our opinion of future income and expenses are presented on the following chart, followed by an analysis of subject property's revenue and expenses.

REVENUE AND EXPENSE ANALYSIS								
	2008 Actual		2009 Actual		Partial Year (2) Annualized		C&W Forecast (1)	
REVENUE	Total	PSF	Total	PSF	Total	PSF	Total	PSF
Base Rental Revenue	$144,113	$12.25	$146,508	$12.45	$148,620	$12.63	$ 153,297	$13.03
Reimbursement Revenue	10,108	0.86	10,108	0.86	$10,108	0.86	10,109	0.86
POTENTIAL GROSS REVENUE	$154,221	$13.11	$156,616	$13.31	$158,728	$13.49	$163,406	$13.89
Vacancy and Collection Loss	0	0.00	0	0.00	0	0.00	(16,340)	(1.39)
EFFECTIVE GROSS REVENUE	$154,221	$13.11	$156,616	$13.31	$158,728	$13.49	$147,066	$12.50
OPERATING EXPENSES								
Property Insurance	4,784	0.41	834	0.07	689	0.06	4,117	0.35
Management Fees	0	0.00	0	0.00	0	0.00	5,883	0.50
Common Area Maintenance	54,917	4.67	63,792	5.42	73,947	6.29	47,052	4.00
Total Operating Expenses	$59,701	$5.08	$64,626	$5.49	$74,636	$6.34	$57,052	$4.85
Real Estate Taxes	18,654	1.59	19,069	1.62	19,213	1.63	11,862	1.01
TOTAL EXPENSES	$78,355	$6.66	$83,695	$7.12	$93,849	$7.98	$68,914	$5.86
NET OPERATING INCOME	$75,866	$6.45	$72,921	$6.20	$64,879	$5.52	$78,152	$6.64

(1) Fiscal Year Beginning: 12/01/2010
Fiscal Year Ending: 11/30/2011

(2) Statement Period: 1/10 to 9/10
No. of months included: 9

Compiled by Cushman & Wakefield Western, Inc.

BASE RENTAL REVENUE

Base rental revenue is comprised of actual attained rent from existing leases, and potential rent that can be generated by vacant or rollover space.

The projected base rental revenue for year one of our analysis will be an amalgamation of various factors including contractual rents and increases, base rent that will be generated by vacant space as it is absorbed, as well as rent that is lost/generated for leases expiring in the first year, weighted by our rollover assumptions. Over the analysis period base rental revenue has ranged from $144,113 to $146,508 averaging $145,311.

After a thorough analysis of the actual leases, along with our forecast for future leasing, projected base rental revenue for the subject property in year one is at $153,297, which equates to $13.03 per square foot

EXPENSE REIMBURSEMENTS

We analyzed the historical and budgeted reimbursement revenue, and made a projection of the future expense reimbursement revenue based on these figures. We also considered the contractual terms of the existing leases, together with our assumptions related to future leasing.

The existing tenants are generally responsible for a portion of their pro-rata share of all operating expenses. Based on our analysis, we estimated total reimbursement revenue for year one at $10,109 which equates to $0.86 per square foot.

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 72

VACANCY AND COLLECTION LOSS

Vacancy and collection loss is a function of the interrelationship between absorption, lease expiration, renewal probability, estimated downtime between leases, and a collection loss factor based on the relative stability and credit of the subject's tenant base. Earlier in the report we discussed the vacancy rates for the market in which the subject property is located. We also discussed the subject's occupancy level, which conversely represents its current vacancy level. The following are key statistics that we considered in projecting the appropriate vacancy and collection loss for the subject property.

VACANCY ANALYSIS		
Vacancy Statistics	**Rate**	**Building Class and Market**
Current Vacancy at Subject Property	0.0%	(Based on leases in place as of appraisal date)
Regional Vacancy Statistics	10.6%	Neighborhood Centers in San Bernardino/Riverside
Local Vacancy Statistics	11.3%	Neighborhood Centers in Rancho Cucamonga/Chino
Competitive Property Vacancy Statistics	8.5%	From Competitive Retail Centers

Compiled by Cushman & Wakefield Western, Inc.

Based on the historical occupancy of the subject, the current vacancy in the market, and our perception of future market vacancy, we projected a global stabilized vacancy rate of 8.00 percent. We also deducted a collection loss of 2.00 percent. Total vacancy and collection loss is equal to 10.00 percent. In year one, vacancy and collection loss is projected to be $16,340. While the vacancy rates in virtually all submarkets have increased dramatically in recent months, investors perceive this as a short-term cyclical increase and are not likely to apply this higher vacancy to the income stream over a projected hold period. Our vacancy projection is reflective of an average vacancy and collection loss over a typical hold period

VACANCY DEDUCTION METHOD

We used ARGUS cash flow software for the Vacancy Deduction Method. ARGUS is the industry standard commercial real estate cash flow projection, transaction analysis and asset valuation solution. ARGUS allows specific vacancy deductions, which impact the cash flow in different ways. We selected the following, below-defined options in our cash flow model:

- ☐ A: Percent Based on Revenue Minus Absorption & Turnover Vacancy
- ☑ B: Reduce General Vacancy Result by Absorption & Turnover Vacancy

A. If this option is selected, the Cash Flow report line will be reduced by the absorption and turnover vacancy. If this option is not selected, ARGUS will add the absorption and turnover vacancy back into the Cash Flow revenue line before calculating the amount of general vacancy. This results in the general vacancy being calculated on the potential revenue instead of the scheduled revenue.

B. If this option is selected, ARGUS subtracts absorption and turnover vacancy from the general vacancy. The reduced amount of general vacancy will then be subtracted from the cash flow. If absorption and turnover vacancy is greater than the initial general vacancy, there will be no deduction for general vacancy and the initial general vacancy will be treated as a minimum vacancy loss. If this option is not selected, ARGUS subtracts the entire general vacancy from the cash flow without any adjustment for absorption and turnover vacancy. The initial general vacancy amount calculated in the previous section would be reported on the cash flow with no adjustment.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 73

OPERATING EXPENSE ANALYSIS

Cushman & Wakefield, Inc. recognizes the standards defined by the Appraisal Institute as the definitive standards by which operating expense data should be analyzed. All operating statements provided by ownership have been recast to reflect these definitions, which are provided in the Glossary section of this appraisal report. In forecasting expenses, we relied on the owner's historical statements and analyzed expense levels at competing properties. Our expense forecast is presented below, followed by a discussion of each expense line item.

EXPENSE FORECAST ANALYSIS					
	Reporting Period (1)			C&W Forecast Stabilized	
Expense Category	Min	Max	Average	Year 1	$/SF
Property Insurance	$834	$4,784	$2,809	$4,117	$0.35
Management Fees	$0	$0	$0	$5,883	$0.50
Common Area Maintenance	$54,917	$63,792	$59,355	$47,052	$4.00
Real Estate Taxes	$18,654	$19,069	$18,862	$11,862	$1.01

(1) Reporting Period includes actual historical data only exclusive of budget and/or partial year figures

DISCUSSION OF EXPENSES

We analyzed each expense item in making our forecast, with our conclusions summarized on the previous table. In most cases, our forecast is well supported by the historical or budget information. However, in some cases, further clarification is provided below:

Property Insurance Over the analysis period this expense has ranged from $834 to $4,784, averaging $2,809. Based on our analysis, we estimated this expense for year one at $4,117, which equates to $0.35 per square foot.

Management Fees Over the analysis period this expense has been included with CAM. Management fees for this type of property typically range from 3 to 4 percent of effective gross income. We utilized a management fee of 4.0 percent of effective gross income, which we consider to be market oriented.

CAM Expense This category represents the costs for Common Area Maintenance. Over the analysis period this expense, which includes Management, has ranged from $54,917 to$63,792, averaging $59,355. Based on our analysis, we estimated this expense for year one at $47,052, which equates to $4.00 per square foot.

Real Estate Taxes Based on our analysis, we estimated this expense for year one at $11,862, which equates to $1.01 per square foot. A complete discussion of the taxes is included in the Real Property Taxes and Assessments section of this report.

OPERATING EXPENSE CONCLUSION

We thoroughly analyzed the subject's operating expense history and we used this information to make our projections. We forecast total operating expenses for the subject property (excluding real estate taxes) to be $57,052, equating to $4.85 per square foot. The operating expenses (excluding real estate taxes) projected for the subject property reflect an operating expense ratio at stabilization of 38.79 percent of effective gross income. We forecast total operating expenses for the subject property (including real estate taxes) to be $68,914, equating to $5.86 per square foot. The operating expenses (including real estate taxes) projected for the subject property reflect an operating expense ratio at stabilization of 46.86 percent of effective gross income.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD

RETAIL CENTER INCOME CAPITALIZATION APPROACH 74

DISCOUNTED CASH FLOW METHOD

In the Discounted Cash Flow Method (DCF), we employed ARGUS software to model the income characteristics of the property and to make a variety of cash flow assumptions. We attempted to reflect the most likely investment assumptions of typical buyers and sellers in this market segment.

GENERAL CASH FLOW ASSUMPTIONS

The start date of the DCF analysis is December 1, 2010. We performed this analysis on a fiscal year basis. The analysis incorporates a forecast period of 11 years, and a holding period of 10 years.

The following table outlines the assumptions used in the DCF analysis.

DISCOUNTED CASH FLOW MODELING ASSUMPTIONS			
VALUATION SCENARIO:	**Market Value As Is**		
GENERAL CASH FLOW ASSUMPTIONS		**GROWTH RATES**	
Cash Flow Software:	ARGUS	Market Rent:	0% Yrs. 1-2; 3% per year thereafter
Cash Flow Start Date:	12/1/2010	Consumer Price Index (CPI):	3.00%
Calendar or Fiscal Analysis:	Fiscal	Expenses:	3.00%
Investment Holding Period:	10 Years	Tenant Improvements:	3.00%
Analysis Projection Period:	11 Years	Real Estate Taxes:	2.00%
VACANCY & COLLECTION LOSS		**RATES OF RETURN**	
Global Vacancy:	8.00%	Internal Rate of Return: (Cash Flow)	9.25%
Global Collection Loss:	2.00%	Internal Rate of Return: (Reversion)	9.25%
Total Vacancy & Collection Loss:	10.00%	Terminal Capitalization Rate:	8.25%
		Reversionary Sales Cost:	3.00%
		Basis Point Spread (OARout vs. OARin)	127 pts
		VALUATION	
CAPITAL EXPENDITURES		**Market Value As Is**	**$1,120,031**
Reserves for Replacement ($/SF):	$0.20	**LESS Curable Depreciation**	$0
		Adjusted Value	$1,120,031
		Rounded to nearest $50,000	$1,100,000
		Value $/SF	$93.51

Compiled by Cushman & Wakefield Western, Inc.

The following information was extracted from the Korpacz Investor Survey and was used to help determine our growth rate assumptions.

OTHER INVESTOR SURVEY INFORMATION					
Survey	**Data**	**Range**			**Average**
Korpacz Third Quarter 2010	Rent Change Rate	0.00%	-	3.00%	0.61%
	Expense Change Rate	1.00%	-	4.00%	2.83%

Korpacz - Refers to National Strip Shopping Center market regardless of class or occupancy

LEASING ASSUMPTIONS

The contract lease terms for the existing tenants were used within the DCF analysis with market leasing assumptions applied for renewals and absorption tenants. The income and expense information that was previously presented has been used as the basis for our market leasing projections.

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RETAIL CENTER INCOME CAPITALIZATION APPROACH 75

The following chart summarizes the leasing assumptions that were used in preparing our DCF analysis.

LEASING ASSUMPTIONS		
TENANT CATEGORY	Suites 154-158	Suite 152
WEIGHTED ITEMS		
Renewal Probability	65.00%	65.00%
Market Rent	$9.00	$12.00
Months Vacant	6.00	6.00
Tenant Improvements		
New Leases	$2.50	$2.50
Renewal Leases	$0.00	$0.00
Leasing Commissions (1)		
New Leases	6.00%	6.00%
Renewal Leases	3.00%	3.00%
Free Rent		
New Leases	0	0
Renewal Leases	0	0
NON-WEIGHTED ITEMS		
Lease Term (years)	5	5
Lease Type (reimbursements)	Net	Net
Contract Rent Increase Projection	3% annual	3% annual

Compiled by Cushman & Wakefield Western, Inc.

(1) Leasing Commissions are detailed below

Leasing Commissions

We have modeled leasing commissions in accordance with local market standards. The standard leasing commission for new leases is 6.0 percent of the scheduled rental income in years 1 through 3, and 3.0 percent of scheduled rental income for all remaining years. On new leases, the leasing broker is entitled to a full commission. On renewing leases, the leasing broker is entitled to one half of the full commission.

FINANCIAL ASSUMPTIONS

The financial assumptions used in the DCF process are discussed in the following commentary.

Terminal Capitalization Rate Selection

A terminal capitalization rate was used to develop an opinion of the market value of the property at the end of the assumed investment holding period. The rate is applied to the net operating income following year 10 before making deductions for leasing commissions, tenant improvement allowances and reserves for replacement. We developed an opinion of an appropriate terminal capitalization rate based on rates in current investor surveys.

TERMINAL CAPITALIZATION RATES (OAR_{out})			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	6.50% - 12.00%	8.51%

Korpacz - Refers to National Strip Shopping Center market regardless of class or occupancy

Investors will typically use a slightly more conservative overall rate when exiting an investment versus the rate that would be used going into the investment. This accounts both for the aging associated with the improvements over the course of the holding period, and for any unforeseen risks that might arise over that time period.

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RETAIL CENTER INCOME CAPITALIZATION APPROACH 76

As a result, we applied a terminal rate of 8.25 percent in our analysis. This rate is 127 basis points above the overall rate going into the investment, which is considered reasonable given the projected growth in NOI over the course of the holding period.

Reversionary Sales Costs

We estimated the cost of sale at the time of reversion to be 3.00 percent, which is in keeping with local market practice.

Discount Rate Selection

We developed an opinion of future cash flows, including property value at reversion, and discounted that income stream at an internal rate of return (IRR) currently required by investors for similar-quality real property. The IRR (also known as yield) is the single rate that discounts all future equity benefits (cash flows and equity reversion) to an opinion of net present value.

The Korpacz Investor survey indicates the following internal rates of return for competitive properties:

DISCOUNT RATES (IRR)

Survey Date Range Average

Korpacz Third Quarter 2010 6.00% - 12.50% 9.19%

Korpacz - Refers to National Strip Shopping Center market regardless of class or occupancy

The above table summarizes the investment parameters of some of the most prominent investors currently acquiring similar investment properties in the United States. We realize that this type of survey reflects target rather than transactional rates. Transactional rates are usually difficult to obtain in the verification process and are actually only target rates of the buyer at the time of sale. The property’s performance will ultimately determine the actual yield at the time of sale after a specific holding period.

We previously discussed all factors that would influence our selection of a discount rate for the subject property. Given all of these factors, we discounted our cash flow and reversionary value projections at an internal rate of return of 9.25 percent.

The ARGUS cash flow is presented on the following page. The cash flow commencement date is December 1, 2010.

Discounted Cash Flow Method Conclusion

Our cash flow projection and valuation matrix are presented at the end of this section.

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 77

ANNUAL CASH FLOW REPORT Retail Center												Annual Growth
	1	2	3	4	5	6	7	8	9	10	11	Year 1 -
For the Years Beginning	Dec-10	Dec-11	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	Dec-17	Dec-18	Dec-19	Dec-20	
For the Years Ending	Nov-11	Nov-12	Nov-13	Nov-14	Nov-15	Nov-16	Nov-17	Nov-18	Nov-19	Nov-20	Nov-21	Year 10
Base Rental Revenue	$ 153,297	$ 151,110	$ 142,426	$ 129,309	$ 121,426	$ 125,069	$ 128,590	$ 132,214	$ 136,796	$ 140,532	$ 144,749	-0.96%
Absorption & Turnover Vacancy	0	(5,216)	(3,892)	(10,527)	0	0	(3,904)	(6,536)	(12,204)	0	0	
Scheduled Base Rental Revenue	$ 153,297	$ 145,894	$ 138,534	$ 118,782	$ 121,426	$ 125,069	$ 124,686	$ 125,678	$ 124,592	$ 140,532	$ 144,749	-0.96%
Insurance	604	780	1,854	3,260	4,634	4,773	4,756	4,795	4,795	5,372	5,533	27.48%
Management	867	1,088	2,662	4,783	7,135	7,389	7,135	7,368	7,148	8,249	8,560	28.44%
CAM	6,899	8,908	21,183	37,266	52,961	54,550	54,340	54,810	54,789	61,396	63,239	27.49%
Real Estate Taxes	1,739	2,223	5,236	9,122	12,839	13,096	12,920	12,905	12,775	14,257	15,445	26.34%
Total Reimbursement Revenue	$ 10,109	$ 12,999	$ 30,935	$ 54,431	$ 77,569	$ 79,808	$ 79,151	$ 79,878	$ 79,507	$ 89,274	$ 92,777	27.38%
TOTAL GROSS REVENUE	$ 163,406	$ 158,893	$ 169,469	$ 173,213	$ 198,995	$ 204,877	$ 203,837	$ 205,556	$ 204,099	$ 229,806	$ 237,526	3.86%
General Vacancy	(13,072)	(7,913)	(9,977)	(4,172)	(15,920)	(16,390)	(12,715)	(10,431)	(5,100)	(18,384)	(19,002)	3.86%
Collection Loss	(3,268)	(3,178)	(3,389)	(3,464)	(3,980)	(4,098)	(4,077)	(4,111)	(4,082)	(4,596)	(4,751)	3.86%
EFFECTIVE GROSS REVENUE	$ 147,066	$ 147,802	$ 156,103	$ 165,577	$ 179,095	$ 184,389	$ 187,045	$ 191,014	$ 194,917	$ 206,826	$ 213,773	3.86%
Insurance	4,117	4,241	4,368	4,499	4,634	4,773	4,916	5,063	5,215	5,372	5,533	3.00%
Management	5,883	5,912	6,244	6,623	7,164	7,376	7,482	7,641	7,797	8,273	8,551	3.86%
CAM	47,052	48,464	49,917	51,415	52,957	54,546	56,183	57,868	59,604	61,392	63,234	3.00%
Real Estate Taxes	11,862	12,099	12,341	12,588	12,839	13,096	13,358	13,625	13,898	14,176	15,524	2.00%
TOTAL OPERATING EXPENSES	$ 68,914	$ 70,716	$ 72,870	$ 75,125	$ 77,594	$ 79,791	$ 81,939	$ 84,197	$ 86,514	$ 89,213	$ 92,842	2.91%
NET OPERATING INCOME	$ 78,152	$ 77,086	$ 83,233	$ 90,452	$ 101,501	$ 104,598	$ 105,106	$ 106,817	$ 108,403	$ 117,613	$ 120,931	4.65%
Capital Reserve	2,353	2,423	2,496	2,571	2,648	2,727	2,809	2,893	2,980	3,070	3,162	3.00%
Tenant Improvements	0	3,134	2,408	5,442	0	0	1,199	2,506	9,185	0	0	
Leasing Commissions	0	6,729	5,020	13,580	0	0	2,500	5,225	21,737	0	0	
TOTAL LEASING & CAPITAL COSTS	$ 2,353	$ 12,286	$ 9,924	$ 21,593	$ 2,648	$ 2,727	$ 6,508	$ 10,624	$ 33,902	$ 3,070	$ 3,162	3.00%
CASH FLOW BEFORE DEBT SERVICE	$ 75,799	$ 64,800	$ 73,309	$ 68,859	$ 98,853	$ 101,871	$ 98,598	$ 96,193	$ 74,501	$ 114,543	$ 117,769	4.69%
Implied Overall Rate	6.98%	6.88%	7.43%	8.08%	9.06%	9.34%	9.38%	9.54%	9.68%	10.50%		
Cash on Cash Return	6.77%	5.79%	6.55%	6.15%	8.83%	9.10%	8.80%	8.59%	6.65%	10.23%		

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 78

The following graph depicts the forecasted change in both net income and net cash flow over the analysis period.

The results of the DCF analysis are presented below:

PRICING MATRIX- Market Value As Is

Terminal Cap Rates Discount Rate (IRR) for Cash Flow

7.25% 8.25% 9.25% 10.25% 11.25%

6.25% $ 1,519,089 $ 1,408,521 $ 1,307,872 $ 1,216,144 $ 1,132,450

7.25% $ 1,390,525 $ 1,291,353 $ 1,200,997 $ 1,118,576 $ 1,043,306

8.25% $ 1,293,128 $ 1,202,588 $ 1,120,031 $ 1,044,661 $ 975,773

9.25% $ 1,216,790 $ 1,133,016 $ 1,056,571 $ 986,728 $ 922,841

10.25% $ 1,155,347 $ 1,077,019 $ 1,005,493 $ 940,099 $ 880,238

IRR Reversion 7.25% 8.25% 9.25% 10.25% 11.25%

Cost of Sale at Reversion: 3.00%

Percent Residual: 52.41%

Rounded to nearest $50,000 $1,100,000 $94

Based on the rates selected, the value via the DCF analysis is estimated at $1,100,000, rounded. The reversion contributes 52.41 percent to this value estimate.

INVESTMENT CONSIDERATIONS

The Financial Crisis

The credit crunch that began to unfold in the U.S. in mid-2007 evolved into a global financial crisis by October 2008, soon after the Lehman Brothers bankruptcy. Many market observers equate this crisis as the greatest challenge to the world’s economic health since the Great Depression. Its effects have radically reshaped the financial sector, and its consequences continue to impact nearly every other industry. Although many financial experts believe that the worst may be behind us, economic data continues to send mixed signals.

From the start, government efforts to combat the crisis were not only robust but also unprecedented. The Emergency Economic Stabilization Act of October 2008 (EESA) allowed Treasury to facilitate the $700.0 billion Troubled Asset Relief Program (TARP) also known as “the bailout.” In February of 2009, the American Recovery

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 79

and Reinvestment Act of 2009 (AARA) was enacted by Congress and signed into law. Better known as the “stimulus bill,” the $787.0 billion package included federal tax cuts and extended unemployment benefits, in addition to increasing domestic spending on education, health care, and infrastructure. So far, about a third of the “stimulus” money has been spent. Time will tell if a second “stimulus” is needed, as some leading economists argue. For the time being, however, it appears that government policies have successfully reinvigorated the financial markets.

The fallout from the crisis was significant, widespread, and permanently altered the financial landscape. Institutions such as Lehman Brothers, which had been around for well over a century, were acquired, filed for Chapter 11 bankruptcy protection, or placed into federal conservatorship. Money from TARP flooded these companies with the much-needed cash to stay afloat, pulling them, and the economy at large, from the brink of collapse. To date, a few major institutions such as Bank of America, JPMorgan Chase, and Goldman Sachs have repaid their TARP loans; however, the Treasury Department announced in early September 2010 that more than a sixth of institutions (primarily small banks) that received federal aid have missed their scheduled quarterly dividend payments.

Currently, the biggest concern for investors is job growth and its consequent impact on leasing activity. Without this core demand driver and a solid economic recovery, occupancy and rents will not recover and market revitalization will be muted. In the first half of 2010, a renewed vigor in the capital markets helped lift values and compressed overall capitalization rates in some transactions. This is beginning to show up in sales and investor surveys, however the sustainability of this trend will become clearer as the year comes to a close and more evidence emerges.

Economic Impact

On September 20, 2010 the National Bureau of Economic Research (NBER) announced that the recession that began in December 2007 officially ended in June 2009. At 18 months, it is the longest economic slump since the Great Depression. The NBER emphasized that the economy is still not operating at normal capacity, stressing that only the period of declining economic activity, which is measured by indicators such as economic output and incomes, has come to an end.

Although the economy still faces stubbornly slow growth and persistently high joblessness, enough positive indicators show that the economy may avoid a dip back into another recession. Helping support this belief is not only the recent string of better-than-expected data on housing, manufacturing and employment, but companys’ earnings have steadily improved throughout the course of the year. In fact, expectations are high that this trend will continue into the new year, raising hopes that firms may soon begin hiring in earnest again. Still, economic woes persist and most experts remain cautiously optimistic about the future of the economy, with some not entirely ruling out the possibility of a double dip recession just yet.

Listed below are some notable economic trends:

• Real gross domestic product (GDP) for third quarter 2010 was revised up to 2.5 percent from an initially estimated 2.0 percent. This is a notable increase over the second-quarter gain of 1.7 but a much more moderate pace than the 5.0 and 3.7 percent growth rates seen in fourth quarter 2009 and first quarter 2010, respectively.

• In November 2010, the economy added 39,000 jobs but the unemployment rate rose to 9.8 percent. Included in the Department of Labor’s report was an upward revision in October’s number, bringing the month’s total new jobs to 172,000. More than 15.0 million people remain unemployed and 6.3 million have been without a job for six months or longer.

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RETAIL CENTER INCOME CAPITALIZATION APPROACH 80

• In October 2010, U.S. retail sales rose 1.2 percent, nearly double the gain that was expected and the largest jump since March. A large part of this increase was driven by auto sales, as sales for big US retailers reported lackluster sales in October.

• The National Association of Realtors (NAR) reported that October 2010 existing home sales decreased 2.2 percent to a seasonally adjusted annual rate of 4.4 million following two monthly gains. NAR expects this pattern to continue as the housing market is experiencing an “uneven recovery”.

Commercial Real Estate Market Impact

During the recession and its immediate aftermath, reduced credit availability and sellers’ refusals to lower pricing, translated into significantly reduced transaction volume. According to Real Capital Analytics, the dollar volume of commercial real estate sales increased about 300.0 percent between 2003 and 2007, but decreased by 71.0 percent in 2008, and by roughly 63.0 percent in 2009. Total volume in 2009 was 89.0 percent below the frenetic pace recorded in 2007.

This year, however, positive indicators across all property types, including higher transaction volume, an increase in portfolio sales, compressed yields and the return of aggressive bidding, point to a market recovery. In fact, the investment market for commercial real estate entered the fourth quarter in its healthiest position since late 2007, when financing had already started to weaken. For third quarter 2010, sales volume totaled $66.3 billion, a 115.1 percent increase over third quarter 2009, and already surpassing year-end 2009 total sales volume by 22.0 percent.

The following graph displays national transaction activity by property type between 2001 and third quarter 2010:

National Transaction Activity by Property Type

Source: Real Capital Analytics, Inc.

* Year-to-Date 2010, Hotel data not avail. until 2004, Numbers reflect billions

Though Federal monetary policy (low interest rates) remains favorable for real estate investors, market remains essentially bifurcated. On one end of the spectrum, significant capital is chasing the highest quality, institutional-grade assets, which is leading to compressed OARs. On the other end of the spectrum is the distressed market wherein large opportunity funds are looking for larger distressed properties and value-add opportunities. There is still a very limited market for properties in the middle.

Other important points to consider include:

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 81

• Trends in the distressed property market are improving, as there are neither excess inflows or a strong uptick in exits. This trend is expected to continue and suggests that the market may be approaching an inflection point sometime in the near future.

• Although the distressed property market is tapering, these properties still make up a significant part of the market and loan restructuring is more common as a result. Fortunately, adjusting debt service coverage ratios and the handling of non-performing loans, in general, are more easily accommodated in the current low interest rate environment.

• Despite an improved credit market, not all borrowers are benefiting equally. Lenders remain sensitive to risk which gives higher quality borrowers a distinct advantage. This stimulates an uneven improvement in prices and transaction volume across property types and markets.

• A growing number of market experts believe that office and industrial markets have reached a bottom in most major markets across the country. This is evidenced by stabilizing vacancy rates and the return of positive absorption.

Conclusion

As market observers who simulate behavior rather than affect it, we still await market evidence as to the long-term impact of the credit crisis. Risk is considered in the context of our anticipation of rental growth and most vividly in our overall capitalization and discount rate selections. Current active investor behavior reflects a higher cost of capital with the exception of top tier assets in target markets, concern about the economy, a reduced pool of investors (although this is growing), and more conservative rent growth and cash flow modeling assumptions. We recognize also that the new market purchasers will have a greater equity interest and lenders will be working with more conventional lending margins, debt and equity coverage.

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 82

The factors listed below have been key to our valuation of this property and will have an impact on our selection of all investor rates.

INVESTMENT CONSIDERATIONS

Attained Rents Versus Market:

The subject’s attained rents (exclusive of expense contributions) are 5.06 percent

NOI Growth:

The subject’s NOI is expected to grow 5.45 percent per annum from the first stabilized year of the analysis through the holding period. This rate of growth exceeds levels expected in this market.

Lease Expiration Exposure:

Within the first five years of the analysis a total of 100 percent of the total net rentable area is scheduled to rollover. Extending to a ten-year period, a total of 200 percent of the space is scheduled to expire. The peak expiration occurs in year 4, when a total of 5,692 square feet is scheduled to expire. This is considered a moderate rollover exposure within this market.

Credit Tenants:

The subject property has no credit tenants. As such, the investments rates selected will be slightly more conservative than market indicators.

Real Estate Market Trends:

Real estate market trends have a significant bearing on the value of real property. The real estate market in which the subject property is located is currently declining.

Tenant Quality:

The quality of a property’s tenant base is an important factor that is scrutinized by investors prior to acquiring real property. The quality of the subject’s tenant roster is considered to be average.

Property Rating:

After considering all of the physical characteristics of the subject, we have concluded that this property has an overall rating that is average, when measured against other properties in this marketplace.

Location Rating:

After considering all of the locational aspects of the subject, including regional and local accessibility as well as overall visibility, we have concluded that the location of this property is average.

Overall Investment Appeal:

There are many factors that are considered prior to investing in this type of property. After considering all of these factors, we conclude that this property has average overall investment appeal.

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 83

INVESTOR SURVEY TRENDS

Historic trends in real estate investment help us understand the current and future direction of the market. Investors’ return requirements are a benchmark by which real estate assets are bought and sold. The following graph shows the historic trends for the subject’s asset class spanning a period of four years as reported in the Korpacz Real Estate Investor Survey published by PricewaterhouseCoopers.

INVESTOR SURVEY HISTORICAL RESULTS

Survey: KORPACZ End Quarter:

Property Type: NATIONAL STRIP SHOPPING CENTER 3Q 10

Quarter 4Q 06 1Q 07 2Q 07 3Q 07 4Q 07 1Q 08 2Q 08 3Q 08 4Q 08 1Q 09 2Q 09 3Q 09 4Q 09 1Q 10 2Q 10 3Q 10

OAR (average) 7.27% 7.38% 7.35% 7.20% 7.24% 7.28% 7.32% 7.33% 7.49% 7.63% 7.91% 8.41% 8.53% 8.49% 8.38% 8.09%

Terminal OAR (average) 7.88% 7.95% 7.80% 7.75% 7.75% 7.78% 7.85% 7.89% 7.82% 7.95% 8.07% 8.61% 8.63% 8.86% 8.63% 8.51%

IRR (average) 8.36% 8.39% 8.34% 8.34% 8.34% 8.34% 8.39% 8.39% 8.49% 8.59% 8.98% 9.38% 9.44% 9.58% 9.46% 9.19%

INVESTOR SURVEY HISTORICAL RESULTS

ANALYSIS PERIOD

Source: Korpacz Real Estate Investor Survey

As the chart illustrates, the return requirements cited by investors are climbing to more conservative levels than experienced in recent quarters. The financial crisis has made investors more cautious and risk-averse.

VALUATION & ADVISORY

RETAIL CENTER INCOME CAPITALIZATION APPROACH 84

DIRECT CAPITALIZATION

To further support our value conclusion derived via the discounted cash flow, we have also considered the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. We considered the indicated overall rates from the comparable sales utilized in the Sales Comparison Approach as well as those rates established in our Investor Survey.

CAPITALIZATION RATE ANALYSIS

In the direct capitalization method we estimated a value by dividing the subject’s net operating income by an overall capitalization rate. This overall rate (OAR) is selected based on our analysis of market sales and reported requirements from the category of investor most representative of the buyers for this asset. The overall rate is calculated by dividing the net operating income from the sales by their respective sales prices.

INCOME AND EXPENSE PRO FORMA

The following chart summarizes our opinion of income and expenses for year one, which is the first stabilized year in this analysis.

SUMMARY OF REVENUE AND EXPENSES

Stabilized Year For Direct Capitalization: Year One

REVENUE Annual $/SF% of EGI

Base Rental Revenue $153,297 $13.03

Reimbursement Revenue 10,109 0.86 n/a

POTENTIAL GROSS REVENUE $163,406 $13.89

Vacancy and Collection Loss (16,340) (1.39)

EFFECTIVE GROSS REVENUE $147,066 $12.50 100.00%

OPERATING EXPENSES

Property Insurance 4,117 0.35 2.80%

Management Fees 5,883 0.50 4.00%

Common Area Maintenance 47,052 4.00 31.99%

Total Operating Expenses $57,052 $4.85 38.79%

Real Estate Taxes $11,862 $1.01 8.07%

TOTAL EXPENSES $68,914 $5.86 46.86%

NET OPERATING INCOME $78,152 $6.64 53.14%

Compiled by Cushman & Wakefield Western, Inc.

CAPITALIZATION RATE ANALYSIS

On the following pages we discuss the process of how we determine an appropriate overall capitalization rate to apply to the subject’s forecast net income.

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RETAIL CENTER INCOME CAPITALIZATION APPROACH 85

CAPITALIZATION RATE FROM COMPARABLE SALES

The following table summarizes overall capitalization rates derived from the improved property sales.

CAPITALIZATION RATE SUMMARY			
No.	Name and Location	Sales Date	Capitalization Rate
1	Sun West Plaza 228 W. Hospitality Lane	12/2010	8.00%
2	Stater Brothers Center 8228-8268 Sierra Avenue	8/2010	7.79%
3	Magnolia Village 10901-10995 Magnolia Avenue	8/2010	7.90%
4	Paramount Plaza 15727-15735 Downey Avenue	12/2009	8.50%
5	Tustin Courtyard 14945 Holt Avenue	10/2009	8.24%
STATISTICS			
Sample Size		5	5
Low		10/2009	7.79%
High		12/2010	8.50%
Median		8/2010	8.00%
Average		5/2010	8.09%

Compiled by Cushman & Wakefield Western, Inc.

CAPITALIZATION RATE FROM INVESTOR SURVEYS

We considered data extracted from the Korpacz Real Estate Investor Survey for competitive properties. Earlier in the report, we presented historical capitalization rates for the prior four year period. The most recent information from this survey is listed below:

CAPITALIZATION RATES			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	5.50% - 11.40%	8.09%

Korpacz - Refers to National Strip Shopping Center market regardless of class or occupancy

CAPITALIZATION RATE CONCLUSION

We considered all aspects of the subject property that would influence the overall rate. Our analysis suggests that a capitalization rate of 7.50 percent represents reasonable investor criteria under current market conditions.

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

RETAIL CENTER INCOME CAPITALIZATION APPROACH 86

DIRECT CAPITALIZATION METHOD CONCLUSION

In the Direct Capitalization Method, we developed an opinion of market value by dividing year one net operating income by our selected overall capitalization rate. Our conclusion using the Direct Capitalization Method is as follows:

DIRECT CAPITALIZATION METHOD

Market Value As Is

NET OPERATING INCOME $78,152 $6.64

Sensitivity Analysis (0.50% OAR Spread) Value $/SF GLA

Based on Low-Range of 7.00% $1,116,457 $94.91

Based on Most Probable Range of 7.50% $1,042,027 $88.59

Based on High-Range of 8.00% $976,900 $83.05

Indicated Value $1,042,027 $88.59

Rounded to nearest $50,000 $1,050,000 $89.26

Compiled by Cushman & Wakefield Western, Inc.

RECONCILIATION WITHIN THE INCOME CAPITALIZATION APPROACH

The following is a summary of our concluded values in the Income Capitalization Approach:

INCOME CAPITALIZATION APPROACH CONCLUSION

Methodology As Is Value PSF

Discounted Cash Flow $1,100,000 $93.51

Direct Capitalization $1,050,000 $89.26

Income Approach Conclusion $1,050,000 $89.26

Compiled by Cushman & Wakefield Western, Inc.

VALUATION & ADVISORY

RETAIL CENTER RECONCILIATION AND FINAL VALUE OPINION 87

RECONCILIATION AND FINAL VALUE OPINION

VALUATION METHODOLOGY REVIEW AND RECONCILIATION

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that these approaches would be considered applicable and/or necessary for market participants. The Cost Approach was not developed because investors do not typically utilize replacement cost as the basis for their investment decisions, for this type of property. The estimate of physical obsolescence is somewhat speculative. In addition, new retail development is not economically feasible in the current recessionary environment.

The approaches indicated the following:

FINAL VALUE RECONCILIATION

Date of Value As Is Value December 6, 2010 PSF

Sales Comparison Approach

Percentage Adjustment Method $1,200,000 $102.01

Income Capitalization Approach

Discounted Cash Flow $1,100,000 $93.51

Direct Capitalization $1,050,000 $89.26

Conclusion $1,050,000 $89.26

Final Value Conclusion $1,050,000 $89.26

Compiled by Cushman & Wakefield Western, Inc.

The Sales Comparison Approach consists of the collection and analysis of data relevant to actual sales of properties deemed comparable to the subject property. Properties which have been sold are compared to the property under appraisal and adjustments to the sale prices are made based on differences between the subject property and the comparable sales. Adjustments are typically made for property rights conveyed, the financial terms incorporated into the transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. This approach was used as a secondary method of value due to the significant differences between the comparable data, including varied locations, tenant mixes, income profiles, and dates of the activity.

The Income Capitalization Approach is considered the most appropriate technique for estimating the value of the subject property. Not only does this approach represent the most direct and accurate simulation of market behavior, it is the method explicitly employed by buyers and sellers in acquisition and disposition decisions, and discounted cash flow analysis in particular provides the most accurate measure of the property’s current leasing and operating profile as well as the potential future revenues and net cash flows. Therefore, we concluded the Income Approach provides the most reliable estimate of value for the subject property.

RETAIL CENTER RECONCILIATION AND FINAL VALUE OPINION 88

MARKET VALUE AS IS

Based on the Scope of Work agreed to with the Client, and as outlined in the accompanying report, we developed an opinion that the Market Value of the Leased Fee estate of the subject property, subject to the assumptions and limiting conditions, certifications, and extraordinary assumptions, if any, and definitions, “As-Is” on December 10, 2010, was:

ONE MILLION FIFTY THOUSAND DOLLARS

$1,050,000

EXPOSURE TIME

Based on our review of national investor surveys, discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been approximately nine (9) months. This assumes an active and professional marketing plan would have been employed by the current owner.

VALUATION & ADVISORY

RETAIL CENTER ASSUMPTIONS AND LIMITING CONDITIONS 89

ASSUMPTIONS AND LIMITING CONDITIONS

“Report” means the appraisal or consulting report and conclusions stated therein, to which these Assumptions and Limiting Conditions are annexed.

“Property” means the subject of the Report.

“C&W” means Cushman & Wakefield, Inc. or its subsidiary that issued the Report.

“Appraiser(s)” means the employee(s) of C&W who prepared and signed the Report.

The Report has been made subject to the following assumptions and limiting conditions:

• No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters that are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

• The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters. Any authorized user of the Report is obligated to bring to the attention of C&W any inaccuracies or errors that it believes are contained in the Report.

• The opinions are only as of the date stated in the Report. Changes since that date in external and market factors or in the Property itself can significantly affect the conclusions in the Report.

• The Report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other analyses. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Reference to the Appraisal Institute or to the MAI designation is prohibited. Except as may be otherwise stated in the letter of engagement, the Report may not be used by any person(s) other than the party(ies) to whom it is addressed or for purposes other than that for which it was prepared. No part of the Report shall be conveyed to the public through advertising, or used in any sales, promotion, offering or SEC material without C&W’s prior written consent. Any authorized user(s) of this Report who provides a copy to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including attorneys’ fees, incurred in investigating and defending any claim arising from or in any way connected to the use of, or reliance upon, the Report by any such unauthorized person(s) or entity(ies).

• Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

• The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Report; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value opinion contained in the Report is based.

• The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural components or for the condition of mechanical equipment, plumbing or electrical components.

• The forecasted potential gross income referred to in the Report may be based on lease summaries provided by the owner or third parties. The Report assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

VALUATION & ADVISORY

RETAIL CENTER ASSUMPTIONS AND LIMITING CONDITIONS 90

• The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser’s best opinions of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser’s task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Report, envisages for the future in terms of rental rates, expenses, and supply and demand.

• Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials that may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

• Unless otherwise stated in the Report, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed to determine the compliance of the Property with the requirements of the ADA and the impact of these matters on the opinion of value.

• If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider this Report as only one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in this Report.

• In the event of a claim against C&W or its affiliates or their respective officers or employees or the Appraisers in connection with or in any way relating to this Report or this engagement, the maximum damages recoverable shall be the amount of the monies actually collected by C&W or its affiliates for this Report and under no circumstances shall any claim for consequential damages be made.

• If the Report is referred to or included in any offering material or prospectus, the Report shall be deemed referred to or included for informational purposes only and C&W, its employees and the Appraiser have no liability to such recipients.

C&W disclaims any and all liability to any party other than the party that retained C&W to prepare the Report.

• Any estimate of insurable value, if included within the agreed upon scope of work and presented within this report, is based upon figures derived from a national cost estimating service and is developed consistent with industry practices.

However, actual local and regional construction costs may vary significantly from our estimate and individual insurance policies and underwriters have varied specifications, exclusions, and non-insurable items. As such, we strongly recommend that the Client obtain estimates from professionals experienced in establishing insurance coverage for replacing any structure. This analysis should not be relied upon to determine insurance coverage. Furthermore, we make no warranties regarding the accuracy of this estimate.

• By use of this Report each party that uses this Report agrees to be bound by all of the Assumptions and Limiting Conditions, Hypothetical Conditions and Extraordinary Assumptions stated herein.

VALUATION & ADVISORY

RETAIL CENTER CERTIFICATION OF APPRAISAL 91

CERTIFICATION OF APPRAISAL

We certify that, to the best of our knowledge and belief:

• The statements of fact contained in this report are true and correct.

• The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

• We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

• We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

• Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

• Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

• The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice.

• The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

• Justin C Giordani did make a personal inspection of the property that is the subject of this report. James W. Myers, MAI did not make a personal inspection of the property that is the subject of this report.

• The signatories have not performed a previous appraisal of the subject property within the three years prior to this assignment.

• No one provided significant real property appraisal assistance to the persons signing this report.

• As of the date of this report, James W. Myers, MAI has completed the continuing education program of the Appraisal Institute.

• As of the date of this report, Justin C Giordani and James W. Myers, MAI have completed the Standards and Ethics Education Requirement of the Appraisal Institute for Associate Members.

Justin C Giordani

Director

CA Certified General Appraiser

License No. AG044363

justin.giordani@cushwake.com

(213) 955-6401 Office Direct

(213) 627-4044 Fax

James W. Myers, MAI

Executive Managing Director

CA Certified General Appraiser

License No. AG002662

jim.myers@cushwake.com

(213) 955-6493 Office Direct

(213) 627-4044 Fax

RETAIL CENTER GLOSSARY OF TERMS & DEFINITIONS 92

GLOSSARY OF TERMS & DEFINITIONS

The following definitions of pertinent terms are taken from The Dictionary of Real Estate Appraisal, Fifth Edition (2010), published by the Appraisal Institute, Chicago, IL, as well as other sources.

As Is Market Value

The estimate of the market value of real property in its current physical condition, use, and zoning as of the appraisal date. (Proposed Interagency Appraisal and Evaluation Guidelines, OCC-4810-33-P 20%)

Band of Investment

A technique in which the capitalization rates attributable to components of a capital investment are weighted and combined to derive a weighted-average rate attributable to the total investment.

Cash Equivalency

An analytical process in which the sale price of a transaction with nonmarket financing or financing with unusual conditions or incentives is converted into a price expressed in terms of cash.

Depreciation

1. In appraising, a loss in property value from any cause; the difference between the cost of an improvement on the effective date of the appraisal and the market value of the improvement on the same date. 2. In accounting, an allowance made against the loss in value of an asset for a defined purpose and computed using a specified method.

Ellwood Formula

A yield capitalization method that provides a formulaic solution for developing a capitalization rate for various combinations of equity yields and mortgage terms. The formula is applicable only to properties with stable or stabilized income streams and properties with income streams expected to change according to the J- or K-factor pattern. The formula is

RO = [YE – M (YE + P 1/Sn¬ – RM) – ΔO 1/S n¬] / [1 + ΔI J]

where

RO = Overall Capitalization Rate

YE = Equity Yield Rate

M = Loan-to-Value Ratio

P = Percentage of Loan Paid Off

1/S n¬ = Sinking Fund Factor at the Equity Yield Rate

RM =Mortgage Capitalization Rate

ΔO = Change in Total Property Value

ΔI = Total Ratio Change in Income

J = J Factor

Also called mortgage-equity formula.

Exposure Time

1. The time a property remains on the market. 2. The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based on an analysis of past events assuming a competitive and open market. See also marketing time.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Hypothetical Conditions

A hypothetical condition is “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

Insurable Value

A type of value for insurance purposes.

Leased Fee Interest

A freehold (ownership interest) where the possessory interest has been granted to another party by creation of a contractual landlord-tenant relationship (i.e., a lease).

Leasehold Interest

The tenant’s possessory interest created by a lease. See also negative leasehold; positive leasehold.

Market Rent

The most probable rent that a property should bring in a competitive and open market reflecting all conditions and restrictions of the lease agreement, including permitted uses, use restrictions, expense obligations, term, concessions, renewal and purchase options, and tenant improvements (TIs).

VALUATION & ADVISORY

RETAIL CENTER GLOSSARY OF TERMS & DEFINITIONS 93

Market Value

The major focus of most real property appraisal assignments. Both economic and legal definitions of market value have been developed and refined.* 1. The most widely accepted components of market value are incorporated in the following definition: The most probable price that the specified property interest should sell for in a competitive market after a reasonable exposure time, as of a specified date, in cash, or in terms equivalent to cash, under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably, for self-interest, and assuming that neither is under duress. 2. Market value is described in the Uniform Standards of Professional Appraisal Practice (USPAP) as follows: A type of value, stated as an opinion, that presumes the transfer of a property (i.e., a right of ownership or a bundle of such rights), as of a certain date, under specific conditions set forth in the definition of the term identified by the appraiser as applicable in an appraisal. (USPAP, 2010-2011 ed.) USPAP also requires that certain items be included in every appraisal report. Among these items, the following are directly related to the definition of market value:

• Identification of the specific property rights to be appraised.

• Statement of the effective date of the value opinion.

• Specification as to whether cash, terms equivalent to cash, or other precisely described financing terms are assumed as the basis of the appraisal.

• If the appraisal is conditioned upon financing or other terms, specification as to whether the financing or terms are at, below, or above market interest rates and/or contain unusual conditions or incentives. The terms of above- or below-market interest rates and/or other special incentives must be clearly set forth; their contribution to, or negative influence on, value must be described and estimated; and the market data supporting the opinion of value must be described and explained. 3. The following definition of market value is used by agencies that regulate federally insured financial institutions in the United States: The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

• Buyer and seller are typically motivated;

• Both parties are well informed or well advised, and acting in what they consider their own best interests;

• A reasonable time is allowed for exposure in the open market;

• Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

• The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (12 C.F.R. Part 34.42(g); 55 Federal Register 34696, August 24, 1990, as amended at 57 Federal Register 12202, April 9, 1992; 59 Federal Register 29499, June 7, 1994) 4. The International Valuation Standards Council defines market value for the purpose of international standards as follows: The estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently, and without compulsion. (International Valuation Standards, 8th ed., 2007) 5. Market value is the amount in cash, or on terms reasonably equivalent to cash, for which in all probability the property would have sold on the effective date of the appraisal, after a reasonable exposure time on the open competitive market, from a willing and reasonably knowledgeable seller to a willing and reasonably knowledgeable buyer, with neither acting under any compulsion to buy or sell, giving due consideration to all available economic uses of the property at the time of the appraisal. (Uniform Standards for Federal Land Acquisitions)

Mortgage-Equity Analysis

Capitalization and investment analysis procedures that recognize how mortgage terms and equity requirements affect the value of income-producing property.

Operating Expenses

Other Taxes, Fees & Permits - Personal property taxes, sales taxes, utility taxes, fees and permit expenses.

Property Insurance – Coverage for loss or damage to the property caused by the perils of fire, lightning, extended coverage perils, vandalism and malicious mischief, and additional perils.

Management Fees - The sum paid for management services. Management services may be contracted for or provided by the property owner. Management expenses may include supervision, on-site offices or apartments for resident managers, telephone service, clerical help, legal or accounting services, printing and postage, and advertising. Management fees may occasionally be included among recoverable operating expenses Total Administrative Fees – Depending on the nature of the real estate, these usually include professional fees and other general administrative expenses, such as rent of offices and the services needed to operate the property. Administrative expenses can be provided either in the following expense subcategories or in a bulk total. 1) Professional Fees – Fees paid for any professional services contracted for or incurred in property operation; or 2) Other Administrative – Any other general administrative expenses incurred in property operation.

Heating Fuel - The cost of heating fuel purchased from outside producers. The cost of heat is generally a tenant expense in single-tenant, industrial or retail properties, and apartment projects with individual heating units. It is a major expense item shown in operating statements for office buildings and many apartment properties. The fuel consumed may be coal, oil, or public steam. Heating supplies, maintenance, and workers’ wages are included in this expense category under certain accounting methods.

Electricity - The cost of electricity purchased from outside producers. Although the cost of electricity for leased space is frequently a tenant expense, and therefore not included in the operating expense statement, the owner may be responsible for lighting public areas and for the power needed to run elevators and other building equipment.

Gas - The cost of gas purchased from outside producers. When used for heating and air conditioning, gas can be a major expense item that is either paid by the tenant or reflected in the rent.

Water & Sewer - The cost of water consumed, including water specially treated for the circulating ice water system, or purchased for drinking purposes. The cost of water is a major consideration for industrial plants that use processes depending on water and for multifamily projects, in which the cost of sewer service usually ties to the amount of water used. It is also an important consideration for laundries, restaurants, taverns, hotels, and similar operations.

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RETAIL CENTER GLOSSARY OF TERMS & DEFINITIONS 94

Other Utilities - The cost of other utilities purchased from outside producers.

Total Utilities - The cost of utilities net of energy sales to stores and others. Utilities are services rendered by public and private utility companies (e.g., electricity, gas, heating fuel, water/sewer and other utilities providers). Utility expenses can be provided either in expense subcategories or in a bulk total.

Repairs & Maintenance - All expenses incurred for the general repairs and maintenance of the building, including common areas and general upkeep. Repairs and maintenance expenses include elevator, HVAC, electrical and plumbing, structural/roof, and other repairs and maintenance expense items. Repairs and Maintenance expenses can be provided either in the following expense subcategories or in a bulk total. 1) Elevator - The expense of the contract and any additional expenses for elevator repairs and maintenance. This expense item may also include escalator repairs and maintenance. 2) HVAC – The expense of the contract and any additional expenses for heating, ventilation and air-conditioning systems. 3) Electrical & Plumbing - The expense of all repairs and maintenance associated with the property’s electrical and plumbing systems. 4) Structural/Roof - The expense of all repairs and maintenance associated with the property’s building structure and roof. 5) Pest Control – The expense of insect and rodent control. 6). Other Repairs & Maintenance - The cost of any other repairs and maintenance items not specifically included in other expense categories.

Common Area Maintenance - The common area is the total area within a property that is not designed for sale or rental, but is available for common use by all owners, tenants, or their invitees, e.g., parking and its appurtenances, malls, sidewalks, landscaped areas, recreation areas, public toilets, truck and service facilities. Common Area Maintenance (CAM) expenses can be entered in bulk or through the sub-categories. 1) Utilities – Cost of utilities that are included in CAM charges and passed through to tenants. 2) Repair & Maintenance – Cost of repair and maintenance items that are included in CAM charges and passed through to tenants. 3) Parking Lot Maintenance – Cost of parking lot maintenance items that are included in CAM charges and passed through to tenants. 4) Snow Removal – Cost of snow removal that are included in CAM charges and passed through to tenants. 5) Grounds Maintenance – Cost of ground maintenance items that are included in CAM charges and passed through to tenants. 6) Other CAM expenses are items that are included in CAM charges and passed through to tenants.

Painting & Decorating - This expense category is relevant to residential properties where the landlord is required to prepare a dwelling unit for occupancy in between tenancies.

Cleaning & Janitorial - The expenses for building cleaning and janitorial services, for both daytime and night-time cleaning and janitorial service for tenant spaces, public areas, atriums, elevators, restrooms, windows, etc. Cleaning and Janitorial expenses can be provided either in the following subcategories or entered in a bulk total. 1) Contract Services - The expense of cleaning and janitorial services contracted for with outside service providers. 2) Supplies, Materials & Misc. - The cost any cleaning materials and any other janitorial supplies required for property cleaning and janitorial services and not covered elsewhere. 3) Trash Removal—The expense of property trash and rubbish removal and related services. Sometimes this expense item includes the cost of pest control and/or snow removal .4) Other Cleaning/Janitorial - Any other cleaning and janitorial related expenses not included in other specific expense categories.

Advertising & Promotion - Expenses related to advertising, promotion, sales, and publicity and all related printing, stationary, artwork, magazine space, broadcasting, and postage related to marketing.

Professional Fees - All professional fees associated with property leasing activities including legal, accounting, data processing, and auditing costs to the extent necessary to satisfy tenant lease requirements and permanent lender requirements.

Total Payroll - The payroll expenses for all employees involved in the ongoing operation of the property, but whose salaries and wages are not included in other expense categories. Payroll expenses can be provided either in the following subcategories or entered in a bulk total. 1) Administrative Payroll - The payroll expenses for all employees involved in on-going property administration. 2) Repair & Maintenance Payroll - The expense of all employees involved in on-going repairs and maintenance of the property. 3) Cleaning Payroll - The expense of all employees involved in providing on-going cleaning and janitorial services to the property 4) Other Payroll - The expense of any other employees involved in providing services to the property not covered in other specific categories.

Security - Expenses related to the security of the Lessees and the Property. This expense item includes payroll, contract services and other security expenses not covered in other expense categories. This item also includes the expense of maintenance of security systems such as alarms and closed circuit television (CCTV), and ordinary supplies necessary to operate a security program, including batteries, control forms, access cards, and security uniforms.

Roads & Grounds - The cost of maintaining the grounds and parking areas of the property. This expense can vary widely depending on the type of property and its total area. Landscaping improvements can range from none to extensive beds, gardens and trees. In addition, hard-surfaced public parking areas with drains, lights, and marked car spaces are subject to intensive wear and can be costly to maintain.

Other Operating Expenses - Any other expenses incurred in the operation of the property not specifically covered elsewhere.

Real Estate Taxes - The tax levied on real estate (i.e., on the land, appurtenances, improvements, structures and buildings); typically by the state, county and/or municipality in which the property is located.

Prospective Opinion Of Value

A value opinion effective as of a specified future date. The term does not define a type of value. Instead, it identifies a value opinion as being effective at some specific future date. An opinion of value as of a prospective date is frequently sought in connection with projects that are proposed, under construction, or under conversion to a new use, or those that have not yet achieved sellout or a stabilized level of long-term occupancy.

Prospective Value Upon Reaching Stabilized Occupancy

The value of a property as of a point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. At such point, all capital outlays for tenant improvements, leasing commissions, marketing costs and other carrying charges are assumed to have been incurred.

Special, unusual, or Extraordinary Assumptions

Before completing the acquisition of a property, a prudent purchaser in the market typically exercises due diligence by making customary enquiries about the property. It is normal for a Valuer to make assumptions as to the most likely outcome of this due diligence process and to rely on actual information regarding such matters as provided by the client. Special, unusual, or extraordinary assumptions may be any additional assumptions relating to matters covered in the due diligence process, or may relate to other issues, such as the identity of the purchaser, the physical state of the property, the presence of environmental pollutants (e.g., ground water contamination), or the ability to redevelop the property.

VALUATION & ADVISORY

RETAIL CENTER ADDENDA CONTENTS

ADDENDA CONTENTS

ADDENDUM A: PROFESSIONAL QUALIFICATIONS

ADDENDUM B: CLIENT SATISFACTION SURVEY

VALUATION & ADVISORY

RETAIL CENTER

ADDENDA CONTENTS

ADDENDUM A :

PROFESSIONAL QUALIFICATIONS

VALUATION & ADVISORY

Professional Qualifications

James W. Myers, MAI

Executive Managing Director, Area Leader

Valuation & Advisory Services

Mr. James W. Myers, MAI is a Member of the Appraisal Institute (MAI) and is a licensed appraiser with the State of California and Hawaii. He joined Cushman & Wakefield in 1986, and has a broad range of experience in many types of real estate assets, including office, multifamily, retail, hotel, studio, data center/telecom, special purpose, and residential properties. Mr. Myers has specialized in valuation, highest and best use studies, arbitrations, litigation support, real estate tax appeals, consulting, and investment sales support and leasing support.

Experience

Appraisal and consulting assignments have included all major property types, with specialized emphasis on major office properties and data centers throughout the United States, as well as major multifamily and retail properties in Southern California. Has been involved in significant arbitrations relating to resets of ground leases and major leased premises.

Prior to joining Cushman & Wakefield in 1986, Mr. Myers was an appraiser for two years with Donahue and Company, Inc., a real estate company located in Newport Beach, where he applied emphasis on eminent domain litigation, special purpose and problem properties, easement valuation, and full and partial property damages.

Education

Kenyon College, Gambier, Ohio, Graduated 1975

Degree: Bachelor of Arts, English

Appraisal Education

Successfully completed all courses and experience requirements to qualify for the MAI designation. Also, he has completed the requirements of the continuing education program of the Appraisal Institute.

Memberships, Licenses and Professional Affiliations

• Designated Member, Appraisal Institute - MAI

• Certified General Real Estate Appraiser

Mr. Myers is a Certified General Real Estate Appraiser, #AG002662, expiring 04/02/12, according to the Office of Real Estate Appraisers of the State of California.

Special Awards

• Most recently, Mr. Myers was recognized as the Top Valuation Services Professional in Southern California for 2000, 2002, 2003, 2004 and 2006, and was the top valuation professional nationally in 1991, 2004, 2005 and 2006.

Professional Qualifications

Justin C. Giordani

Director

Valuation & Advisory Services

Mr. Giordani joined the Los Angeles office of Cushman & Wakefield in 2009. He is a Director in the Valuation & Advisory Services Group. Prior to joining the Los Angeles office of Cushman & Wakefield, Mr. Giordani worked as part of the Valuation & Advisory Services Group of Cushman & Wakefield’s New York City – Midtown Manhattan office, which he joined in May of 2001.

Experience

Since joining the division, Mr. Giordani has worked on various assignments including vacant land, air rights, office buildings, corporate headquarter facilities both existing and proposed, mixed-use properties, existing and proposed residential properties, subdivisions, warehouse and other investment properties throughout the states of New York and California. Work scope also includes an analysis of the national multi-family housing market.

Primary concentration from May 2001-2009 was centered on existing and proposed residential and mixed use properties throughout the five boroughs of New York City. Mr. Giordani’s multifamily experience includes work on a wide array of market rate, rent control and rent stabilized, Section 8, Mitchell Lama, and 80/20 buildings. These assignments include the analysis and valuation of tax exempt bond financing, low income housing tax credits, inclusionary housing certificates, and the valuation of various tax abatements and exemption programs including 421a, 421g, ICIP, J-51, etc.

Memberships, Licenses and Professional Affiliates

New York State Certified General Real Estate Appraiser (No. 48000041073)

California State Certified General Real Estate Appraiser (No. AG044363)

Associate Member, Appraisal Institute (No. 458976)

Education

University of Oregon

Eugene, Oregon

Degree: Bachelor of Science

Majors: Economics (Concentration in Banking & Finance)

Minor: Business Administration

Graduation Date: March 2001

Appraisal Education

Introduction to Real Estate Appraisal (Course R1)

Valuation Principles and Procedures (Course R2)

Introduction to Income Property Valuation (Course G1)

Principles of Income Property Appraising (Course G2)

Applied Income Property Valuation (Course G3)

Fair Housing, Fair Lending, and Environmental Issues (Course AQ-1)

Ethics and Standards of Professional Appraisal Practice

Advanced Sales Comparison and Cost Approaches (Course 530)

RETAIL CENTER ADDENDA CONTENTS

ADDENDUM B :

CLIENT SATISFACTION SURVEY

Survey Link: http://www.surveymonkey.com/s.aspx?sm=_2bZUxc1p1j1DWj6n_2fswh1KQ_3d_3d&c=10-38021-9027-4

C&W File ID: 10-38021-9027-4

Fax Option: (716) 852-0890

1. Given the scope and complexity of the assignment, please rate the development of the appraisal relative to the adequacy and relevance of the data, the appropriateness of the techniques used, and the reasonableness of the analyses, opinions, and conclusions:

Excellent

Good

Average

Below Average

Poor

Comments:

2. Please rate the appraisal report on clarity, attention to detail, and the extent to which it was presentable to your internal/external users without revisions:

Excellent

Good

Average

Below Average

Poor

Comments:

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ADDENDA CONTENTS

3. The appraiser communicated effectively by listening to your concerns, showed a sense of urgency in responding, and provided convincing support of his/her conclusions:

Not Applicable

Excellent

Good

Average

Below Average

Poor

Comments:

4. The report was on time as agreed, or was received within an acceptable time frame if unforeseen factors occurred after the engagement:

Yes

No

5. Please rate your overall satisfaction relative to cost, timing, and quality:

Excellent

Good

Average

Below Average

Poor

Comments:

6. Any additional comments or suggestions?

VALUATION & ADVISORY

RETAIL CENTER

ADDENDA CONTENTS

7. Would you like a representative of Cushman & Wakefield’s National Quality Control Committee to contact you?

Yes

No

Your Name:

Your Telephone Number:

Contact Information:

Scott Schafer

Managing Director, National Quality Control

(716) 852-7500, ext. 121

VALUATION & ADVISORY